Exhibit 2.1

Execution Version

AMENDED AND RESTATED

STOCK PURCHASE AGREEMENT

BY AND AMONG

ATLAS POWER FINANCE, LLC,

as Purchaser

GDF SUEZ ENERGY NORTH AMERICA, INC.,

as the Company

AND

INTERNATIONAL POWER, S.A.,

as Seller

June 27, 2016

i

5.19	Sufficiency of Assets	43
5.20	Insurance	43
5.21	No Other Representations or Warranties; Schedules	43

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF SELLER		44

6.1	Organization and Good Standing	44
6.2	Authorization of Agreement	44
6.3	Conflicts; Consents of Third Parties	44
6.4	Ownership and Transfer of Shares	45
6.5	Litigation	45
6.6	Financial Advisors	45
6.7	No Other Representations or Warranties	45

ARTICLE VII REPRESENTATIONS AND WARRANTIES OF PURCHASER		45

7.1	Organization and Good Standing	45
7.2	Authorization of Agreement	46
7.3	Conflicts; Consents of Third Parties	46
7.4	Litigation	47
7.5	Investment Intention	47
7.6	Financial Advisors	47
7.7	Financing	47
7.8	Solvency	48
7.9	Purchaser’s Acknowledgements; Nature of Representations; No Other Representations or Warranties	48

ARTICLE VIII COVENANTS		50

8.1	Access to Information	50
8.2	Conduct of the Business Pending the Closing	51
8.3	Consents	55
8.4	Regulatory Approvals	55
8.5	Further Assurances	57
8.6	Confidentiality	58
8.7	Indemnification, Exculpation and Insurance	59
8.8	Publicity	61
8.9	Use of Name	61
8.10	Financing	62
8.11	Employment and Employee Benefits	67
8.12	Disclosure Schedules; Supplementation and Amendment of Schedules	69
8.13	Control of Business	70
8.14	Hedge Contracts	70
8.15	Credit Support	71
8.16	Insurance	72

8.17	Mutual Release	73
8.18	Tax Matters	74
8.19	Continuing Employee Information	76
8.20	Termination of Affiliate Contracts and Obligations	77
8.21	No Solicitation; Alternative Transactions	77
8.22	Transition Services	77
8.23	Additional Cooperation	77
8.24	Northeast Energy LP	78

ARTICLE IX CONDITIONS TO CLOSING		78

9.1	Conditions Precedent to Obligations of Purchaser	78
9.2	Conditions Precedent to Obligations of Seller	79
9.3	Frustration of Closing Conditions	80

ARTICLE X INDEMNIFICATION		81

10.1	Survival of Representations and Warranties; Covenants	81
10.2	Indemnification by Seller	81
10.3	Indemnification by Purchaser	82
10.4	Indemnification Procedures	83
10.5	Certain Indemnification Matters; Certain Limitations on Indemnification	85
10.6	Calculation of Losses	87
10.7	Tax Treatment of Indemnity Payments	88
10.8	Exclusive Remedy; Waiver	88

ARTICLE XI MISCELLANEOUS		88

11.1	Expenses	88
11.2	Governing Law	88
11.3	Submission to Jurisdiction; Consent to Service of Process	89
11.4	Waiver of Jury Trial	89
11.5	Entire Agreement	89
11.6	Amendments and Waivers	90
11.7	Notices	90
11.8	Severability	92
11.9	Binding Effect; Assignment	92
11.10	Non-Recourse	92
11.11	Specific Performance	93
11.12	Counterparts	93
11.13	Provision Respecting Legal Representation	94
11.14	Financing Related Agreements	94
11.15	Amendment and Restatement; Consent	94

Schedules

Disclosure Schedule

Exhibits

Exhibit A	–	Dynegy Inc. Limited Guaranty
Exhibit B	–	Reorganization
Exhibit C	–	Net Working Capital Principles
Exhibit D	–	Target Net Working Capital Principles
Exhibit E	–	Agreement Regarding Privileged Information

AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of June 27, 2016, is entered into by and among Atlas Power Finance, LLC, a Delaware limited liability company (“Purchaser”), GDF SUEZ Energy North America, Inc., a Delaware corporation (the “Company”), and International Power, S.A., a “societe anonyme” under the laws of Belgium (“Seller”).

W I T N E S S E T H:

WHEREAS, Purchaser, the Company and Seller have entered into that certain Stock Purchase Agreement, dated as of February 24, 2016 (the “Effective Date”), as amended by Amendment No. 1 and Amendment No. 2 (the “Original SPA”);

WHEREAS, the Sponsor, in its capacity as guarantor of certain of Purchaser’s obligations hereunder, has executed a limited guaranty in favor of the Company in the form attached hereto as Exhibit A, respectively;

WHEREAS, at or prior to Closing, the Company and certain of its Affiliates will effectuate the reorganization (the “Reorganization”) in accordance in all material respects with Exhibit B;

WHEREAS, Seller owns 100% of the issued and outstanding shares of the Company’s common stock, $1.00 par value per share (the “Shares”);

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Shares for the purchase price and upon the terms and conditions hereinafter set forth;

WHEREAS, certain terms used in this Agreement are defined in Section 1.1; and

WHEREAS, pursuant to Section 11.6 of the Original SPA, Purchaser, the Company and Seller desire to amend and restate the Original SPA in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1                               Certain Definitions.

(a)                                 For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“2014 Long-Term Incentive Plan” means the Company’s Long-Term Incentive Plan pursuant to which cash-based incentive awards are payable based on the achievement of applicable performance criteria and goals over a three-year performance period for fiscal years 2014 through 2016.

“2015 Long-Term Incentive Plan” means the Company’s Long-Term Incentive Plan pursuant to which cash-based incentive awards are payable based on the achievement of applicable performance criteria and goals over a three-year performance period for fiscal years 2015 through 2017.

“2016 Cash Flow Adjustment” means an amount equal to the sum of the “Monthly Cash Flow” amounts (as set forth on Schedule 1.1(a)) set forth under the applicable months during the period (i) commencing on the Closing Date (with the Monthly Cash Flow for the month including the Closing Date prorated based on the number of days remaining in such month from and after the Closing Date) and (ii) ending on December 31, 2016. For the avoidance of doubt, the resultant amount may be a positive or negative number. For further avoidance of doubt, if the Closing Date occurs after December 31, 2016, the 2016 Cash Flow Adjustment shall be zero.

“2016 Long-Term Incentive Plan” means the Company’s Long-Term Incentive Plan pursuant to which cash-based incentive awards are payable based on the achievement of applicable performance criteria and goals over a three-year performance period for fiscal years 2016 through 2018.

“2016 Short-Term Incentive Plan” means the Company’s Short-Term Incentive Plan pursuant to which cash-based incentive awards are payable based on the achievement of applicable performance criteria and goals for fiscal year 2016.

“Accountant” has the meaning set forth in Section 3.3(b).

“Accounting Policies” means (a) the accounting principles, methods and practices utilized in preparing the Balance Sheet and related statement of income applied on a consistent basis with the Balance Sheet, using consistent estimation methodologies and judgments and with consistent classifications used in the Balance Sheet and related statement of income, (b) to the extent supplemental guidance is required and is not in conflict with the principles, methods and practices, judgments and classifications determined pursuant to clause (a), Income Tax Basis Accounting, and (c) calculations based exclusively on the facts and circumstances as they exist immediately prior to the Closing Date and excluding (i) the effects of any event, act, change in circumstances or similar development arising or occurring thereafter (including on the Closing Date) and any action of Seller, the Company or any of their Affiliates after Closing and (ii) any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement and the Related Documents.

“Adjustment Amount” means the net amount (which may be positive or negative) of all increases or decreases to the Closing Date Purchase Price pursuant to Section 3.3(a).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Affiliate Contracts” has the meaning set forth in Section 5.12(a)(vii).

“Agreement” has the meaning set forth in the Preamble.

“Alternative Debt Commitment” has the meaning set forth in Section 8.10(d).

“Alternate Financing” has the meaning set forth in Section 8.10(e).

“Alternative Hedge Transfer” has the meaning set forth in Section 8.14.

“Amendment No. 1” means that certain First Amendment to Stock Purchase Agreement, dated as of May 2, 2016, by and among Purchaser, the Company and Seller.

“Amendment No. 2” means that certain letter agreement, dated as of June 14, 2016, by and among Purchaser, the Company and Seller, and the other parties thereto.

“Antitrust Division” means the Antitrust Division of the U.S. Department of Justice.

“Approved Purchaser” has the meaning set forth on Schedule 8.2(a)(iii).

“Assumed Company Debt” means any Indebtedness owed by the Company or the Subsidiaries under any instrument listed on Schedule 1.1(b).

“Assumed Liability” means, except to the extent any of the following Losses constitute an Excluded Liability:

(a)                                 any liability allocated to, transferred to or assumed by the Company Group pursuant to this Agreement or any Related Document or retained by the Company Group, including by operation of Law; and

(b)                                 any Loss to the extent relating to, arising out of or resulting from the ownership or operation of any businesses (including the Business) or assets of the Company Group at any time after the Closing.

“Back-to-Back Documentation” has the meaning set forth in Section 8.14.

“Back-to-Back Trade” means a Contract on substantially identical terms to a Hedge Contract but for (i) the trade date thereof, which shall be the Closing, (ii) Company or a member of the Company Group being on the side of the transaction that the Seller or any member of the Seller Group occupies under such Hedge Contract, and the Seller or any member of the Seller

Group being on the other side thereof, (iii) the modifications set forth in Section 8.14, and (iv) notwithstanding the settlement method of such Hedge Contract, the settlement method being cash settlement, except as otherwise agreed to by Seller.

“Balance Sheet” has the meaning set forth in Section 5.6.

“Balance Sheet Date” has the meaning set forth in Section 5.6.

“Base Purchase Price” means $3,300,000,000.

“Business” means:

(a)         the following operating assets:

(i)                                     the following operating assets located in Massachusetts and Connecticut serving the ISO New England electric power market: (A) Bellingham, a combined cycle gas turbine power plant using natural gas fuel; (B) Bellingham-NEA, a combined cycle gas turbine power plant using natural gas and oil fuel (50% ownership); (C) Blackstone, a combined cycle gas turbine power plant using natural gas fuel; and (D) Milford, a combined cycle gas turbine power plant using natural gas fuel;

(ii)                                  the following operating assets located in Texas serving the Electric Reliability Council of Texas electric power market: (A) Coleto Creek, a steam turbine power plant using coal fuel; (B) Wharton County, a combustion turbine power plant using natural gas fuel; (C) Ennis, a combined cycle gas turbine power plant using natural gas fuel; (D) Midlothian, a combined cycle gas turbine power plant using natural gas fuel; (E) Hays, a combined cycle gas turbine power plant using natural gas fuel; and (F) Wise, a combined cycle gas turbine power plant using natural gas fuel; and

(iii)                               the following operating assets located in Pennsylvania, New Jersey, West Virginia, Virginia, Ohio, and Illinois serving the PJM electric power market: (A) Sayreville, a combined cycle gas turbine power plant using natural gas fuel (50% ownership); (B) Armstrong, a combustion turbine power plant using natural gas and oil fuel; (C) Calumet, a combustion turbine power plant using natural gas fuel; (D) Pleasants, a combustion turbine power plant using natural gas and oil fuel; (E) Troy, a combustion turbine power plant using natural gas and oil fuel; (F) NEPCO, a steam turbine power plant using coal and other fuel; (G) Hopewell, a combined cycle gas turbine power plant using natural gas and oil fuel; and (H) Northeast Energy LP gas transportation pipeline assets (50% ownership); and

(b)         all generation operations of any of the assets set forth in clause (a) above and, except for the assets, rights and properties identified on Schedule 5.19, the commercialization thereof.

“Business Day” means any day of the year on which national banking institutions in Houston, Texas are open to the public for conducting business and are not required or authorized to close.

“Cap” has the meaning set forth in Section 10.5(a)(ii).

“CapEx Spend” means an amount equal to the total amount of all capital expenditures actually made or (to the extent reflected as a current liability in Net Working Capital of the Company as of the Measurement Time) incurred, in the aggregate, by or on behalf of the Company or any Subsidiary in respect of the Business during the period commencing on the date hereof and ending on the day prior to the Closing Date. For purposes of the definition of CapEx Spend, “capital expenditures incurred” shall be determined by additions to property, plant and equipment recognized by the Company and the Subsidiaries during the specified period, including additions classified as construction work in progress and other additions to property accounts, and determined in a manner consistent with the Accounting Policies. For the avoidance of doubt “CapEx Spend” does not include LTSA Fees.

“CapEx Spend Adjustment” means an amount equal to (a) CapEx Spend, minus (b) the total amount of budgeted capital expenditures for the Company and its Subsidiaries (as set forth on Schedule 1.1(a)) for the period (i) commencing on the date hereof (with the budgeted capital expenditures for the month including the date hereof prorated based on the number of days remaining in such month from and after the date hereof) and (ii) ending on the day prior to the Closing Date (with the budgeted capital expenditures for the month including the Closing Date prorated based on the number of days expired in such month prior to and excluding the Closing Date). For the avoidance of doubt, the resultant amount may be a positive or negative number.

“Cash and Cash Equivalents” means, with respect to the Company and the Subsidiaries, all cash and cash equivalents as determined in accordance with the Accounting Policies (including the amounts of any received but uncleared checks, drafts and wires, and excluding (i) the amounts of any issued but uncleared checks, drafts and wires and (ii) any Post-Signing Insurance Proceeds).

“Closing” has the meaning set forth in Section 4.1.

“Closing Certificate” has the meaning set forth in Section 3.3(a).

“Closing Date” has the meaning set forth in Section 4.1.

“Closing Date Cash” means the Cash and Cash Equivalents of the Company and the Subsidiaries measured as of the Measurement Time.

“Closing Date Indebtedness” means the Indebtedness of the Company and the Subsidiaries (other than the Assumed Company Debt) measured as of the Measurement Time.

“Closing Date Purchase Price” has the meaning set forth in Section 3.2(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means the efforts, time and costs a prudent Person desirous of achieving a result would use, expend or incur in similar circumstances to achieve such result as expeditiously as possible, provided that such Person is not required to expend funds or assume liabilities beyond those that are reasonable in nature and amount in the context of the transaction.

“Commitment Letters” has the meaning set forth in Section 7.7.

“Common Stock” has the meaning set forth in Section 5.4(a).

“Communications Act” means the Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plan” has the meaning set forth in Section 5.13(a).

“Company Documents” has the meaning set forth in Section 5.2.

“Company Employee” means any current or former employee of the Company and the Subsidiaries (excluding any Retainco employee).

“Company Group” means the Company and each of the Subsidiaries immediately following the Reorganization, expressly excluding the Seller Group.

“Company Insurance Policies” means the Insurance Arrangements acquired directly and exclusively by and in the name of any member of the Company Group.

“Company Property” and “Company Properties” have the meanings set forth in Section 5.9.

“Company Sale Severance Plan” means the GDF SUEZ Energy North America, Inc. Company Sale Severance Plan, adopted February 1, 2016.

“Company/Seller Fundamental Warranties” means the representations and warranties set forth in Section 5.1, Section 5.2, Section 5.4, Section 5.18, Section 6.1, Section 6.2 and Section 6.6.

“Comparable Position” means a position with the Company, the Purchaser or any of their respective Affiliates on terms which do not cause a material diminution in the Continuing Employee’s authority, duties or responsibilities as compared to such authority, duties and responsibilities immediately prior to the Closing Date and that provide for a base wage or salary and target incentive compensation opportunities (including equity-based incentive compensation opportunities) consistent with the terms set forth in Section 8.11(a)(i) and (ii).

“Confidential Information” has the meaning set forth in Section 8.6(a).

“Continuing Employees” means, collectively, the “Business Employees” (as defined in Exhibit B), the “Designated Employees” (as defined in Exhibit B) and the “Transition Employees” (as defined in Exhibit B).

“Contract” means any written or oral contract, agreement, confirmation under a master agreement, indenture, note, bond, mortgage, loan, instrument, lease, or license.

“Contracting Parties” has the meaning set forth in Section 11.10.

“Covenant Survival Period” has the meaning set forth in Section 10.1.

“Credit Support Fee” means (i) with respect to the period beginning on the Closing Date and ending on the date that is twelve (12) months following the Closing Date (the “First Credit Support Period”), an amount equal to 2% of the weighted average of the guaranteed amounts under the Seller Credit Support outstanding during the First Credit Support Period; (ii) with respect to the period beginning on the date that is twelve (12) months following the Closing Date and ending on the date that is eighteen (18) months following the Closing Date (the “Second Credit Support Period”), an amount equal to 4% of the weighted average of the guaranteed amounts under the Seller Credit Support outstanding during the Second Credit Support Period; and (iii) with respect to the period beginning on the date that is eighteen (18) months following from the Closing Date and ending on the date that is twenty-four (24) months following the Closing Date (the “Third Credit Support Period” and, together with the First Credit Support Period and the Second Credit Support Period, the “Credit Support Periods”), an amount equal to 6% of the weighted average of the guaranteed amounts under the Seller Credit Support outstanding during the Third Credit Support Period.

“Credit Support Periods” has the meaning set forth in the definition of Credit Support Fee.

“Credit Support Releases” has the meaning set forth in Section 8.15(a).

“Debt Commitment Letter” has the meaning set forth in Section 7.7.

“Debt Financing” has the meaning set forth in Section 7.7.

“Deductible” has the meaning set forth in Section 10.5(a)(i).

“De Minimis Threshold” has the meaning set forth in Section 10.5(a)(i).

“Dynegy Financing Transaction” has the meaning set forth in Section 8.23(a).

“Dynegy Required Financial Information” has the meaning set forth in Section 8.23(b).

“Effective Date” has the meaning set forth in the Recitals.

“Environmental Law” means any applicable Law currently in effect relating to the protection of the environment or relating to human health or safety (to the extent relating to exposure to Hazardous Materials), or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. §651 et seq.) (to the extent relating to exposure to Hazardous Materials), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), as each has been amended and the regulations promulgated pursuant thereto.

“Environmental Permits” has the meaning set forth in Section 5.17(a).

“Equity Commitment Letter” has the meaning set forth in Section 7.7.

“Equity Financing” has the meaning set forth in Section 7.7.

“ERISA” has the meaning set forth in Section 5.13(a).

“ERISA Affiliate” means any Person (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code.

“Estimated 2016 Cash Flow Adjustment” has the meaning set forth in Section 3.1.

“Estimated CapEx Spend Adjustment” has the meaning set forth in Section 3.1.

“Estimated Closing Date Cash” has the meaning set forth in Section 3.1.

“Estimated Closing Date Indebtedness” has the meaning set forth in Section 3.1.

“Estimated Net Working Capital” has the meaning set forth in Section 3.1.

“Estimated Seller Severance Expenses” has the meaning set forth in Section 3.1.

“Estimated Seller Transaction Expenses” has the meaning set forth in Section 3.1.

“Excluded Claims” has the meaning set forth in Section 8.16(b).

“Excluded Legal Proceedings” has the meaning set forth in the definition of Excluded Liability.

“Excluded Liability” means:

(a)                                 any liability allocated to, transferred to or assumed by the Seller Group pursuant to this Agreement or any Related Document or retained by the Seller Group, including by operation of Law;

(b)                                 except as expressly provided by this Agreement or any Related Document, any Loss to the extent relating to, arising out of or resulting from the ownership or operation of any businesses or assets of the Seller Group at any time prior to or after the Closing;

(c)                                  any Loss based upon or resulting from the failure by Seller or the Company to effectuate the Reorganization in accordance in all material respects with Exhibit B attached hereto;

(d)                                 any Loss based upon or resulting from (i) the FirstLight Transfer or (ii) to the extent relating to, arising out of or resulting from the ownership or operation of any businesses or assets of the FirstLight Entities;

(e)                                  any Taxes of the Company or any of the Subsidiaries (i) attributable to the Reorganization or (ii) resulting from or attributable to any Pre-Closing Tax Period or to any Straddle Period, to the extent allocable (as determined pursuant to the last sentence of Section 8.18(d)) to the portion of such Straddle Period beginning before and ending on the Closing Date;

(f)                                   any Loss based upon or resulting from any “Company Guaranteed Credit Support” (as defined in Exhibit B); and

(g)                                  the Legal Proceedings listed under the heading “Excluded Legal Proceedings” on Schedule 5.15 (such Legal Proceedings, the “Excluded Legal Proceedings”).

“Excluded Matter” has the meaning set forth in the definition of Material Adverse Effect.

“Extended Warranty Survival Period” has the meaning set forth in Section 10.1.

“FCC” means the U.S. Federal Communications Commission.

“Federal Power Act” means the Federal Power Act, as amended, and the rules and regulations promulgated thereunder.

“Fee Letter” has the meaning set forth in Section 8.10(e).

“FERC” means the U.S. Federal Energy Regulatory Commission.

“Final 2016 Cash Flow Adjustment” has the meaning set forth in Section 3.3(c).

“Final CapEx Spend Adjustment” has the meaning set forth in Section 3.3(c).

“Final Cash” has the meaning set forth in Section 3.3(c).

“Final Indebtedness” has the meaning set forth in Section 3.3(c).

“Final Net Working Capital” has the meaning set forth in Section 3.3(c).

“Final Seller Severance Expenses” has the meaning set forth in Section 3.3(c).

“Final Seller Transaction Expenses” has the meaning set forth in Section 3.3(c).

“Financial Statements” has the meaning set forth in Section 5.6.

“Financing” has the meaning set forth in Section 7.7.

“Financing Completion Date” has the meaning set forth in the definition of Marketing Period.

“Financing Source” has the meaning set forth in Section 8.10(c).

“Financing Transaction” has the meaning set forth in Section 8.10(c).

“First Credit Support Period” has the meaning set forth in the definition of Credit Support Fee.

“FirstLight Entities” means (i) FirstLight Power Enterprises, LLC, a Delaware limited liability company, (ii) FirstLight Power Resources Holdings, Inc., a Delaware corporation, (iii) FirstLight Power Resources, Inc., a Delaware corporation, (iv) FirstLight Hydro Generating Co., a Connecticut corporation, (v) FirstLight Power Resources Management, LLC, a Delaware limited liability company, (vi) FirstLight Power Resources Services, LLC, a Delaware limited liability company; and (vii) NFM Solar Power, LLC, a Delaware limited liability company, which will become a Subsidiary of FirstLight Power Resources Holdings, Inc. prior to Closing in connection with the Reorganization.

“FirstLight Equity” has the meaning set forth in Section 8.2(a)(iii).

“FirstLight Transfer” has the meaning set forth in Section 8.2(a)(iii).

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means generally accepted accounting principles in the United States consistently applied as in effect (i) with respect to financial information for periods on or after the Closing Date, as of the date of this Agreement, and (ii) with respect to financial information for periods prior to the Closing Date, as of such applicable time.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private), or any self-regulatory organization.

“Group” means the Seller Group or the Company Group, as the context requires.

“GSEMNA” means GDF Suez Energy Marketing NA, Inc., a Delaware corporation.

“Hazardous Materials” means any chemical, material, mixture, element, compound, substance or waste that is listed, defined, classified or regulated as a pollutant, contaminant, hazardous substance, hazardous material, hazardous waste, or toxic substance or any other words of similar meaning under any applicable Environmental Law, including petroleum, petroleum products and byproducts, radon, volatile organic compounds, asbestos and asbestos-containing materials or polychlorinated biphenyls.

“Hedge Contracts” means any forward, futures, swap, collar, put, call, floor, cap, option or other Contract to which Seller or any member of the Seller Group is a party in respect of the Business that is intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including electric power, in any form, including energy, capacity or any ancillary services, renewable energy credits, emission allowances and offsets, gas, coal, oil or other commodities, currencies, interest rates and indices, and any financial transmission rights and auction revenue rights, and any other Contract of a type of Contract listed on Schedule 8.14. For the avoidance of doubt, the term “Hedge Contract” refers to a transaction, and not to the master agreement governing such transaction.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Tax Basis Accounting” means the accrual basis of accounting used by the Company for U.S. Tax purposes.

“Incremental Amendment” has the meaning set forth in Section 7.7.

“Indebtedness” of any Person means, without duplication, and as determined in accordance with the Accounting Policies: (i) the principal and the accreted value and accrued and unpaid interest in respect of (A) indebtedness of such Person for money borrowed or capitalized lease obligations and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred or contingent purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities); and (iii) all obligations of the type referred to in clauses (i) and (ii) of other Persons (A) secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person) or (B) guaranteed, directly or indirectly, in any manner by such Person; provided, however, in the case of this clause (B) if such Person is a member of the Company Group and such guarantee obligation is Company Guaranteed Credit Support (as defined in Section V.G of Exhibit B), to the extent such Company Guaranteed Credit Support constitutes Indebtedness under Section V.G of Exhibit B. Notwithstanding the foregoing, “Indebtedness” shall not include any amounts reflected in Seller Transaction Expenses or Net Working Capital.

“Indemnification Claim” has the meaning set forth in Section 10.4(b).

“Indemnitees” has the meaning set forth in Section 8.7(a).

“Insurance Arrangements” has the meaning set forth in Section 5.20.

“Intellectual Property” means all intellectual property rights used by the Company and the Subsidiaries arising from or in respect of the following: (i) patents and applications therefor, including continuation, divisional, continuation-in-part and reissue applications and any patents issuing thereon; (ii) trademarks, service marks, trade names, service names, brand names, trade dress, logos and corporate names and applications, registrations and renewals of any of the foregoing, together with the goodwill associated with any of the foregoing; (iii) copyrights and works of authorship and registrations, applications and reversions of any of the foregoing; (iv) domain names; (v) Software and Technology used by the Company and the Subsidiaries; and (vi) trade secrets and confidential proprietary information.

“Interim Sponsors Agreement” means that certain Interim Sponsors Agreement, dated as of February 24, 2016, as amended and restated on June [13], 2016, by and among Atlas Power, LLC, a Delaware limited liability company, the Sponsor, and Energy Capital Partners III, LP,, a Delaware limited partnership, Energy Capital Partners III-A, LP, a Delaware limited partnership, Energy Capital Partners III-B, LP, Energy Capital Partners III-C, LP, a Delaware limited partnership, and Energy Capital Partners III-D, LP, a Delaware limited partnership.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Knowledge of the Company” means the actual knowledge of those Persons identified on Schedule 1.1(c).

“Law” means any foreign, federal, state or local law, statute, code, ordinance, rule or regulation.

“Leased Property” and “Leased Properties” have the meanings set forth in Section 5.9.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Body.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction or similar property interest or encumbrance.

“Loss” or “Losses” means all losses, liabilities, claims, demands, judgments, damages, fines, suits, actions, costs and expenses; provided, however, that “Losses” shall not include any incidental, indirect or punitive damages or damages for lost profits (or other damages) which are not the probable and reasonably foreseeable result of the event or matter that gave rise thereto (except that this proviso shall not apply to any Indemnification Claim for which any indemnifying party is obligated to indemnify an indemnified party under this Agreement).

“LTSA Fees” means, collectively (i) the “Variable Fee” under the Program Parts, Miscellaneous Hardware, Program Management Services, Outage TFA and Technical Specialty Services Contract, dated as of October 27, 2011, by and between Ennis Power Company, LLC and Siemens Energy, Inc.; (ii) the “Variable Fee” under the Program Parts, Miscellaneous Hardware, Program Management Services, Outage TFA and Technical Specialty Services Contract, dated as of October 27, 2011, by and between Wise County Power Company, LLC and Siemens Energy, Inc.; (iii) the “Variable Fees” under the Gas Turbine Maintenance Contract, dated as of December 12, 2014, by and between Hopewell Cogeneration Limited Partnership and Alstom Power Inc.; (iv) the “Variable Fees” under the Gas Turbine Maintenance Contract, dated as of June 28, 2013, by and between ANP Bellingham Energy Company, LLC and Alstom Power Inc.; (v) the “Variable Fees” under the Gas Turbine Maintenance Contract, dated as of June 28, 2013, by and between ANP Blackstone Energy Company, LLC and Alstom Power Inc.; (vi) the “Variable Fees” under the Gas Turbine Maintenance Contract, dated as of June 28, 2013, by and between Hays Energy Limited Partnership and Alstom Power Inc.; and (vii) the “Variable Fees” under the Gas Turbine Maintenance Contract, dated as of June 28, 2013, by and between Midlothian Energy Limited Partnership and Alstom Power Inc.

“Marketing Period” means the first period of at least 15 consecutive Business Days after the date of this Agreement throughout which Purchaser shall have the Required Financial Information (which, to the extent the Financing Transaction consists of debt securities, is sufficient to permit a registration statement on Form S-1 using such financial statements to be declared effective by the SEC on the last Business Day of a Marketing Period); provided that such period shall not begin unless the Company has complied in all material respects with its obligation to cooperate and assist in the preparation of the marketing materials for any Financing Transaction in accordance with Section 8.10(c) (other than any obligations which are required to be satisfied by the delivery of documents or taking of any other action at the Closing); provided, further, that, (i) notwithstanding that a Marketing Period would have otherwise commenced, if the conditions set forth in Sections 9.1(d) and 9.1(e) have not been satisfied or waived prior to the date that such 15 Business Day Marketing Period would have otherwise commenced, Purchaser shall be entitled, upon written notice (which may be in the form of email) to the

Company, to delay the start of such Marketing Period until a date not later than the date that such conditions have been satisfied or waived and the then-applicable Required Financial Information has been delivered to Purchaser, (ii) notwithstanding that a Marketing Period has ended with respect to a Financing Transaction, if the conditions set forth in Sections 9.1(d) and 9.1(e) have not been satisfied or waived, then, upon written notice (which may be in the form of email) to the Company, there may be one or more additional Marketing Periods for purposes of one or more separate Financing Transactions for which Purchaser shall be entitled, in each case, to an additional 15 consecutive Business Day Marketing Period and the then applicable Required Financial Information and (iii) in the case of each such Marketing Period, (x) July 1, 2016 and November 25, 2016 shall be disregarded and shall not count as any such 15 consecutive Business Days contemplated herein, (y) if such Marketing Period has not ended prior to August 22, 2016, then it will not commence until September 6, 2016, and (z) if such Marketing Period has not ended prior to December 19, 2016, then it will not commence until January 3, 2017. Notwithstanding anything to the contrary contained herein, (i) there may be separate Marketing Periods for Financing Transactions with respect to term loans and with respect to debt securities, (ii) the Marketing Period for purposes of Section 4.1 of this Agreement shall end when the Debt Commitment Letter is executed; provided, however, that if (despite Sponsor’s compliance with Section 8.10(a)) an Alternative Debt Commitment is obtained prior to satisfaction of the conditions under Section 9.1(e) then the Marketing Period for purposes of Section 4.1 of this Agreement shall end on any earlier date prior to the expiration of any 15 consecutive Business Day period that a Financing Transaction (together with any previously consummated Financing Transactions) is consummated (whether funded into escrow or otherwise) that results in the receipt by the Sponsor or its applicable controlled Subsidiary (or the deposit into an escrow account, as applicable) of gross cash proceeds in an aggregate principal amount equal to or greater than the amount lenders have committed to provide under the Debt Commitment Letter (such date, the “Financing Completion Date”) and (iii) the Marketing Period shall end no later than February 11, 2017 (for the avoidance of doubt it being understood that in no event shall the Required Financial Information include financial statements or other information for the year ended December 31, 2016).

“Material Adverse Effect” means a material adverse effect on the business, assets, properties, results of operations or financial condition of the Company and the Subsidiaries (taken as a whole) or the ability of Seller or the Company to consummate the transactions contemplated by this Agreement, other than an effect resulting from an Excluded Matter. “Excluded Matter” means any one or more of the following: (i) the effect of any change in the United States or foreign economies or securities, banking or financial markets in general; (ii) the effect of any change that generally affects any industry in which the Company or any of the Subsidiaries operates; (iii) the effect of any change arising in connection with hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (iv) any “act of God” including weather, natural disasters or earthquakes; (v) the effect of any changes in applicable Laws or Orders or accounting rules after the date hereof; (vi) the failure of the Company and the Subsidiaries to meet any of its internal projections (provided, however, that any effect, event, change, development, occurrence or circumstance that caused or contributed to such failure to meet any internal projections shall not be excluded under this clause (vi)); (vii) any effect resulting from the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated by this Agreement; or (viii) the effect of any action expressly required to be taken in accordance with this Agreement or consented to in writing by Purchaser, except in the case of clause (iii) and (iv) above, to the extent that any such effect has a disproportionate effect on the Company and the Subsidiaries relative to similarly situated companies in the industry in which the Company or any such Subsidiary operate.

“Material Contracts” has the meaning set forth in Section 5.12(a).

“Measurement Time” means 12:01 a.m. (Central Time) on the Closing Date.

“MEWA” has the meaning set forth in Section 5.13(e).

“Monthly Intermediation Fee” means a fee that is due and payable on the first Business Day following the end of each calendar month and that is equal to: (i) $0.04 per megawatt hour applied to the entire outstanding position with respect to electricity Back-to-Back Trades for Hedge Contracts other than Proprietary Hedge Contracts for the prior calendar month and (ii) $0.005 per MMBtu of gas applied to the entire outstanding position with respect to gas and gas basis Back-to-Back Trades for Hedge Contracts other than Proprietary Hedge Contracts for the prior calendar month.

“Multiemployer Plan” has the meaning set forth in Section 5.13(e).

“Net Working Capital” means the excess (which may be a positive or negative number) of the line items of current assets of the Company and the Subsidiaries set forth on Exhibit C (without giving effect to (i) Cash and Cash Equivalents, (ii) Hedge Contracts and (iii) any Tax assets (other than property Tax assets, including property Tax pre-payments) over the line items of current liabilities of the Company and the Subsidiaries set forth on Exhibit C (without giving effect to (i) Indebtedness of the Company and the Subsidiaries, (ii) Hedge Contracts, (iii) Seller Transaction Expenses and (iv) any Tax liabilities (other than property Tax liabilities), each measured as of the Measurement Time and each determined in accordance with the methodology set forth on Exhibit C.

“Net Working Capital Adjustment Amount” shall mean Estimated Net Working Capital minus the Target Net Working Capital. For the avoidance of doubt, the resultant amount may be a positive or negative number.

“New Debt Commitment Letter” has the meaning set forth in Section 8.10(e).

“Non-Party Affiliates” has the meaning set forth in Section 11.10.

“Non-Transferred Asset” has the meaning set forth in Section 8.5(b).

“Non-Transferred Liability” has the meaning set forth in Section 8.5(b).

“Notice of Claim” has the meaning set forth in Section 10.5(a)(vii).

“Objection Notice” has the meaning set forth in Section 3.3(b).

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Company and the Subsidiaries, consistent with past practice.

“Original SPA” has the meaning set forth in the Recitals.

“Owned Property” and “Owned Properties” have the meanings set forth in Section 5.9.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances that are disclosed on any survey, in the title policies insuring any Company Property or any commitments therefor, or in any title reports, including any drafts of the foregoing, in each case that have been made available to Purchaser; (ii) statutory Liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are maintained to the extent required by GAAP; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body which do not, individually or in the aggregate, materially interfere with the conduct of the Business as currently conducted; (v) title of a lessor under a capital or operating lease; and (vi) such other imperfections in title, charges, easements, restrictions and encumbrances which do not secure Indebtedness and would not, individually or in the aggregate, materially interfere with the conduct of the Business as currently conducted.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Personal Electronic Devices” has the meaning set forth in Section 8.19.

“Personal Property Leases” has the meaning set forth in Section 5.10.

“PIPE SPA” means that certain Stock Purchase Agreement, dated as of the Effective Date, by and between Dynegy Inc. and Terawatt Holdings, LP.

“Pre-Closing Occurrence Based Policies” has the meaning set forth in Section 8.16(a).

“Pre-Closing Statement” has the meaning set forth in Section 3.1.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Primary Transfer Period” has the meaning set forth in Section 8.5(b).

“Post-Closing Claims” has the meaning set forth in Section 8.16(a).

“Post-Signing Claim” has the meaning set forth in Section 8.16(c).

“Post-Signing Insurance Proceeds” has the meaning set forth in Section 8.16(a).

“Proprietary Hedge Contract” means a Hedge Contract (which, for the avoidance of doubt, may include some but not all transactions under a master agreement) identified (together with its settlement price) on Schedule 1.1(d).

“Purchase Price” has the meaning set forth in Section 3.2(d).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Documents” has the meaning set forth in Section 7.2.

“Purchaser Group” has the meaning set forth in Section 4.5(b).

“Purchaser Indemnified Parties” has the meaning set forth in Section 10.2(a).

“Qualifying Termination” means within 18 months following the Closing Date, any of (i) a Continuing Employee’s termination of employment by the Company, Purchaser or any of their respective Affiliates without cause, (ii) the failure by the Company, Purchaser or any of their respective Affiliates to continue the employment of a Continuing Employee in a Comparable Position or (iii) a relocation of the principal location where a Continuing Employee performs services by more than 30 miles, without the consent of the Continuing Employee.

“Real Property Lease” and “Real Property Leases” have the meanings set forth in Section 5.9.

“Regulatory Laws” has the meaning set forth in Section 8.4(b).

“Related Claims” means all claims or causes of action (whether in Contract or tort, in Law or in equity, or granted by statute) that may be based upon, arise out of or relate to this Agreement, the Related Documents and any other document or instrument delivered pursuant to this Agreement or the Related Documents, or the negotiation, execution, termination, validity, interpretation, construction, enforcement, performance or nonperformance of this Agreement or the Related Documents (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with, or as an inducement to enter into, this Agreement or the Related Documents).

“Related Documents” means the Reorganization Documents and any other document or instrument delivered pursuant to this Agreement or any other Related Document.

“Released Party” has the meaning set forth in Section 8.17.

“Reorganization” has the meaning set forth in the Recitals.

“Reorganization Documents” means those agreements, documents, instruments or certificates that effectuate the Reorganization or any aspect thereof.

“Required Financial Information” has the meaning set forth in Section 8.10(f).

“Retainco” means ENGIE Solutions, Inc., a Delaware corporation.

“Reverse Termination Fee” has the meaning set forth in Section 4.5(a).

“Schedule Update” has the meaning set forth in Section 8.12.

“Secondary Transfer Period” has the meaning set forth in Section 8.5(c).

“Second Credit Support Period” has the meaning set forth in the definition of Credit Support Fee.

“Securities Act” has the meaning set forth in Section 7.5.

“Seller” has the meaning set forth in the Preamble.

“Seller Credit Support” has the meaning set forth in Section 8.15(a).

“Seller Documents” has the meaning set forth in Section 6.2.

“Seller Indemnified Parties” has the meaning set forth in Section 10.3(a).

“Seller Insurance Policies” means the Insurance Arrangements of any member of the Seller Group of any Affiliate thereof, excluding the Company Insurance Policies.

“Seller Group” means Seller, Retainco and each of their respective controlled Affiliates immediately following the Reorganization, expressly excluding the Company Group.

“Seller Severance Expenses” means ninety percent (90%) of the aggregate amount of severance expenses set forth opposite the Company Employee ID number of employees on Schedule 1.1(e) whom Purchaser will not have elected to retain as provided in Exhibit B, if any.

“Seller Transaction Expenses” means the aggregate amount of (i) all out-of-pocket fees and disbursements of attorneys, investment bankers, accountants and other professional advisors, which, in each case, have been incurred by the Company Group in connection with the preparation, negotiation, execution and consummation of this Agreement and the Related Documents but have not been paid as of the Measurement Time, (ii) any sale, change of control, “stayaround,” transaction, retention or similar bonuses incurred by the Company Group in connection with the transactions contemplated by this Agreement that have not been paid as of the Measurement Time and (iii) all brokers and finders fees incurred by the Company Group in connection with the transactions contemplated by this Agreement but have not been paid as of the Measurement Time.

“Severance Pay Plan” means the Company’s Severance Pay Plan, effective as of January 15, 2009.

“Shares” has the meaning set forth in the Recitals.

“Software” means all (i) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code or object code, and (ii) databases and compilations, including all data and collections of data, whether machine readable or otherwise.

“Specified Regulatory Approvals” has the meaning set forth in Section 9.1(e).

“Sponsor” means Dynegy Inc., a Delaware corporation.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subject Marks” has the meaning set forth in Section 8.9.

“Subsidiary” means any Person (i) of which fifty percent (50%) or more of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by the Company, (ii) of which the Company is entitled to elect, directly or indirectly, at least one-half of the board of directors or similar governing body of such Person or (iii) of which, if such Person is a limited partnership or limited liability company, the Company or a Subsidiary is a general partner or managing member or has the power to direct the policies, management and affairs thereof. Notwithstanding the foregoing, “Subsidiary” shall not include (i) any Person that will no longer be a Subsidiary following the Reorganization, (ii) any of the FirstLight Entities and (iii) with respect to ARTICLE VIII, Northeast Energy LP, a Delaware limited partnership.

“Survival Period” has the meaning set forth in Section 10.1.

“Tail Policy” has the meaning set forth in Section 8.7(b).

“Target Net Working Capital” means $200,000,000. Target Net Working Capital was calculated in accordance with Exhibit D.

“Tax” or “Taxes” means (i) all federal, state, local or foreign taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i).

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes Company, any of the Subsidiaries, or any of their Affiliates.

“Tax Warranties” has the meaning set forth in Section 10.1.

“Tax Warranty Survival Period” has the meaning set forth in Section 10.1.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Technology” means all designs, formulae, algorithms, processes, methods, techniques, know-how, technical data, programs, subroutines, tools, specifications, inventions (whether patentable or unpatentable and whether or not reduced to practice) and apparatus and tangible embodiments of the foregoing.

“Terminated Credit Support” has the meaning set forth in Section 8.15(a).

“Termination Date” has the meaning set forth in Section 4.3(a).

“Third Credit Support Period” has the meaning set forth in the definition of Credit Support Fee.

“Title IV Plan” has the meaning set forth in Section 5.13(e).

“Transferee Party” has the meaning set forth in Section 8.5(b).

“Transferor Party” has the meaning set forth in Section 8.5(b).

“Transfer Taxes” has the meaning set forth in Section 8.18(c).

“Warranty Survival Period” has the meaning set forth in Section 10.1.

“Willful Breach” means a voluntary, intentional and deliberate action that results in, and is taken with the actual knowledge that it will result in, a material breach of this Agreement, but shall not require that the act be malicious or done with bad motive or purpose.

1.2                               Other Definitional and Interpretive Matters.

(a)                                 Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)                                     Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii)                                  Dollars. Any reference in this Agreement to $ or dollar amounts or funds or sums (or phrases of similar import) shall mean and refer to U.S. dollars, the lawful currency of the United States. The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the schedules hereto is not intended and shall not be deemed to be an admission or acknowledgement of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(iii)                               Exhibits/Schedules/Related Documents. The exhibits and schedules to this Agreement are an integral part of this Agreement. All exhibits and schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter or item disclosed on one schedule shall be deemed to have been disclosed on each other schedule to the extent it is reasonably apparent on the face of such disclosure. Disclosure of any item on any schedule shall not constitute an admission or indication that any such item is required to be disclosed, or that such item or matter is material or has resulted in or will result in a Material Adverse Effect. No disclosure on a schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred. Any capitalized terms used in any schedule or exhibit to this Agreement but not otherwise defined therein shall be defined as set forth in this Agreement. The schedules to this Agreement shall be the schedules to the Original SPA, as such schedules have been amended pursuant to Amendment No. 1 prior to the date hereof. Exhibit B, Exhibit C, Exhibit D and Exhibit E to this Agreement shall be Exhibit B (as such Exhibit B has been amended pursuant to Amendment No. 2 prior to the date hereof), Exhibit C, Exhibit D and Exhibit E to the Original SPA, respectively. Any Related Document (as defined in the Original SPA)

delivered in connection with Original SPA shall be deemed a Related Document hereunder.

(iv)                              Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v)                                 Headings. The provision of a table of contents, the division of this Agreement into articles, sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding section of this Agreement unless otherwise specified.

(vi)                              Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii)                           Or. The word “or” is disjunctive but not necessarily exclusive.

(viii)                        Including. The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(ix)                              Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase (or phrase of similar import) appears in such representation or warranty, if (a) there is an identifiable reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, (b) such item is otherwise specifically set forth on the balance sheet or financial statements or (c) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.

(x)                                 Order of Precedence. If any provision of any schedule or any exhibit conflicts with a provision in the body of this Agreement, the provision in the body of this Agreement shall control, unless such provision of the schedule or exhibit expressly states that it supersedes a specifically identified section in the body of this Agreement, in which case such specifically identified section shall be superseded only with respect to the specific provision of the schedule or exhibit. If any provision of this Agreement conflicts with a provision in any Related Document, the provision of this Agreement shall control, unless such provision of a Related Document expressly states that it supersedes a specifically identified section in the body of this Agreement, in which case such specifically identified section of this Agreement shall be superseded only with respect to such provision in the applicable Related Document.

(xi)                              Books and Records. For purposes of Section 8.1(b), the phrase “books and records” (and correlative terms) shall not include e-mail, instant messages, text messages, recorded voicemails and other electronic employee communications whether on employee-owned devices or company-owned devices.

(xii)                           Northeast Energy LP. Except with respect to the first sentence of Section 5.5(a) and the entirety of Section 5.5(b), to the extent the Company makes any representation or warranty in ARTICLE V regarding Northeast Energy LP, such representation or warranty, solely to the extent it regards Northeast Energy LP, shall be deemed to be qualified by the phrase “to the Knowledge of the Company.”

(xiii)                        Date Hereof; Date of This Agreement.  All references in this Agreement to “date hereof” or “date of this Agreement” shall be deemed to refer to the Effective Date.

(b)                                 The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Further, prior drafts of this Agreement or any ancillary agreements hereto or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any ancillary agreements hereto shall not be used as an aide of construction or otherwise constitute evidence of the intent of the parties hereto; and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

ARTICLE II

REORGANIZATION; SALE AND PURCHASE OF SHARES

2.1                               Reorganization. At or prior to Closing, the Company shall, and Seller shall cause the Company to, cause the Reorganization to be effectuated in accordance in all material respects with Exhibit B. Seller and the Company shall provide Purchaser with all information with respect to the Reorganization as reasonably requested by Purchaser and shall otherwise keep Purchaser reasonably informed of the status of the Reorganization, including providing reasonably prompt oral and written notice of all material developments with respect thereto.

2.2                               Sale and Purchase of Shares. Upon the terms and subject to the conditions contained herein, on the Closing Date, Seller agrees to sell, assign, transfer, convey and deliver to Purchaser free and clear of all Liens (other than any Lien under applicable securities Laws), and Purchaser agrees to purchase and acquire from Seller, all of Seller’s right, title and interest in and to the Shares.

ARTICLE III

PURCHASE PRICE

3.1                               Pre-Closing Statement. Not more than five (5) Business Days but in no event less than two (2) Business Days prior to Closing, Seller shall deliver to Purchaser a written statement (the “Pre-Closing Statement”), based upon the books and records of the Company, which shall set forth Seller’s good faith estimate of (i) Net Working Capital (“Estimated Net Working Capital”), (ii) the Closing Date Cash (“Estimated Closing Date Cash”), (iii) the Closing Date Indebtedness (“Estimated Closing Date Indebtedness”), (iv) the Seller Transaction Expenses (“Estimated Seller Transaction Expenses”), (v) the Seller Severance Expenses (the “Estimated Seller Severance Expenses”), (vi) the CapEx Spend Adjustment (“Estimated CapEx Spend Adjustment”), (vii) the 2016 Cash Flow Adjustment (“Estimated 2016 Cash Flow Adjustment”) and (viii) the Closing Date Purchase Price, in each case in accordance with the definition thereof.

3.2                               Purchase Price.

(a)                                 The aggregate consideration to be paid by Purchaser to Seller at Closing for the Shares shall be an amount in cash equal to (i) the Base Purchase Price, plus (ii) the Estimated Closing Date Cash, minus (iii) the Estimated Closing Date Indebtedness, plus (iv) the Net Working Capital Adjustment Amount, minus (v) the Estimated Seller Transaction Expenses, plus (vi) the Estimated Seller Severance Expenses, plus (vii) the Estimated CapEx Spend Adjustment, plus (viii) the Estimated 2016 Cash Flow Adjustment (the “Closing Date Purchase Price”). As additional consideration, the Assumed Company Debt will not be paid off in connection with Closing.

(b)                                 Not later than two (2) Business Days prior to the Closing Date, Seller shall deliver to Purchaser final invoices for applicable parties reflecting the Estimated Seller Transaction Expenses.

(c)                                  At Closing, Purchaser shall pay the Closing Date Purchase Price to Seller by wire transfer of immediately available funds into an account designated by Seller in writing to Purchaser no later than two (2) Business Days prior to the Closing Date.

(d)                                 The Closing Date Purchase Price shall be subject to adjustment after the Closing Date pursuant to Section 3.3 (the Closing Date Purchase Price, as so adjusted after application of the provisions of Section 3.3, the “Purchase Price”).

(e)                                  The Purchase Price shall be paid without any deduction or withholding on account of any Tax, provided that the certificate described in Section 4.2(a)(v) is delivered to Purchaser.

3.3                               Post-Closing Purchase Price Adjustment.

(a)                                 As promptly as practicable, but in no event later than ninety (90) days following Closing, Purchaser shall deliver to Seller a certificate executed by Purchaser’s Chief Financial Officer or equivalent executive officer (the “Closing Certificate”), setting forth a good faith calculation, prepared based upon the books and records of the Company and the Subsidiaries and in accordance with applicable Accounting Policies and the methodology set forth on Exhibit C, of (i) Net Working Capital (it being understood and agreed that Net Working Capital shall be used to measure changes in Net Working Capital and not as a form of indemnification and, in furtherance of the foregoing, to the extent Purchaser asserts there is a current liability under this Section 3.3(a) that was not reflected in the calculation of the Target Net Working Capital, the Target Net Working Capital shall be recalculated in accordance with the definitions of Net Working Capital and Target Net Working Capital and the methodology set forth on Exhibit C to reflect such current liability to the extent such current liability is included in the calculation of Final Net Working Capital, provided that, other than as described in the foregoing, the Target Net Working Capital shall not be subject to recalculation for any reason and may not be objected to or disputed by Purchaser), (ii) any adjustments to Target Net Working Capital pursuant to clause (i) above and the resultant adjustments to Estimated Net Working Capital (which shall be recalculated to reflect such adjustments), (iii) Closing Date Cash, (iv) Closing Date Indebtedness, (v) Seller Transaction Expenses, (vi) Seller Severance Expenses, (vii) CapEx Spend Adjustment, (viii) 2016 Cash Flow Adjustment and (ix) the proposed Adjustment Amount based upon such items. No actions taken by Purchaser on its own behalf or on behalf of the Company, at or following Closing, shall be given effect for purposes of determining the Final Net Working Capital. Purchaser shall not add items or change any amounts in the Closing Certificate after it is delivered to Seller. If the Adjustment Amount reflected in the Closing Certificate is positive, Purchaser shall pay the Adjustment Amount to Seller by wire transfer of immediately available funds into an account designated by Seller.

(b)                                 After receipt of the Closing Certificate, Seller and its representatives shall have reasonable access to all relevant books and records (including accountant work papers), accountants, officers and employees of the Company and the Subsidiaries solely for the purpose of reviewing the Closing Certificate in accordance with this Agreement. If, within forty-five (45) days following the delivery of the Closing Certificate, Seller has not given Purchaser notice of its objection to any item in the Closing Certificate reasonably detailing the basis of such objection (an “Objection Notice”), then the Closing Certificate shall be deemed final and binding on Purchaser and Seller. If Seller delivers an Objection Notice, then Purchaser and Seller shall consult in good faith to resolve the disputed items set forth in the Objection Notice and, if any disputed items have not been resolved within thirty (30) days following delivery of such notice, from and after such time either Seller or Purchaser may submit the remaining disputed items to one of PwC, EY or KPMG as agreed upon in writing by Seller and Purchaser or, if such firm is unable to serve in such capacity, to such other nationally recognized independent accounting firm that is mutually agreeable to Seller and Purchaser (the “Accountant”) or, if no such agreement can be reached, Seller and Purchaser each shall, within ten (10) days thereof, select a candidate for the Accountant and the two candidates so selected shall promptly select a third nationally recognized independent accounting firm which shall be appointed as the Accountant. The scope of the disputes to be resolved by the Accountant shall be limited to fixing mathematical errors and determining whether the items in dispute were determined in accordance with the definitions of Cash and Cash Equivalents, Indebtedness, Net Working Capital, Target Net Working Capital and Seller Transaction Expenses and the methodology set forth on Exhibit C without regard to materiality, and the Accountant is not to make any other determination and shall act as an expert and not as an arbitrator. If any items in dispute are submitted to the Accountant for resolution: (x) Seller and Purchaser shall use their respective Commercially Reasonable Efforts to cause the Accountant to resolve all remaining disagreements with respect to the Closing Certificate as soon as practicable but in any event shall direct the Accountant to render a determination within ninety (90) days after its retention; (y) Seller and Purchaser shall furnish to the Accountant and each other such work papers and other documents and information relating solely to the disputed issues as the Accountant may request and are available to that party (including, in the case of Purchaser, the Company and the Subsidiaries or their accountants), and shall be afforded the opportunity to present to the Accountant any materials relating to the determination and to discuss the determination with the Accountant, provided, that copies of all such materials are concurrently provided to the other party and that such discussions may only occur in the presence (including by telephone) of the other party, provided, further, that the Accountant shall consider only those items and amounts which are identified as being in dispute; and (z) the determination by the Accountant of the disputed items in the Closing Certificate, as shall be set forth in a notice delivered to both parties by the Accountant, shall be binding and conclusive on the parties. In resolving any disputed item, the Accountant may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees of the Accountant for such determination shall be borne by Purchaser, on the one hand, and Seller, on the other hand, in proportion to the portion of the aggregate amount in dispute that is finally resolved by the Accountant in a manner adverse to such party. For example, if Purchaser claims the appropriate adjustments are $1,000, and Seller contests $500 of the amount claimed by Purchaser, and if the Accountant ultimately resolves the dispute by awarding Purchaser $300 of the $500 contested, then the costs and expenses of the Accountant will be allocated sixty percent (60%) (i.e., 300/500) to Seller and forty percent (40%) (i.e., 200/500) to Purchaser.

(c)                                  The Closing Date Purchase Price shall be adjusted as follows (without duplication): (i)(A) increased by the amount, if any, by which the Net Working Capital, as finally determined (“Final Net Working Capital”), is greater than the Estimated Net Working Capital, as finally determined or (B) reduced by the amount, if any, by which the Final Net Working Capital is less than the Estimated Net Working Capital, as finally determined; (ii)(A) increased by the amount, if any, by which the Closing Date Indebtedness, as finally determined (“Final Indebtedness”), is less than the Estimated Closing Date Indebtedness or (B) reduced by the amount, if any, by which the Final Indebtedness is greater than the Estimated Closing Date Indebtedness; (iii)(A) increased by the amount, if any, by which the Closing Date Cash, as finally determined (“Final Cash”), is greater than the Estimated Closing Date Cash or (B) reduced by the amount, if any, by which the Final Cash is less than the Estimated Closing Date Cash; (iv)(A) reduced by the amount, if any, by which the Seller Transaction Expenses, as finally determined (“Final Seller Transaction Expenses”), are greater than the Estimated Seller Transaction Expenses or (B) increased by the amount, if any, by which the Final Seller Transaction Expenses are less than the Estimated Seller Transaction Expenses; (v)(A) increased by the amount, if any, by which the Seller Severance Expenses, as finally determined (“Final Seller Severance Expenses”), are greater than the Estimated Seller Severance Expenses or (B) decreased by the amount, if any, by which the Final Seller Severance Expenses are less than the Estimated Seller Severance Expenses; (vi) increased by the amount, if any, by which the CapEx Spend Adjustment, as finally determined (“Final CapEx Spend Adjustment”), is greater than the Estimated CapEx Spend Adjustment or (B) reduced by the amount, if any, by which the Final CapEx Spend Adjustment is less than the Estimated CapEx Spend Adjustment; and (vii) increased by the amount, if any, by which the 2016 Cash Flow Adjustment, as finally determined (“Final 2016 Cash Flow Adjustment”), is greater than the Estimated 2016 Cash Flow Adjustment or (B) reduced by the amount, if any, by which the Final 2016 Cash Flow Adjustment is less than the Estimated 2016 Cash Flow Adjustment.

(d)                                 No later than the second Business Day following the final determination of the Adjustment Amount:

(i)                                     if the Adjustment Amount is greater than the amount (if any) actually paid by Purchaser pursuant to the last sentence of Section 3.3(a), Purchaser shall pay such positive Adjustment Amount (less the portion already paid to Seller pursuant to the last sentence of Section 3.3(a)) to Seller by wire transfer of immediately available funds into the account designated by Seller; or

(ii)                                  if the Adjustment Amount is negative, Seller shall pay the absolute value of such negative Adjustment Amount to Purchaser by wire transfer of immediately available funds into the account designated by Purchaser.

(e)                                  The Adjustment Amount shall be treated as an adjustment to the Purchase Price for income Tax purposes.

ARTICLE IV

CLOSING AND TERMINATION

4.1                               Closing Date. The closing of the sale and purchase of the Shares provided for in Section 2.2 (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP located at 200 Crescent Court, Suite 300, Dallas, Texas 75201 (or at such other place as the parties may designate in writing) at 10:00 a.m. (Central Time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the third Business Day following the satisfaction or waiver of the conditions set forth in ARTICLE IX (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by the parties hereto; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in ARTICLE IX (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time), the Closing shall occur on the earlier to occur of (a) if Purchaser shall elect, a date during the Marketing Period specified by Purchaser on no less than three (3) Business Days’ notice to Seller and (b) the third (3rd) Business Day immediately following the final day of the Marketing Period (subject in each case to the satisfaction or waiver of all of the conditions set forth in ARTICLE IX for the Closing as of the date determined pursuant to this proviso), or such other time, date or place as is agreed in writing by the parties hereto.

4.2                               Closing Deliveries.

(a)                                 At Closing, Seller or the Company shall have delivered or caused to be delivered to Purchaser the following items:

(i)                                     written resignations, effective as of the Closing Date, from all of the directors and officers of the Company and the Subsidiaries, except as otherwise instructed by Purchaser in written instructions delivered to the Company at least two (2) Business Days prior to the Closing Date;

(ii)                                  any items required pursuant to Exhibit B to be delivered at Closing by Seller or the Company to Purchaser;

(iii)                               the certificate referenced in Sections 9.1(a) and 9.1(b);

(iv)                              stock certificates representing the Shares, duly endorsed in blank or accompanied by stock transfer powers duly executed by Seller in form and substance reasonably acceptable to Purchaser;

(v)                                 a certificate by the Company dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury regulations issued pursuant to Section 1445(b)(3) of the Code, stating that the Company is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(vi)                              certificates of good standing of the Seller, the Company and each Subsidiary, or equivalent certificates, each issued as of the most recent practicable date available prior to the Closing Date by the Secretary of State (or equivalent Governmental Body) of each such entity’s jurisdiction of organization; and

(vii)                           the Agreement Regarding Privileged Information in the form attached as Exhibit E, duly executed by the Company and the other parties thereto (other than Purchaser).

(b)                                 At Closing, Purchaser shall have delivered or caused to be delivered to Seller, the Company or the applicable Person the following items:

(i)                                     payment of the amounts set forth on the invoices delivered pursuant to Section 3.2(b), by wire transfer of immediately available funds to the accounts of the relevant parties as specified in such invoices;

(ii)                                  payment of the Closing Date Purchase Price in accordance with Section 3.2(c);

(iii)                               any items required pursuant to Exhibit B to be delivered at Closing by Purchaser;

(iv)                              the certificate referenced in Sections 9.2(a) and 9.2(b);

(v)                                 the Agreement Regarding Privileged Information in the form attached as Exhibit E, duly executed by Purchaser; and

(vi)                              all Back-to-Back Documentation, all confirmations relating to the Back-to-Back Trades and all documentation relating to Alternative Hedge Transfers, in each case, as required under Section 8.14.

4.3                               Termination of Agreement. This Agreement may be terminated prior to Closing as follows:

(a)                                 by written notice of Seller or Purchaser to the other party after February 24, 2017 (such date, as it may be extended pursuant to the second proviso set forth in this Section 4.3(a), the “Termination Date”), if the Closing shall not have occurred by the close of business on such date; provided, however, that the right to terminate this Agreement under this Section 4.3(a) shall not be available to (i) any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date, (ii) Purchaser, if Seller is entitled to terminate this Agreement pursuant to Section 4.3(d) or Section 4.3(f) or (iii) Seller, if Purchaser is entitled to terminate this Agreement pursuant to Section 4.3(e); provided, further, that the Termination Date shall automatically be extended by the amount of time during which any action for specific performance of the terms and provisions of this Agreement is pending, plus 20 Business Days, or such other time period established by the court of competent jurisdiction presiding over such action;

(b)                                 by mutual written consent of Seller and Purchaser;

(c)                                  by Seller or Purchaser if there shall be in effect a final non-appealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that subject to the last sentence of Section 8.4(b), the parties hereto shall promptly appeal any adverse determination which is appealable (and pursue such appeal with reasonable diligence); provided, however, that the right to terminate this Agreement under this Section 4.3(c) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(d)                                 by Seller, if Purchaser breaches any of its representations or warranties contained in this Agreement or breaches or fails to perform any of its covenants or agreements contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to Seller’s obligations to consummate the contemplated transactions set forth in Section 9.2 not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to Purchaser by Seller, cannot be cured or has not been cured by the earlier of the Termination Date and thirty (30) days after the delivery of such notice; provided, however, that the right to terminate this Agreement under this Section 4.3(d) shall not be available to Seller if Seller or the Company is then in breach in any material respect of any of its obligations hereunder;

(e)                                  by Purchaser, if Seller or the Company breaches any of its representations or warranties contained in this Agreement or breaches or fails to perform any of its covenants or agreements contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to Purchaser’s obligations to consummate the contemplated transactions set forth in Section 9.1 not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to Seller by Purchaser, cannot be cured or has not been cured by the earlier of the Termination Date and thirty (30) days after the delivery of such notice; provided, however, that the right to terminate this Agreement under this Section 4.3(e) shall not be available to Purchaser if Purchaser is then in breach in any material respect of any of its obligations hereunder; or

(f)                                   by Seller if: (i) all of the conditions precedent set forth in Section 9.1 were satisfied or waived as of the date the Closing should have been consummated pursuant to the terms of this Agreement (other than those conditions that by their terms are to be satisfied at the Closing and would have been satisfied or would have been waived assuming a Closing would occur), (ii) Seller has certified in writing to Purchaser that (A) all of the conditions precedent set forth in Section 9.2 have been satisfied or waived or are capable of then being satisfied and (B) that it is ready, willing and able to consummate the transactions contemplated by this Agreement, and (iii) Purchaser fails to complete the Closing within two (2) Business Days after the delivery of the certification by Seller referred to in the foregoing clause (ii).

4.4                               Effect of Termination.

(a)                                 If this Agreement is terminated pursuant to Section 4.3, written notice of such termination (including specific reference to the provision in Section 4.3 pursuant to which this Agreement is being terminated) shall be given by the terminating party to the other party or parties. In the event that this Agreement is validly terminated in accordance with Section 4.3, except as provided in Section 4.5, this Agreement shall forthwith become null and void and have no effect and each of the parties (together with their respective directors, officers, employees, partners and stockholders) shall be relieved of their duties, obligations and liabilities based upon or arising under this Agreement, the Related Documents or the Related Claims, in each case, whether arising before or after such termination, and such termination shall be without liability to any such Person; provided, however, that no such termination shall relieve any party hereto from liability for any Willful Breach of this Agreement prior to such termination; provided, further, that the obligations of the parties set forth in Section 4.4, Section 4.5, Section 8.6, Section 8.8 and ARTICLE XI shall survive any such termination and shall be enforceable hereunder.

(b)                                 Except with the prior written consent of the Company, during the period from the date hereof through the earlier of (i) the Closing Date and (ii) the date that is three (3) years following the termination of this Agreement pursuant to Section 4.3, Purchaser shall not directly or indirectly, through any Affiliate, officer, director, agent or otherwise, solicit the employment of or employ or retain as a consultant any employee of the Company or any of its Affiliates who is a management-level employee of the Company or any of its Affiliates as of the date hereof or at any time during such period (provided, however, that the hiring of any such employee through the use of general advertisements in publications or the hiring of any individual who is no longer an employee of the Company or any of its Affiliates shall be deemed not to violate the foregoing provisions).

4.5                               Reverse Termination Fee.

(a)                                 If this Agreement is terminated: (i) by Purchaser or Seller pursuant to Section 4.3(c) (if, and only if, the applicable Order giving rise to such termination arises in connection with FERC’s approval of the transactions contemplated hereby pursuant to Section 203 of the Federal Power Act, the approval of the transactions contemplated hereby by the Public Utility Commission of Texas or in connection with the condition set forth in Section 9.1(d) and Section 9.2(d)); (ii) by Purchaser or Seller pursuant to Section 4.3(a) and, in the case of this clause (ii), at the time of such termination, FERC’s approval of the transactions contemplated hereby pursuant to Section 203 of the Federal Power Act has not been obtained, the approval of the transactions contemplated hereby by the Public Utility Commission of Texas has not been obtained or the condition set forth in Sections 9.1(d) or 9.2(d) has not been satisfied; (iii) by Seller pursuant to Section 4.3(d), and in each case of the foregoing clauses (i), (ii) and (iii), at the time of such termination, all of the conditions set forth in Sections 9.1(a), 9.1(b), 9.1(c) (except for any nonsatisfaction arising in connection with FERC’s approval of the transactions contemplated hereby pursuant to Section 203 of the Federal Power Act, the approval of the transactions contemplated hereby by the Public Utility Commission of Texas or in connection with the condition set forth in Section 9.1(d)), 9.1(e) (other than the receipt of FERC’s approval of the transactions contemplated hereby pursuant to Section 203 of the Federal Power Act or the approval of the transactions contemplated hereby by the Public Utility Commission of Texas), 9.1(f), 9.1(g) and 9.1(h) have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing and are capable of being satisfied assuming a Closing would occur); or (iv) by Seller pursuant to Section 4.3(f), then Purchaser shall pay to the Company or its designee a fee in an amount equal to $132,000,000 (the “Reverse Termination

Fee”) in cash by wire transfer of immediately available funds to an account designated by the Company. The Reverse Termination Fee shall be paid no later than three (3) Business Days after any such notice of termination of this Agreement. If Purchaser fails to promptly pay the Reverse Termination Fee when due pursuant to this Section 4.5(a), then interest shall accrue on the amount of the Reverse Termination Fee from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at a rate per annum equal to the prime rate as published in the Wall Street Journal, Eastern Edition in effect from time to time during such period. In addition, if Purchaser fails to pay the Reverse Termination Fee when due, Purchaser also shall pay to the Company all of Seller’s and the Company’s costs and expenses (including reasonable attorneys’ fees) in connection with efforts to collect the Reverse Termination Fee and interest thereon.

(b)                                 Each of the parties hereto acknowledges and agrees that (i) the agreements contained in this Section 4.5 are an integral part of the transactions contemplated by this Agreement and that, without such agreements, Seller and the Company would not enter into this Agreement and (ii) payment by Purchaser of the Reverse Termination Fee is not a penalty, but rather a reasonable amount that will compensate Seller and the Company for the efforts and resources expended and the opportunities foregone while negotiating this Agreement, relying on this Agreement and expecting the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Without in any way limiting the Company’s rights set forth in Section 4.5(c), the parties agree that, in the event that this Agreement is terminated under circumstances in which the Reverse Termination Fee is payable, the Reverse Termination Fee (together with the interest obligations and cost and expense reimbursement obligations set forth in Section 4.5(a)) shall be the sole and exclusive remedy of Seller, the Company and their respective Affiliates and equity holders against (A) Purchaser, (B) the former, current and future holders of any equity interest in or the controlling persons, directors, officers, employees, agents, representatives, attorneys, Affiliates, stockholders or assignees of Purchaser, (C) any future holders of any equity interest or any future controlling person, director, officer, employee, agent, attorney, representative, Affiliate or stockholder of any of the foregoing or (D) any Financing Source or the Sponsor (the Persons described in  clauses (A), (B), (C) and (D) above, collectively, the “Purchaser Group”), for any Loss suffered by Seller, the Company or any of their respective Affiliates based upon or arising out of this Agreement, the Related Documents, the Related Claims or the transactions contemplated by this Agreement (including the abandonment or termination of this Agreement, the Related Documents or the transactions contemplated hereby). Further, upon payment of the Reverse Termination Fee and, if applicable, the interest, costs and expenses required pursuant to Section 4.5(a), the Purchaser Group shall have no further liability to Seller, the Company or any of their respective Affiliates or equity holders based upon or arising out of this Agreement, the Related Documents, the Related Claims or the transactions contemplated by this Agreement (including the abandonment or termination of this Agreement, the Related Documents or the transactions contemplated hereby).

(c)                                  Notwithstanding anything herein to the contrary, if Purchaser fails to consummate the transactions contemplated by this Agreement after satisfaction or waiver of all of the conditions set forth in Section 9.1 in breach of Purchaser’s obligations under this Agreement, Seller may, in its sole discretion: (i) seek specific performance pursuant to Section 11.11; (ii) withdraw any claim for specific performance, terminate this Agreement under Section 4.3(f), if otherwise permitted to do so, and seek payment of the Reverse Termination Fee; or (iii) terminate this Agreement under Section 4.3(f), if otherwise permitted to do so, and seek payment of the Reverse Termination Fee; provided, however, that in no event shall Seller or the Company be entitled to both a grant of specific performance and the payment of the Reverse Termination Fee.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Purchaser that:

5.1                               Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.

5.2                               Authorization of Agreement. The Company has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the consummation of the transactions contemplated by this Agreement (the “Company Documents”), and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Company Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes the legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).

5.3                               Conflicts; Consents of Third Parties.

(a)                                 Except as set forth on Schedule 5.3(a), none of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration under, any provision of (i) the certificate of incorporation and bylaws or comparable organizational documents of the Company or any Subsidiary; (ii) any Contract or Permit to which the Company or any Subsidiary is a party or by which any of the properties or assets of the Company or any Subsidiary are bound; (iii) any Order applicable to the Company or any Subsidiary or by which any of the properties or assets of the Company or any Subsidiary are bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations, cancellations or accelerations, that would not have a Material Adverse Effect.

(b)                                 Except as set forth on Schedule 5.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company or any Subsidiary in connection with the execution and delivery of this Agreement or the Company Documents or the compliance by the Company with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with the applicable requirements of the HSR Act and the Federal Power Act, and (ii) such other consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not have a Material Adverse Effect.

5.4                               Capitalization.

(a)                                 The authorized capital stock of the Company consists of 13,400 shares of common stock, $1.00 par value per share (the “Common Stock”). As of the date hereof, there are 8,952 shares of Common Stock issued and outstanding. Seller owns of record all of the issued and outstanding shares of Common Stock. All of the issued and outstanding shares of Common Stock were duly authorized for issuance and are validly issued, fully paid and non-assessable. The Common Stock is the only authorized or outstanding voting securities of the Company.

(b)                                 (i) There is no existing option, warrant, call, right, or Contract of any character to which the Company is a party requiring or granting the right to, and there are no securities of the Company outstanding which upon conversion or exchange would require or grant the right to, the issuance of any shares of capital stock of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock of the Company or any right to participate in the profits of the Company, and (ii) there are no preemptive rights relating to any capital stock of the Company. The Company is not a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of any capital stock of the Company.

5.5                               Subsidiaries.

(a)                                 Schedule 5.5(a) sets forth a true, correct and complete list of the name, jurisdiction of organization and equity owner(s), and applicable ownership percentage of such owner, of each Subsidiary. Each Subsidiary is a business entity of the type indicated on Schedule 5.5(a), duly organized, validly existing and in good standing under the laws of the jurisdiction opposite the name of such Subsidiary on Schedule 5.5(a) and is duly licensed or qualified to transact business as a foreign entity and is in good standing in each jurisdiction in which the nature of the business transacted by it or the ownership of its properties requires such licensing or qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. Each Subsidiary has all requisite corporate or entity power and authority to own, lease and operate its properties and carry on its business as now conducted.

(b)                                 The equity of each Subsidiary that is represented in Section 5.5(a) to be owned by the Company or another member of the Company Group is owned by such Person, and such Person has good and marketable title to such equity, free and clear of Liens except as set forth on Schedule 5.5(b).

(c)                                  Except as set forth on Schedule 5.5(c), all equity or voting securities of the Subsidiaries are owned by a member of the Company Group. All such equity (i) is duly authorized, validly issued and fully paid and, if such Subsidiary is a corporation, non-assessable, (ii) was issued in compliance with applicable Law and (iii) was not issued in breach or violation of any preemptive rights or Contract. There is no existing option, warrant, call, right or Contract to which the Company or any Subsidiary is a party requiring or granting the right to, and there are no convertible or exchangeable securities of the Company or any Subsidiary outstanding which upon conversion or exchange would require or grant the right to, the issuance of any shares of capital stock or other equity interests of any Subsidiary or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity interests of any Subsidiary or any right to participate in the profits of any Subsidiary, and there are preemptive rights relating to any capital stock of or equity interests in any Subsidiary. No Subsidiary is a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of any capital stock of or equity interests in such Subsidiary.

5.6                               Financial Statements; No Undisclosed Liabilities.

(a)                                 The Company has made available to Purchaser copies of the unaudited combined balance sheets of the Business as of and for the years ended December 31, 2013, 2014 and 2015, in each case, with no Tax adjustment nor adjustment to goodwill with respect to the transactions contemplated by this Agreement, and the related combined statement of income of the Business for the years then ended, in each case giving effect to allocations of certain amounts representative of support provided to the Business prior to the Reorganization (such unaudited statements are referred to herein as the “Financial Statements”). Except as set forth in the notes thereto or as disclosed in Schedule 5.6(a), each of the Financial Statements has been prepared in accordance with GAAP consistently applied (subject, in each case, to any normal year-end adjustments (but which are not expected to be material)) and presents fairly in all material respects the combined financial position and results of operations of the Business as of the dates and for the periods indicated therein.

(b)                                 Except for Tax adjustments and the liabilities disclosed in Schedule 5.6(b), the Company and the Subsidiaries have no liabilities that would be required to be reflected on a balance sheet prepared in accordance with GAAP consistently applied, except for (i) liabilities that are reflected on or set forth in the Balance Sheet, (ii) liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date or (iii) liabilities that are, in the aggregate, not in excess of $10,000,000.

For the purposes hereof, the unaudited combined balance sheet of the Business as of December 31, 2015 is referred to as the “Balance Sheet” and December 31, 2015 is referred to as the “Balance Sheet Date”.

5.7                               Absence of Certain Developments. Except as set forth on Schedule 5.7, since the Balance Sheet Date (a) the Company and the Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business, except as contemplated by this Agreement (including the Reorganization), and (b) there has not been any event, change, occurrence or circumstance that has had, or could reasonably be expected to result in, a Material Adverse Effect.

5.8                               Taxes. Except as set forth on Schedule 5.8:

(a)                                 Each of the Company and the Subsidiaries has timely filed all material federal, state, local and foreign Tax Returns required to be filed by it, and all material amounts of Taxes required to be paid by it have either been paid by it or will be reflected in accordance with GAAP as a reserve for Taxes in the Required Financial Information, and all such Tax Returns are correct and complete in all material respects, or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired.

(b)                                 All material amounts of Taxes required to be withheld by the Company or any of the Subsidiaries have been withheld and have been (or will be) duly and timely paid to the proper Taxing Authority.

(c)                                  As of the date hereof, no deficiencies for a material amount of Taxes have been proposed, asserted or assessed in writing against the Company or any of the Subsidiaries that are still pending.

(d)                                 No requests for waivers of the time to assess a material amount of Taxes have been made that are still pending.

(e)                                  The federal income Tax Returns of the Company and the Subsidiaries consolidated in such returns have been examined through the taxable period ending on December 31, 2010.

(f)                                   As of the date hereof, no income or material Tax Return of the Company or any of the Subsidiaries is under examination by any Taxing Authority.

(g)                                  All assessments for a material amount of Taxes due with respect to any concluded Legal Proceedings have been fully paid or have been adequately reserved for on the Financial Statements in accordance with GAAP.

(h)                                 Neither the Company nor any of the Subsidiaries is liable for the Taxes of any other Person as a result of any indemnification provision or other contractual obligation contained in Contracts the primary purpose of which is Taxes that will be binding after the Closing Date.

(i)                                     The Company, as of the date hereof is not, within the preceding five years has not been, and immediately after the Reorganization will not be, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(j)                                    There is no Legal Proceeding, investigation, audit or claim now pending with respect to any material Tax of the Company or any of the Subsidiaries.

(k)                                 There are no Liens for any material Taxes upon the assets of the Company or any of the Subsidiaries other than Permitted Exceptions.

(l)                                     During the two years prior to the date of this Agreement, neither the Company nor any of the Subsidiaries has been a party to a transaction intended to qualify under Section 355 of the Code.

(m)                             No Member of the Company Group is liable for the Taxes of any other Person (other than another member of any Group or any of the FirstLight Entities) as a result of (i) any indemnification provision or other contractual obligation contained in contracts the primary purpose of which is Taxes that will be binding after the Closing Date, (ii) any successor or transferee liability or (iii) any liability under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

(n)                                 Neither the Company nor any of the Subsidiaries is required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed prior to the Closing, (B) intercompany transaction, intercompany account or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) arising before the Closing, (C) installment sale or open transaction disposition made prior to the Closing, (D) advance payments received prior to the Closing accounted for under the deferral method pursuant to Rev. Proc. 2004-34, 2004-22 IRB 991, (E) election under Section 108(i) of the Code, or (F) adjustment pursuant to Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

Section 5.13 and this Section 5.8 represent the sole and exclusive representation and warranty of the Company regarding Tax matters.

5.9                               Real Property. Schedule 5.9 sets forth a complete list of (a) all material real property owned in fee by the Company and the Subsidiaries (individually, an “Owned Property” and collectively, the “Owned Properties”), and (b) all leases of material real property by the Company or a Subsidiary (individually, a “Real Property Lease” and collectively, the “Real Property Leases” and such leased real property, individually, a “Leased Property” and collectively, the “Leased Properties” and, together with the Owned Properties, being referred to herein individually as a “Company Property” and collectively as the “Company Properties”) as lessee or lessor. The Company or the Subsidiaries have good and marketable title to all Owned Property and good and valid leasehold interest to all Leased Properties, in each case, free and clear of all Liens of any nature whatsoever except (i) Liens arising out of the Assumed Company Debt, (ii) Liens set forth on Schedule 5.9(c), and (iii) Permitted Exceptions.

5.10                        Tangible Personal Property. Schedule 5.10 sets forth all leases of personal property by the Company or a Subsidiary (“Personal Property Leases”) involving annual payments in excess of $1,000,000.

5.11                        Intellectual Property. Except as set forth on Schedule 5.11, the Company and the Subsidiaries own or have licenses to use all material Intellectual Property used by them in the Ordinary Course of Business, except to the extent the failure to be the owner or the licensee would not have a Material Adverse Effect. Except as set forth on Schedule 5.11 and except as would not have a Material Adverse Effect, neither the Company nor any Subsidiary has received any written notice (a) challenging the ownership, use, validity or enforceability of any material Intellectual Property or (b) of any default or any event that, with notice or lapse of time or both, would constitute a default under any material Contract pursuant to which a third party grants the Company or any Subsidiary, or pursuant to which the Company or any Subsidiary grants a third party, the right to use any material Intellectual Property.

5.12                        Material Contracts.

(a)                                 Schedule 5.12(a) sets forth all of the following Contracts to which the Company or any of the Subsidiaries (and, with respect to Sections 5.12(a)(x) and 5.12(a)(xi), any of the Company’s Affiliates) is a party or by which any of their respective assets or properties are bound (collectively, the “Material Contracts”):

(i)                                     Contracts with Seller or any current officer or director of the Company or any of the Subsidiaries (other than Contracts made in the Ordinary Course of Business on terms generally available to similarly situated non-Affiliated parties);

(ii)                                  Contracts with any labor union or association representing any employee of the Company or any of the Subsidiaries;

(iii)                               Contracts entered into within the past three years for the sale of any of the assets of the Company or any of the Subsidiaries other than in the Ordinary Course of Business, for consideration in excess of $5,000,000;

(iv)                              Contracts relating to any acquisition to be made by the Company or any of the Subsidiaries of any operating business or the capital stock of any other Person, in each case for consideration in excess of $5,000,000;

(v)                                 Contracts relating to the incurrence of Indebtedness, or the making of any loans, in each case involving amounts in excess of $5,000,000;

(vi)                              Contracts which involve (i) the expenditure of more than $5,000,000 in the aggregate other than Contracts with respect to monthly base-load fuel procurement in the Ordinary Course of Business or (ii) revenue to the Company or its Subsidiaries of more than $10,000,000 in the aggregate;

(vii)                           Contracts with an Affiliate of the Company or any Subsidiary (other than a member of the Company Group) (the “Affiliate Contracts”) other than (A) Proprietary Hedge Contracts, (B) any such Contracts that will be terminated on or prior to Closing without any liability to Purchaser or the Company Group and (C) any such Contracts that are required to be entered into by this Agreement;

(viii)                        Real Property Leases;

(ix)                              Personal Property Leases;

(x)                                 any Contract in existence on the date hereof for Seller Credit Support or any letters of credit, guarantees or other similar credit support contractual obligations entered into by or on behalf of the Company or the Subsidiaries; and

(xi)                              Hedge Contracts.

(b)                                 Purchaser has been provided with true and correct copies of all Material Contracts, including all amendments, supplements, schedules and exhibits thereto.

(c)                                  Except as set forth on Schedule 5.12(c), (i) each Material Contract (other than a Material Contract that will terminate or expire by its terms prior to the Closing) constitutes the valid and binding obligation of the Company or the Subsidiary that is a party thereto and, to the Knowledge of the Company, the other parties thereto, and is in full force and effect in all material respects, and is enforceable by each of the Company and the Subsidiaries to the extent a party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity, (ii) none of the Company or the Subsidiaries or, to the Knowledge of the Company, any counterparty to any Material Contract, is in breach, violation or default (or would be in breach, violation or default but for the existence of a cure period) in any material respect, and no event has occurred that with notice or the lapse of time or both constitute a breach or default thereunder by any of the Company or the Subsidiaries or, to the Knowledge of the Company, any counterparty to any Material Contract and (iii) neither the Company nor any Subsidiary has received written notice from any other party to any Material Contract that such party intends to terminate any such Material Contract.

5.13                        Employee Benefits Plans.

(a)                                 Schedule 5.13(a) lists each material “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each other material plan, agreement, or arrangement relating to deferred compensation, cash bonus, severance, retention, employment, change of control, fringe benefits, supplemental benefits or other employee benefits, in each case that is maintained or contributed to by the Company Group (each, a “Company Benefit Plan”).

(b)                                 With respect to each Company Benefit Plan, the Company has made available to Purchaser, to the extent applicable, correct and complete copies of (i) each plan document, (ii) the most recent annual reports on Form 5500 and schedules thereto, (iii) the most recent summary plan description and (iv) a current IRS opinion or favorable determination letter.

(c)                                  Each Company Benefit Plan has been administered in all material respects in accordance with its terms and applicable Law. Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the IRS or may rely on a favorable opinion letter issued by the IRS, and, to the Knowledge of the Company, nothing has occurred since the date of such determination or opinion letter that would reasonably be expected to adversely affect such qualification.

(d)                                 Except as would not be reasonably likely to result in a Material Adverse Effect, there are no actions, suits, audits or investigations by any Governmental Body or other claims (except for routine claims for benefits) pending or, to the Knowledge of the Company, threatened, against or involving any Company Benefit Plan.

(e)                                  No Company Benefit Plan is a multiemployer plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA) (“Multiemployer Plan”), a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA (a “MEWA”) or an arrangement subject to Section 302 or Title IV of ERISA or Section 412 of the Code (a “Title IV Plan”), and during the preceding six (6) years neither the Company nor any ERISA Affiliate has maintained, sponsored or contributed to or been required to contribute to a Multiemployer Plan, MEWA or Title IV Plan. No liability under Title IV of ERISA or Chapter 43 of the Code has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full.

5.14                        Labor.

(a)                                 Except as set forth on Schedule 5.14(a), neither the Company nor any of the Subsidiaries is a party to any labor or collective bargaining agreement.

(b)                                 Except as set forth on Schedule 5.14(b), there are no (i) strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of the Company, threatened against or involving the Company or any of the Subsidiaries, or (ii) unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or any of the Subsidiaries, except in each case as would not have a Material Adverse Effect.

5.15                        Litigation. Except as set forth on Schedule 5.15, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or the Subsidiaries before any Governmental Body, except Legal Proceedings that, if adversely determined, would not have a Material Adverse Effect. The Company is not subject to any Order except to the extent the same would not have a Material Adverse Effect.

5.16                        Compliance with Laws; Permits.

(a)                                 The Company and the Subsidiaries are in compliance with all Laws of any Governmental Body applicable to their respective businesses or operations, except where the failure to be in compliance would not have a Material Adverse Effect. Neither the Company nor any Subsidiary has received any written notice of or been charged in the last three (3) years with the violation of any Laws, except where such violation would not have a Material Adverse Effect.

(b)                                 The Company and the Subsidiaries currently have all Permits which are required for the operation of their respective businesses as presently conducted, other than those Permits the failure of which to possess would not have a Material Adverse Effect. All such Permits are in full force and effect and are final and non-appealable, other than those permits the failure of which to be in full force and effect or final and non-appealable would not have a Material Adverse Effect. Neither the Company nor any of the Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which it is a party, and there is no pending or, to the Knowledge of the Company, threatened claim or Legal Proceeding to revoke, cancel, limit, suspend, restrict or modify any such Permit, except where such default, violation, claim or Legal Proceeding would not have a Material Adverse Effect.

5.17                        Environmental Matters. The representations and warranties contained in this Section 5.17 are the sole and exclusive representations and warranties of the Company pertaining or relating to any environmental matters or health or safety matters (to the extent relating to exposure to Hazardous Materials), including any arising under any Environmental Laws. Except as set forth on Schedule 5.17 hereto and except, in each case, as would not have a Material Adverse Effect:

(a)                                 the operations of the Company and each of the Subsidiaries are in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with any Permits required under all applicable Environmental Laws necessary to operate the Business (“Environmental Permits”);

(b)                                 neither the Company nor any of the Subsidiaries is subject to (i) any pending, or to the Knowledge of the Company, threatened claim or Legal Proceeding (A) alleging that the Company or any of the Subsidiaries may be in violation of any Environmental Law or any Environmental Permit or may have any liability under any Environmental Law or (B) directly involving the Company or any of its Subsidiaries to revoke, cancel, limit, restrict, suspend or modify any Environmental Permit or (ii) any Order requiring the investigation, containment, mitigation, removal, remediation or cleanup of any Hazardous Material under any Environmental Law at any real property currently or formerly owned, operated or leased by the Company or any of the Subsidiaries or any off-site property;

(c)                                  to the Knowledge of the Company, there are no pending or threatened investigations of the businesses of the Company or any of the Subsidiaries, or any currently or previously owned or leased property of the Company or any of the Subsidiaries under Environmental Laws, which would reasonably be expected to result in the Company or any Subsidiary incurring any material liability pursuant to any Environmental Law;

(d)                                 to the Knowledge of the Company, there has been no release or threatened release of a Hazardous Material in violation of Environmental Law by the Company or any Subsidiary at any real property currently or formerly owned, operated or leased by the Company or any of the Subsidiaries that would be reasonably expected to result in any liability to the Company or any of the Subsidiaries or require investigation or cleanup under applicable Environmental Law; and

(e)                                  (i) neither the Company nor any Subsidiary has received written notice that the Company or any Subsidiary is responsible for any liabilities under applicable Environmental Law concerning the investigation or cleanup of any Hazardous Material associated with the Company or any of the Subsidiaries that has been transported to, or disposed of at, any offsite location, and (ii) to the Knowledge of the Company, there is no site to which Hazardous Material generated by the Company or any Subsidiary thereof has been transported that is subject to environmental investigation or remediation that would reasonably be expected to result in the Company or any such Subsidiary incurring any material liability under Environmental Law.

5.18                        Financial Advisors. Except as set forth on Schedule 5.18, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the transactions contemplated by this Agreement and no such Person is entitled to any fee or commission or like payment from Purchaser in respect thereof.

5.19                        Sufficiency of Assets. Except as set forth on Schedule 5.19, (a) upon the Closing, the Company Group’s assets and properties will constitute all of the material assets and properties used or held for use in the Business, (b) at the Closing, Purchaser will acquire all of Seller’s rights, title and interest to the Business and will have sufficient rights, property and assets to conduct the operations of the Business in all material respects as conducted prior to the Closing Date and (c) from and after the Closing, the Seller Group shall not own any material assets or properties used in or held for use in the Business as currently conducted.

5.20                        Insurance. Schedule 5.20 provides a summary of all policies of, or agreements for, insurance and interests in insurance pools and programs, in each case including self-insurance (collectively, “Insurance Arrangements”), that are maintained by, at the expense of or for the benefit of, the Company Group or the Business. Each such Insurance Arrangement is in full force and effect, all premiums due to date thereunder have been paid in full and no member of the Company Group is in material default with respect to any other obligations thereunder. No written notice of cancellation or nonrenewal, in whole or in part, with respect to any such Insurance Arrangement currently in force has been received by any member of the Company Group or any Affiliate thereof.

5.21                        No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this ARTICLE V (as modified by the schedules hereto), neither the Company nor any other Person makes any other express or implied representation or warranty with respect the Company, the Subsidiaries or the transactions contemplated by this Agreement, and the Company disclaims any other representations or warranties, whether made by the Company, Seller or any of their respective Affiliates, officers, directors, employees, agents or representatives. Except for the representations and warranties contained in ARTICLE V (as modified by the schedules hereto as supplemented or amended), the Company and Seller hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Purchaser by any director, officer, employee, agent, consultant, or representative of the Company or Seller or any of their respective Affiliates). The Company and Seller make no representations or warranties to Purchaser regarding the probable success or profitability of the Company.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents to Purchaser that:

6.1                               Organization and Good Standing. Seller is a “societe anonyme” duly organized, validly existing and in good standing under the laws of Belgium and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business. Seller is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

6.2                               Authorization of Agreement. Seller has all requisite corporate power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “Seller Documents”), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all required corporate action on the part of Seller. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by Seller, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Seller Document, when so executed and delivered will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).

6.3                               Conflicts; Consents of Third Parties.

(a)                                 None of the execution and delivery by Seller of this Agreement or the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration under, any provision of (i) the organizational and governing documents of Seller; (ii) any Contract or Permit to which Seller is a party or by which any of the properties or assets of Seller are bound; (iii) any Order applicable to Seller or by which any of the properties or assets of Seller are bound; or (iv) any applicable Law.

(b)                                 No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Seller in connection with the execution and delivery of this Agreement or the Seller Documents or the compliance by Seller with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with the applicable requirements of the HSR Act and the Federal Power Act, and (ii) such other consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not have a material adverse effect on Seller’s ability to consummate the transactions contemplated hereby.

6.4                               Ownership and Transfer of Shares. Seller is the record and beneficial owner of, and has good, valid and marketable title to, the Shares, free and clear of any and all Liens. The delivery of the Shares to Purchaser by Seller will convey to Purchaser good, valid and marketable title to such Shares, free and clear of any and all Liens.

6.5                               Litigation. There are no Legal Proceedings pending or, to the knowledge of Seller, threatened that are reasonably likely to prohibit or restrain the ability of Seller to enter into this Agreement or consummate the transactions contemplated hereby.

6.6                               Financial Advisors. Except as set forth on Schedule 6.6, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

6.7                               No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE VI, neither Seller nor any other Person makes any other express or implied representation or warranty with respect to Seller or Seller’s consummation of the transactions contemplated hereby, and Seller disclaims any other representations or warranties, whether made by the Company or any of Seller’s or the Company’s respective Affiliates, officers, directors, employees, agents or representatives.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that:

7.1                               Organization and Good Standing. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite entity power and authority to own, lease and operate its properties and carry on its business. Purchaser is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified or in good standing would not have an material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby.

7.2                               Authorization of Agreement. Purchaser has full entity power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (together with this Agreement, the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary entity action on behalf of Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document, when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).

7.3                               Conflicts; Consents of Third Parties.

(a)                                 None of the execution and delivery by Purchaser of this Agreement or the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration under, any provision of (i) the organizational documents of Purchaser; (ii) any Contract or Permit to which Purchaser is a party or by which Purchaser or its properties or assets are bound; (iii) any Order applicable to Purchaser or by which any of the properties or assets of Purchaser are bound; or (iv) subject to obtaining the consents, waivers and approvals set forth in Section 7.3(b), any applicable Law.

(b)                                 No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or the taking by Purchaser of any other action contemplated hereby, except for compliance with the applicable requirements of the HSR Act and the Federal Power Act and approval of the transactions contemplated hereby by the Public Utility Commission of Texas.

7.4                               Litigation. There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

7.5                               Investment Intention. Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”)) thereof. Purchaser understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

7.6                               Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement other than any Person whose fees and expenses will be paid by Purchaser.

7.7                               Financing. Purchaser has furnished to the Company a true and complete copy of (a) an executed equity commitment letter, dated as of June 27, 2016, by and between Purchaser and the Sponsor (together with all exhibits, schedules, annexes, supplements and amendments thereto, the “Equity Commitment Letter”) pursuant to which the Sponsor has committed to invest, directly or indirectly, in Purchaser the cash amounts set forth therein (the “Equity Financing”), subject to the terms and conditions set forth in the Equity Commitment Letter, and (b) an executed Third Amendment to Credit Agreement (the “Incremental Amendment”), dated June 27, 2016, among the Sponsor, Morgan Stanley Senior Funding, Inc., BNP Paribas, Credit Agricole Corporate and Investment Bank, SunTrust Bank, Credit Suisse AG, Cayman Islands Branch, as the administrative agent, and the other parties thereto (together with all exhibits, schedules, annexes, supplements and amendments thereto, the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Commitment Letters”) pursuant to which such lending parties named therein have committed to provide the Sponsor with at least $1,850.0 million in debt financing (the “Debt Financing” and, together with the Equity Financing, the “Financing”), subject to the terms and conditions set forth in the Debt Commitment Letter. Purchaser will have, upon receipt by the Sponsor or a controlled subsidiary of the Sponsor of the funds at Closing in accordance with the Commitment Letters, sufficient available funds on hand to consummate the purchase of the Shares as contemplated herein, including to (i) pay the Purchase Price in accordance with ARTICLE III, (ii) make the other payments, and assume the other obligations, required for Closing pursuant to Section 4.2(b) and (iii) pay any fees and expenses allocated to Purchaser pursuant to this Agreement. Each Commitment Letter, in the form so furnished to the Company, is valid, binding and in full force and effect and no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Purchaser or the Sponsor, as applicable, under any term or condition thereof. The Commitment Letters have not been amended or modified in any respect prior to the date of this Agreement (other than as attached thereto) and as of the date of this Agreement, (i) no such amendment or modification is contemplated by the Purchaser (other than, with respect to the Debt Commitment Letter, any amendments or modifications to the extent such amendments or modifications could not reasonably be expected to in any way materially delay or adversely affect the Closing or the transactions contemplated by this Agreement) and (ii) the commitments contained in the Commitment Letters have not been withdrawn, rescinded or terminated. Except for the PIPE SPA, the Interim Sponsors Agreement, any engagement letters related to the Financing, as of the date hereof, there are no side letters or other agreements, arrangements or understandings (including fee or side letters, but excluding customary structuring or advisor fees) to which Purchaser or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Financing or that could reasonably be expected to adversely affect the timing of Closing. There are no conditions precedent or other contingencies relating to the funding of the full amount of the Equity Financing or the Debt Financing by the Financing Sources, other than as specifically set forth the in the respective Commitment Letter. As of the date hereof, assuming that the conditions set forth in Section 9.1 are satisfied at or prior to the Closing Date, Purchaser does not have any reason to believe that any of the conditions to the Financing will not be satisfied on a timely basis.

7.8                               Solvency.

(a)                                 Assuming that the representations and warranties of the Company and Seller contained in this Agreement are true and correct in all material respects, immediately after giving effect to the acquisition of the Shares and the consummation of the other transactions contemplated by this Agreement (including the Financing being entered into in connection therewith):

(i)                                     the fair saleable value (determined on a going concern basis) of the assets of Purchaser and the Company and the Subsidiaries shall be greater than the total amount of their liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);

(ii)                                  Purchaser and the Company and the Subsidiaries shall be able to pay their debts and obligations as they become due; and

(iii)                               Purchaser and the Company and the Subsidiaries shall have adequate capital to carry on their businesses and all businesses in which they are about to engage.

(b)                                 In completing the transactions contemplated by this Agreement, Purchaser does not intend to hinder, delay or defraud any present or future creditors of Purchaser or the Company or the Subsidiaries.

7.9                               Purchaser’s Acknowledgements; Nature of Representations; No Other Representations or Warranties.

(a)                                 Except for the specific representations and warranties expressly made by the Company or Seller in ARTICLE V or ARTICLE VI of this Agreement (as modified by the schedules hereto as supplemented or amended), Purchaser acknowledges and agrees that:

(i)                                     neither the Company nor Seller is making or has made any representation or warranty, expressed or implied, at Law or in equity, in respect of the Company, the Subsidiaries, or any of the Company’s or the Subsidiaries’ respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the Company’s or the Subsidiaries’ respective businesses, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Company or any of the Subsidiaries furnished to Purchaser or its representatives or made available to Purchaser and its representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and

(ii)                                  no officer, agent, representative or employee of Seller, the Company or any of the Subsidiaries has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and subject to the limited remedies herein provided.

(b)                                 Purchaser specifically disclaims (i) that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company and Seller have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (ii) any obligation or duty by the Company or Seller to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in ARTICLE V or ARTICLE VI of this Agreement.

(c)                                  Purchaser is acquiring the Company subject only to the specific representations and warranties set forth in ARTICLE V and ARTICLE VI of this Agreement (as modified by the schedules hereto as supplemented or amended) as further limited by the specifically bargained-for exclusive remedies as set forth in ARTICLE X and Section 3.3 of this Agreement. Purchaser acknowledges and agrees that it (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and the Subsidiaries and (ii) has been furnished with or given adequate access to such information about the Company and the Subsidiaries as it has requested.

(d)                                 Except for the representations and warranties contained in this ARTICLE VII, neither Purchaser nor any other Person makes any other express or implied representation or warranty with respect to Purchaser, its Affiliates or the Sponsor or the transactions contemplated hereby with respect to Purchaser, its Affiliates or the Sponsor, and Purchaser disclaims any other representations or warranties, whether made by its Affiliates, officers, directors, employees, agents or representatives.

ARTICLE VIII

COVENANTS

8.1                               Access to Information.

(a)                                 Prior to Closing, subject to the terms and conditions of this Section 8.1(a), Purchaser shall be permitted, through its officers, employees and representatives (including its legal advisors, accountants and Financing Sources), to investigate and examine the properties, businesses and operations, and the books and records, of the Company and the Subsidiaries; provided, however, that with respect to investigation and examination of properties, businesses and operations, such investigation and examination is only permitted to the extent the properties, businesses or operations are used in and part of the Business after giving effect to the Reorganization. Any such investigation and examination shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances, and shall be subject to restrictions under applicable Law and any confidentiality obligations to which the Company or any of its Affiliates is bound. Seller shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company and the Subsidiaries to reasonably cooperate with Purchaser and Purchaser’s representatives in connection with such investigation and examination. Purchaser and Purchaser’s representatives shall conduct any such activities in such a manner as to minimize any disruption to, and to not interfere unreasonably with, the business or operations of the Company or the Subsidiaries or the prompt and timely discharge by the employees of the Company and the Subsidiaries of their normal duties. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require the Company or any of the Subsidiaries to disclose (i) information regarding any member of the Seller Group that the Company reasonably determines to be sensitive, competitive, proprietary or otherwise non-disclosable for any reason (including information that will be transferred out of the Company Group prior to Closing pursuant to the terms of Exhibit B), (ii) information regarding the Excluded Legal Proceeding; provided that the Company shall keep Purchaser reasonably informed of all material developments with respect to the Excluded Legal Proceedings, or (iii) information subject to attorney-client privilege; provided that the Company shall use its Commercially Reasonable Efforts to disclose such information (or as much as possible) in a manner that does not result in the loss of attorney-client privilege. Notwithstanding anything herein to the contrary, prior to the Closing, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), Purchaser shall not contact any employee (excluding employees listed on Schedule 8.1(a)), director, independent contractor distributor, suppliers to, or customers of, the Company in connection with transactions contemplated by this Agreement, and Purchaser shall have no right to perform invasive or subsurface investigations of the properties or facilities of the Company or any of the Subsidiaries.

(b)                                 For a period of seven (7) years after Closing, Purchaser will give Seller, its Affiliates and its and their representatives access, subject to restrictions under applicable Law and Purchaser’s internal policies and procedures, to properties transferred to Purchaser, books and records transferred to Purchaser (even if such transferred books and records are or become commingled with books and records of Purchaser and its Affiliates), and personnel and representatives of the Company Group, as may be reasonably required by Seller including to the extent necessary for the preparation of financial statements, regulatory filings or Tax Returns of Seller or its Affiliates in respect of periods ending on or prior to Closing, or in connection with any insurance claims, Tax audits, Legal Proceedings (including the Excluded Legal Proceedings) or any obligations under this Agreement or any agreement, document or instrument contemplated hereby or thereby. Seller, its Affiliates and its and their representatives shall be entitled to make copies of, and conduct searches with respect to or in order to identify, the books and records to which such Persons are entitled to access pursuant to this Section 8.1(b). Any such access shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances, and shall be subject to restrictions under applicable Law and any confidentiality obligations to which the Company or any of its Affiliates are bound. Purchaser agrees that it shall preserve and keep the books and records held by Purchaser, the Company or their respective Affiliates relating to the respective businesses of the Company and the Subsidiaries prior to the Closing for a period of seven (7) years following the Closing Date. In the event Purchaser, the Company or their respective Affiliates wishes to destroy any such books and records after that time, Purchaser shall first give 90 days prior written notice to Seller and Seller shall have the right at its option and expense, upon prior written notice given to Purchaser within that 90 day period, to take possession of such books and records within 180 days after the date of such notice. In exercising its access rights with respect to books and records pursuant to this Section 8.1(b), Seller shall, and shall cause its Affiliates and its and their representatives to, use reasonable care to preserve the condition of, and not to destroy or render unusable in any manner, such books and records. Seller shall, and shall cause its Affiliates and representatives to: (i) keep all information and books and records accessed pursuant to this Section 8.1(b) confidential, (ii) not publicly disclose such information or books and records to any other Person (except where such disclosure, upon the advice of outside counsel, is required by applicable Law and only to the extent required by applicable Law) and (iii) not use such information or books and records other than for the express purposes set forth in the first sentence of this Section 8.1(b).

8.2                               Conduct of the Business Pending the Closing.

(a)                                 Prior to the Closing, except (I) as set forth on Schedule 8.2(a), (II) as required by applicable Law, (III) as otherwise contemplated by this Agreement (including the Reorganization) or (IV) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause the Subsidiaries to:

(i)                                     conduct the respective businesses of the Company and the Subsidiaries only in the Ordinary Course of Business;

(ii)                                  use its Commercially Reasonable Efforts to (A) preserve the present business operations, organization, assets, properties and goodwill of the Company and the Subsidiaries, and (B) preserve the present relationships with customers and suppliers of the Company and the Subsidiaries;

(iii)                               in its sole discretion, either (A) sell all of the issued and outstanding equity interests of any of the FirstLight Entities (collectively, the “FirstLight Equity”) held indirectly by the Company to an Approved Purchaser and thereafter transfer to any member of the Seller Group any remaining FirstLight Equity held indirectly by the Company after giving effect to such sale or (B) transfer all of the FirstLight Equity to any member of the Seller Group (clause (A) or (B), respectively, the “FirstLight Transfer”); and

(iv)                              use its Commercially Reasonable Efforts to proceed in accordance with the Company’s historical timeline and practice in the preparation of (A) audited or unaudited, as applicable, financial statements of the Business (including combined balance sheets, statements of operations, statements of cash flows and statements of stockholders equity (if applicable)), for any fiscal year or quarter that has ended prior to the Closing (such financial statements to have been prepared in accordance with GAAP and, with respect to unaudited financial statements, reviewed by the independent accountants for the Business as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722) and (B) the information required by Item 303 Management’s Discussion and Analysis of Financial Condition and Results of Operations of Regulation S-K with respect to any period for which financial statements are prepared pursuant to clause (A) of this clause (iv); provided that notwithstanding anything in this Agreement to the contrary, this Section 8.2(a)(iv) shall not be included for purposes of the condition set forth in Section 9.1(b).

(b)                                 Prior to Closing, except (I) as set forth on Schedule 8.2(b), (II) as required by applicable Law, (III) as otherwise contemplated by this Agreement (including the Reorganization), (IV) as contemplated by the FirstLight Transfer, or (V) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), Seller (solely with respect to Section 8.2(b)(xvi)) and the Company shall not, and shall not permit the Subsidiaries to:

(i)                                     transfer, issue, sell or dispose of any shares of capital stock or other securities of the Company or any of the Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of the Company or any of the Subsidiaries;

(ii)                                  effectuate any recapitalization, reclassification or like change in the capitalization of the Company or any of the Subsidiaries (other than any redemption or retirement of any shares of capital stock of the Company or any other recapitalization of the Company in connection with the repayment of Indebtedness to any member of the Seller Group);

(iii)                               liquidate, dissolve or otherwise wind up its business or operations;

(iv)                              amend the certificate of incorporation or bylaws or comparable organizational documents of the Company or any of the Subsidiaries;

(v)                                 other than in the Ordinary Course of Business (except with respect to clause (D)), as required by Law or Contract, or pursuant to the terms of any Company Benefit Plan, (A) materially increase the annual level of base compensation payable or to become payable to any director, executive officer, employee or independent contractor of the Company or any of the Subsidiaries, (B) materially increase the coverage or benefits available under any Company Benefit Plan, (C) hire any individual to be employed by the Company or any Subsidiary as an executive officer or terminate the employment of any executive officer of the Company or any Subsidiary, or (D) loan or advance any money or other property to any present or former director, officer or employee of the Company or any Subsidiary;

(vi)                              subject any of the properties or assets (whether tangible or intangible) of the Company or any of the Subsidiaries to any Lien, except for Permitted Exceptions;

(vii)                           enter into, assume, terminate, assign, partially or completely amend, grant any waiver of any material term under or grant any material consent with respect to, any Material Contract or Contract that would be a Material Contract if in existence on the date hereof;

(viii)                        acquire any individual properties or assets in excess of $5,000,000 or sell, assign, license, transfer, convey, lease or otherwise dispose of any individual properties or assets in excess of $5,000,000, except (A) pursuant to an existing Contract for fair consideration, (B) as may be reasonably required to conduct emergency operations, repairs or replacements with respect to any asset of the Business or (C) for fuel purchases for the Company’s assets made in the Ordinary Course of Business;

(ix)                              purchase any equity interests of any Person;

(x)                                 other than Indebtedness solely among the Company Group, create, incur, assume or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(xi)                              make any loans to any Affiliate of the Company (other than any Subsidiary) that are not paid off or otherwise discharged at or prior to Closing;

(xii)                           other than in the Ordinary Course of Business, cancel or compromise any material debt or claim or waive or release any material right of the Company or any of the Subsidiaries;

(xiii)                        enter into any commitment(s) that would obligate the Company Group to incur capital expenditures in any calendar year in excess of 110% of the amount budgeted for capital expenditures in the aggregate for the Business in such calendar year in the proposed capital expenditures budget set forth on Schedule 8.2(b)(xiii), except as may be reasonably required to conduct emergency operations, repairs or replacements with respect to any asset of the Business;

(xiv)                       enter into, modify or terminate any labor or collective bargaining agreement of the Company or any of the Subsidiaries;

(xv)                          permit the Company or any of the Subsidiaries to enter into or agree to enter into any merger or consolidation with any Person;

(xvi)                       settle, compromise or discharge any pending or threatened Legal Proceeding (other than any Excluded Legal Proceeding or any Legal Proceeding related to property Taxes) unless the settlement, compromise or discharge of such Legal Proceeding (i) does not materially restrict any of the Company or any Subsidiary from competing or engaging in the activity or businesses in which they currently engage and (ii) involves payment of monetary damages not in excess of $2,500,000 individually or $5,000,000 in the aggregate; provided, however, Seller (together with its Affiliates, including the Company) shall have the exclusive right to defend against, negotiate, settle, compromise, discharge or otherwise deal with the Excluded Legal Proceedings in its sole discretion; provided, further, that, without Purchaser’s prior written consent, Seller and its Affiliates shall not enter into any such settlement, compromise or discharge (A) that results in any Lien on any of the assets of, or contains any restriction or condition that would adversely affect, except in any immaterial respect, the future conduct of, any member of the Company Group or the Business or (B) would require any member of the Company Group to pay any amount with respect thereto.

(xvii)                    make or rescind any material election relating to Taxes or, except as required by applicable Law or GAAP, make any material change to any of its methods of Tax accounting or methods of reporting income or deductions for Tax;

(xviii)                 make any changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(xix)                       enter into or modify in any material respect, terminate, cancel, renew or assign any material Permit of the Company or the Subsidiaries, other than in the Ordinary Course of Business or other than any such Permit that will expire or be satisfied in full prior to the Closing; or

(xx)                          agree to do anything prohibited by this Section 8.2.

(c)                                  Notwithstanding anything contained in this Section 8.2 to the contrary and except as set forth on Schedule 8.2(c), from the date hereof until the Closing Date, the Company Group shall enter into Hedge Contracts to hedge risk of the Company Group (which Hedge Contracts will be subject to the entry into a Back-to-Back Trade on the Closing Date in accordance with Section 8.14) with a maturity date, settlement date, final delivery date or scheduled termination date later than September 30, 2016 only upon the request of the Purchaser, and then only in accordance with the Company Group’s policies and procedures, including risk policies. For the avoidance of doubt, products subject to periodic auctions, including forward capacity Contracts and congestion revenue rights, shall not be considered Hedge Contracts for purposes of the restriction set forth in the immediately preceding sentence.

8.3                               Consents. The Purchaser, Seller and the Company shall use (and the Company shall cause the Subsidiaries to use) their Commercially Reasonable Efforts to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including the consents and approvals referred to in Sections 5.3(b), 6.3(b), Section 7.3(b) and Section 9.1(f), provided, however, that no party shall be obligated to pay any consideration (other than consideration that is otherwise payable by such party pursuant to an existing agreement), commence any litigation or offer or grant any accommodation to any third party from whom consent or approval is requested.

8.4                               Regulatory Approvals.

(a)                                 Each of Purchaser, the Company and Seller (if necessary) shall (i) make or cause to be made all filings required of each of them or any of their respective subsidiaries or Affiliates under the HSR Act or other Regulatory Laws with respect to the transactions contemplated hereby as promptly as practicable and, in any event, within 30 days after the date of this Agreement in the case of all filings required under the HSR Act and within 30 days after the date of this Agreement in the case of all other filings required by other Regulatory Laws, (ii) comply at the earliest practicable date with any request under the HSR Act or other Regulatory Laws for additional information, documents, or other materials received by each of them or any of their respective subsidiaries or Affiliates from the FTC, the Antitrust Division or any other Governmental Body in respect of such filings or such transactions, and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Body under any Regulatory Laws with respect to any such filing or any such transaction. Purchaser shall consult and coordinate with Seller and the Company to file or cause to be filed, as promptly as practicable but in no event later than 30 days after the date of this Agreement, any application required to be filed by it, the Seller, the Company and/or the Company Group with FERC pursuant to Section 203 of the Federal Power Act. Purchaser shall consult and cooperate with Seller as to the contents of such application, the applicants thereto and the appropriate time of filing such application and shall respond promptly to any requests for additional information made by FERC. Seller shall consult and coordinate with Purchaser to file or cause to be filed, as promptly as practicable, any pre-approval application required to be filed by the Seller, the Company, the Company Group and/or the Purchaser with the FCC pursuant to Section 310 of the Communications Act. Purchaser shall consult and cooperate with Seller as to the contents of such application, the applicants thereto and the appropriate time of filing such application and shall respond promptly to any requests for additional information made by FCC. Each such party shall use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction. No party hereto shall independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend or participate. Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other Regulatory Laws. Any party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other parties under this Section 8.4 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials.

(b)                                 Each of Purchaser, Seller and the Company shall take any and all actions to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act of 1914, as amended, and any other United States federal or state or foreign statutes, rules, regulations, Orders, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Regulatory Laws”). In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of any Regulatory Law, each of Purchaser, Seller and the Company shall cooperate and use its reasonable best efforts to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed, or overturned any Order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal, unless by mutual agreement, Purchaser, Seller and the Company decide that litigation is not in their respective best interests. Each of Purchaser, Seller and the Company shall take any and all actions as may be required to cause the expiration of the notice periods under the HSR Act or other Regulatory Laws with respect to such transactions as promptly as possible after the execution of this Agreement. In connection with and without limiting the foregoing, each of Purchaser, Seller and the Company agree to take promptly any and all steps necessary to avoid or eliminate each and every impediment under any Regulatory Laws that may be asserted by any federal, state and local and non-United States antitrust or competition authority, so as to enable the parties to close the transactions contemplated by this Agreement as expeditiously as possible, including effecting or committing to effect, by consent decree, hold separate orders, trust or otherwise (i) the sale or disposition of such of its assets or businesses as are required to be divested and (ii) any other restriction, limitation or encumbrance on the businesses or assets of the Purchaser or the Company Group, in order to avoid the entry of, or to effectuate the dissolution of, any Order in any suit or preceding, that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement; provided, however, that, notwithstanding the foregoing or anything herein to the contrary, (A) neither Seller nor its Affiliates shall be required to undertake any actions to resolve any objections asserted by any Governmental Body with respect to any Regulatory Laws other than actions related to the Business and (B) Purchaser shall not be required to undertake any actions to resolve any objections asserted by any Governmental Body with respect to obtaining the approval set forth in Item 7 of Schedule 5.3(b).

(c)                                  Purchaser shall pay all fees associated with all filings by Purchaser, the Company and Seller in accordance with this Section 8.4 (except for fees of Seller’s and its Affiliates’ advisors).

8.5                               Further Assurances.

(a)                                 Subject to, and not in limitation of, Section 8.4, each of Purchaser, Seller and the Company shall use (and the Company shall cause each of the Subsidiaries to use) its Commercially Reasonable Efforts to, and the parties shall reasonably cooperate with one another to, (a) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement, (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement and (c) execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purposes of carrying out or evidencing any of the transactions contemplated by this Agreement.

(b)                                 If at any time or from time to time following the Closing, any party (or any member of such party’s respective Group), shall receive or otherwise possess any asset or liability that is allocated to any other Person pursuant to this Agreement or any Related Document (including in connection with the Reorganization), such Person (or any member of such party’s respective Group, the “Transferor Party”) shall promptly transfer, or cause to be transferred, such asset (each, a “Non-Transferred Asset”) or liability (each, a “Non-Transferred Liability”), as the case may be, to the Person (or any member of such party’s respective Group, the “Transferee Party”) entitled to such Non-Transferred Asset or responsible for such Non-Transferred Liability, as the case may be, and the Transferee Party entitled to such Non-Transferred Asset or responsible for such Non-Transferred Liability shall accept such Non-Transferred Asset or accept, assume and agree faithfully to perform or discharge such Non-Transferred Liability, as applicable. If any transfer or assignment of any Non-Transferred Asset under this Section 8.5(b) is unable to be consummated promptly for any reason, then, insofar as reasonably possible, the Transferor Party retaining such Non-Transferred Asset, shall thereafter hold such Non-Transferred Asset for the use and benefit of the Transferee Party entitled thereto (at the expense of the Transferee Party entitled thereto). In addition, the Transferor Party retaining such Non-Transferred Asset shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Non-Transferred Asset in the ordinary course of business consistent with past practice and take such other actions as may be reasonably requested by the Transferee Party to whom such Non-Transferred Asset is to be transferred or assigned, in order to place such Transferee Party in a substantially similar position as if such Non-Transferred Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Non-Transferred Asset, including use, risk of loss, potential for gain, and dominion, control and command over such Non-Transferred Asset, is to inure from and after the Closing to the Transferee Party. The reasonable out-of-pocket costs and expenses associated with any such transfers or assignments of Non-Transferred Assets or assumption of Non-Transferred Liabilities, including reasonable attorneys’ fees and all recording or similar fees, shall be borne by the party that would have been responsible for such costs and expenses if the transfer, assignment or assumption had occurred at or prior to the Closing.

8.6                               Confidentiality.

(a)                                 As used in this Section 8.6, the term “Confidential Information” means all or any part of the information, data or knowledge (in whatever form communicated or maintained, whether documentary, computer or other electronic storage or otherwise) regarding the Company Group and the Seller Group (i) that has been provided to Purchaser or any of the Purchaser’s Affiliates or representatives by Seller, the Company or any of their respective representatives that is related to the evaluation of the transactions contemplated by this Agreement or which contains or otherwise reflects information, data or knowledge concerning such transactions or (ii) which is otherwise learned or obtained, through observation or through analysis of such information, data or knowledge referred to in the foregoing clause (i), and shall also be deemed to include all memoranda, notes, summaries, analyses, compilations and other writings prepared by the Purchaser or any of its Affiliates or representatives relating to or based upon such information.

(b)                                 Purchaser acknowledges the confidential and proprietary nature of the Confidential Information and agrees that, from and after date of this Agreement, Purchaser shall: (i) keep the Confidential Information confidential; (ii) not use the Confidential Information for any reason or purpose other than in connection with the transactions contemplated by this Agreement; and (iii) without limiting the foregoing, not disclose the Confidential Information to any Person, except with Seller’s written consent. The restrictions in the foregoing clauses (i)—(iii) shall terminate at Closing with respect to that portion of the Confidential Information that relates primarily to the Company Group.

(c)                                  The restrictions set forth in Section 8.6(b) do not apply to that part of the Confidential Information that (i) becomes available to the public other than as a result of a breach of this Section 8.6 by Purchaser, its Affiliates or its representatives, (ii) is required to be disclosed by applicable Laws, provided that in such event, Purchaser comply with the procedure set forth in Section 8.6(d) below, or (iii) is disclosed to Purchaser’s Affiliates, the Sponsor or their respective representatives (each of whom shall be advised by Purchaser of this confidentiality obligation) in each case, on a need to know basis and who agree to treat such information confidentially. Further, the restrictions set forth in Section 8.6(b) shall not prevent Purchaser or any of its Affiliates or representatives from disclosing any Confidential Information (A) under, and subject to, customary confidentiality agreements, to any Financing Source in connection with any Financing Transaction (including to perform any diligence with respect to, or confirm the accuracy of, the Required Financial Information), (B) in an offering circular, prospectus, bank book or private placement memorandum in connection with any Financing Transaction, (C) in connection with any public filing requirement or (D) for the purposes of establishing a “due diligence” defense in connection with any Financing Transaction, as applicable.

(d)                                 If Purchaser is required by Law or in any Legal Proceeding to make any disclosure that is prohibited by this Section 8.6, Purchaser shall, to the extent legally permissible, provide Seller with reasonably prompt notice of such requirement so that Seller may seek, at its sole cost and expense, an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 8.6. In the absence of a protective order or other remedy, Purchaser may disclose that portion (and only that portion) of the Confidential Information that, based upon the opinion of its counsel, Purchaser is legally required to disclose; provided, however, that Purchaser shall use its Commercially Reasonable Efforts to obtain assurance that any Person or entity to whom any Confidential Information is so disclosed shall accord confidential treatment to the Confidential Information.

(e)                                  The parties hereto agree that this Section 8.6 supersedes the confidentiality agreement by and between Dynegy Inc. and GDF SUEZ Energy Development NA, Inc. dated September 28, 2015, in all respects, and Seller and the Company shall cause GDF SUEZ Energy Development NA, Inc. to abide by this Section 8.6(e) as if it were a party hereto.

8.7                               Indemnification, Exculpation and Insurance.

(a)                                 From and after the Closing Date, Purchaser shall cause the Company and the Subsidiaries to indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, including contractual indemnification and under the respective certificate of incorporation, bylaws or comparable organizational documents of the Company or such Subsidiary in effect on the date hereof, the individuals who on or prior to the Closing Date were directors, officers or employees of the Company or any of the Subsidiaries (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such or as trustees or fiduciaries of any plan for the benefit of employees of the Company or any of the Subsidiaries or taken at the request of the Company or any of the Subsidiaries at any time prior to the Closing Date. Purchaser agrees that all rights of the Indemnitees to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date as provided in the respective certificate of incorporation or bylaws or comparable organizational documents of the Company or any of the Subsidiaries as now in effect, and any indemnification agreements or arrangements of the Company or any of the Subsidiaries shall survive the Closing Date and shall continue in full force and effect in accordance with their terms. Purchaser shall not permit the Company or any Subsidiary to amend, or otherwise modify such rights or agreements in any manner that would adversely affect the rights of the Indemnitees, unless such modification is required by Law. In addition, Purchaser shall cause the Company and the Subsidiaries to pay any and all legal and other fees, costs and expenses (including the cost of investigation and preparation) of any Indemnitee under this Section 8.7, as incurred and to the fullest extent permitted under applicable Law and the respective certificate of incorporation, bylaws or comparable organizational documents of the Company or such Subsidiary in effect on the date hereof, provided, however, that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law and the applicable certificate of incorporation, bylaws or comparable organizational documents of the Company or such Subsidiary in effect on the date hereof. Purchaser shall pay or cause to be paid all fees, costs and expenses, including reasonable attorneys’ fees, that may be incurred by an Indemnitee in enforcing this Section 8.7.

(b)                                 For the six-year period commencing immediately following the Closing Date, Purchaser shall cause the Company or the Subsidiaries to maintain their current respective directors’ and officers’ liability insurance, if any, covering acts or omissions occurring prior to the Closing Date with respect to those persons who are covered immediately prior to the Closing Date by the Company’s or the Subsidiaries’ directors’ and officers’ liability insurance policy on terms with respect to such coverage and amount no less favorable to the Company’s or the Subsidiaries’ directors and officers currently covered by such insurance than those of such policy in effect on the date hereof; provided, however, that Purchaser may cause the Company or the Subsidiaries, as applicable, to substitute therefor policies of a reputable insurance company the terms of which, including coverage and amount, are no less favorable to such directors and officers than the insurance coverage otherwise required under this Section 8.7(b); and provided, further, that Purchaser may elect to cause the Company or the Subsidiaries to purchase at or after the Closing Date, in lieu of the foregoing insurance, a directors’ and officers’ liability insurance “tail” or “runoff” insurance program (the “Tail Policy”) to be in effect until the end of such six-year period (and for so long thereafter as any claim is being adjudicated thereunder) with respect to acts or omissions occurring prior to the Closing Date (such coverage to be on terms and conditions and for an amount no less favorable to the Company’s or the Subsidiaries’ directors and officers currently covered by such insurance than those of such policy in effect on the date hereof).

(c)                                  The provisions of this Section 8.7: (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives; (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise; and (iii) shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 8.7 applies without the consent of the affected Indemnitee.

(d)                                 In the event that Purchaser or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Purchaser shall assume all of the obligations of Purchaser set forth in this Section 8.7.

(e)                                  Notwithstanding anything herein to the contrary, if any claim (whether arising before, at or after the Closing) is made against any Person covered by the Tail Policy on or prior to the sixth anniversary of the Closing, the provisions of this Section 8.7 shall continue in effect until the final disposition of such claim.

8.8                               Publicity.

(a)                                 None of Seller, the Company and the Subsidiaries or Purchaser, or any Affiliates of the foregoing, shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Seller, the Company or Purchaser, as applicable, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Seller, the Company or Purchaser lists securities, provided, however, that, to the extent required by applicable Law, the party intending to make such release shall use its Commercially Reasonable Efforts consistent with such applicable Law to consult with the other party with respect to the timing and content thereof.

(b)                                 Without limiting the foregoing, and subject to applicable Law, (i) prior to Closing, Purchaser and its Affiliates shall not publicly disclose (whether in a press release, public announcement, securities disclosure or otherwise) anything regarding the Excluded Legal Proceedings, and (ii) from and after Closing, Purchaser, the Company Group and their respective Affiliates shall not publicly disclose (whether in a press release, public announcement, securities disclosure or otherwise) anything regarding the Excluded Legal Proceedings without first consulting with Seller regarding such disclosure and obtaining the prior written consent from Seller with respect to the form, substance and timing of such disclosure.

8.9                               Use of Name. Purchaser agrees that it: (a) shall have no right to use the name or term “ENGIE” or “GDF” or “Suez” or “International Power” or “Tractebel” or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs, insignia or domain names related thereto or containing or comprising any of the foregoing, including any name, mark or domain name confusingly similar to any of the foregoing (collectively, the “Subject Marks”); and (b) will not at any time hold itself out as having any affiliation with ENGIE S.A. (formerly known as GDF SUEZ S.A.) or any of its Affiliates. As promptly as practicable but in no event later than 90 days following the Closing Date, Purchaser shall (i) remove, strike over or otherwise obliterate all Subject Marks from all materials including any vehicles, facilities, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software or other materials and (ii) cease all use of the Subject Marks.

8.10                        Financing.

(a)                                 Each of Purchaser and Sponsor, as applicable, shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including (i) using reasonable best efforts to (w) maintain in effect the Debt Commitment Letter, (x) satisfy on a timely basis all terms, covenants and conditions set forth in the Debt Commitment Letter, (y) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Commitment Letter  and (z) consummate the Debt Financing at or prior to Closing and (ii) enforcing its rights under the Debt Commitment Letter.

(b)                                 Purchaser shall not permit any amendment, modification or waiver of the Debt Commitment Letter that (i) reduces the amount of aggregate cash proceeds available from the Debt Financing below the amount necessary to finance the transactions to be consummated on the Closing Date unless the Equity Financing is increased by a corresponding amount or (ii) imposes new or additional conditions to the receipt of the Debt Financing, in each of the cases of clauses (i) and (ii), in a manner that would reasonably be expected to delay or prevent the Closing (it being understood and agreed the Purchaser may, without the consent of the Seller, (A) amend or otherwise modify the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement or (B) amend or modify the Debt Commitment Letter in connection with entry into a New Debt Commitment Letter or an Alternative Debt Commitment and/or to implement the flex provisions set forth in any then-applicable Fee Letter).

(c)                                  Until the earlier of the Closing and such time as this Agreement is terminated in accordance with its terms, the Company shall cooperate (or cause its Subsidiaries to cooperate) in connection with the Debt Financing, any other financings undertaken by the Sponsor, Purchaser or their respective Affiliates in substitution for or in addition thereto for the purpose of funding the purchase of the Shares or any offerings that are registered under the Purchaser’s (or its direct or indirect parent’s) existing or future shelf registration statements on Form S-3 (each, a “Financing Transaction”) and, in each case, as may be reasonably requested by Purchaser, at Purchaser’s sole cost and expense, including (i) assisting Purchaser and each agent, arranger, lender, investor, potential agent, potential arranger, potential lender, potential investor, underwriter, initial purchaser and placement agent providing or potentially providing, or acting in connection with, any Financing Transaction, or any Affiliate of such Person (each of the foregoing, and each of its respective officers, controlling persons, directors, employees, agents, counsel and representative or any respective successors and assigns, a “Financing Source”) in the preparation of customary (A) offering documents, private placement memoranda and bank information memoranda and similar marketing documents (including providing such information and data in connection therewith as Purchaser shall reasonably request), including the execution and delivery of customary representation letters in connection with bank information memoranda authorizing the distribution of information to prospective lenders and identifying any portion of such information that constitutes material, non-public information regarding the Business and (B) materials for rating agency presentations, (ii) cooperating with the marketing efforts for each Financing Transaction, including participating in a reasonable number of customary meetings, presentations, road shows, due diligence sessions (including accounting due diligence sessions), drafting sessions and sessions with prospective lenders, initial purchasers, investors and rating agencies, including direct contact with senior management of the Company (and other employees with appropriate seniority and expertise) and advisors, in each case, at times and locations to be mutually agreed upon, (iii) furnishing all financial statements, financial data, audit reports and such other financial information, including the Required Financial Information, regarding the Business of the type and form required by Regulation S-K (including, without limitation, Item 303 Management’s Discussion and Analysis of Financial Condition and Results of Operations and Item 301 Selected Financial Data; provided that such Selected Financial Data shall not include any information for any period prior to the year ended December 31, 2013) and Regulation S-X under the Securities Act for offerings of non-convertible debt securities on a registration statement on Form S-1, but in each case limited to (a) the type and form customarily included in a private placement of debt securities pursuant to Rule 144A promulgated under the Securities Act, which for the avoidance of doubt, shall not be required to include “segment reporting,” information required by Regulation S-X Rule 3-09, Regulation S-X Rule 3-10, Regulation S-X Rule 3-16 and Item 402 of Regulation S-K, and information regarding executive compensation or projections or pro forma financial statements, which shall be the responsibility of the Purchaser, to consummate an offering of debt securities incurred to provide funds to consummate the purchase of the Shares and (b) the type and form customarily included in offering documents used to syndicate credit facilities of the type to be included in the Debt Financing, (iv)  causing the independent accountants of the Company to provide assistance and cooperation, including providing customary consents and comfort letters in connection with any Financing Transaction, (v) cooperating, to the extent the satisfaction of such condition requires the cooperation of, or is within the control of, the Company and its Subsidiaries in satisfying the conditions precedent set forth in any definitive document relating to any Financing Transaction and (vi) upon request, furnishing any documentation and other information required by a Governmental Body under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001. Notwithstanding anything to the contrary contained herein, Purchaser shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company, any of the Subsidiaries or their respective Affiliates in connection with such cooperation. Purchaser shall indemnify and hold harmless the Company, any of the Subsidiaries and their respective Affiliates, and each of their representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than information provided by the Company, any of the Subsidiaries or their respective Affiliates).

Notwithstanding the foregoing, (x) nothing contained in this Section 8.10(c) shall require cooperation with Purchaser to the extent it would materially and unreasonably interfere with the ongoing customary operations of the business of the Company, any of the Subsidiaries, or any of their respective Affiliates (provided that, the delivery of Required Financial Information and the information required by Item 303 Management’s Discussion and Analysis of Financial Condition and Results of Operations of Regulation S-K shall not constitute such interference), encumber any of the assets of the Company or any of its Subsidiaries prior to Closing, or require the Company or any of its Subsidiaries to pay any commitment or other fee or make any other payment in connection with the Financing prior to the Closing Date and (y) neither the Company nor any of its Subsidiaries, nor any of their respective directors or officers, shall (A) be required to take any action in the capacity as a member of the board of directors of the Company or any of its Subsidiaries to authorize or approve the Financing, (B) have any liability or any obligation under any definitive agreement or any other agreement or document related to the Financing (except with respect to any customary  authorization letters contemplated by this Section 8.10(c)) or (C) enter into any definitive agreement in connection with the Financing Transaction (or Alternate Financing), in each case, that would be effective prior to the Closing Date.

(d)                                 Purchaser shall use its Commercially Reasonable Efforts to keep the Company reasonably informed with respect to the status of the Debt Financing contemplated by the Debt Commitment Letter and shall give the Company prompt notice of any material adverse change with respect to the availability of the Debt Financing that would reasonably be expected to delay or prevent the Closing. Without limiting the foregoing, Purchaser agrees to notify the Company promptly, and in any event within two (2) Business Days, if at any time (i) the Debt Commitment Letter shall expire or be terminated for any reason (unless replaced with an alternative debt commitment (an “Alternative Debt Commitment”) that (A) is subject to conditions precedent to funding (or release from escrow) with “certain funds” limitations consistent with those set forth in the Debt Commitment Letter, (B) does not require that the Sponsor or Purchaser provide any financial statements with respect to the subsidiaries of the Company or provide financing cooperation by the Seller, in each case, in addition to that set forth in this Section 8.10 and (C) would not reasonably be expected to materially delay or adversely affect the Closing or the transactions contemplated by this Agreement (it being understood and agreed that, subject to the preceding clauses (A) and (B), conditions relating solely to (1) the escrow of the proceeds of such debt financing in advance of the Closing and/or (2) the loans being borrowed or securities being issued pursuant to a new facility and not an incremental amendment to an existing credit facility are deemed to not reasonably be expected to in any way materially delay or adversely affect the Closing or the transactions contemplated by this Agreement) (provided that, in the event an Alternate Debt Commitment is obtained, references in this Agreement to the Debt Commitment Letter shall be deemed to refer to the Alternative Debt Commitment, as applicable)), (ii) any Financing Source that is a party to the Debt Commitment Letter notifies Sponsor or Purchaser that such Financing Source no longer intends to provide financing to Sponsor or Purchaser (or their applicable Affiliate) on the terms set forth therein (unless replaced with an alternative Financing Source providing Alternative Debt Commitments in an aggregate principal amount not less than the Financing Source being so replaced and subject to conditions precedent to funding or issuance (into escrow otherwise) by such alternative Financing Source that are consistent with those set forth in the preceding clause (i)), or (iii) for any reason Purchaser no longer believes in good faith that it or Sponsor or their respective Affiliate will be able to obtain all or any portion of the Debt Financing contemplated by the Debt Commitment Letter on the terms described therein. Purchaser shall not, and shall not permit any of its Affiliates to, without the prior written consent of the Company, take or fail to take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, Contract or debt or equity financing, that could reasonably be expected to materially impair, delay or prevent consummation of the Debt Financing contemplated by the Debt Commitment Letter or any Alternate Financing contemplated by any New Debt Commitment Letter.

(e)                                  If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter or the Debt Commitment Letter shall be terminated or modified in a manner materially adverse to Purchaser for any reason (in each case, unless replaced with an Alternative Debt Commitment), Purchaser shall use its reasonable best efforts to arrange to obtain (either directly or through Sponsor or any of their respective affiliates) alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated hereunder (“Alternate Financing”) and to obtain (either directly or through Sponsor or any of their respective affiliates), and, if obtained, will provide the Company with a correct and complete copy of, a new financing commitment that provides for at least the same amount of financing as the Debt Commitment Letter as originally issued, to the extent needed to fund the transactions contemplated hereby (the “New Debt Commitment Letter”) and a complete and correct copy of any then-applicable executed fee letter (the “Fee Letter”) that relates to such New Debt Commitment Letter, with only economic and economic flex terms redacted. To the extent applicable, Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to arrange promptly and consummate the Alternate Financing on the terms and conditions described in any New Debt Commitment Letter (after giving effect to any market flex provisions in any Fee Letter entered into in connection with such New Debt Commitment Letter), including (i) using reasonable best efforts to (x) satisfy on a timely basis all terms, covenants and conditions set forth in the New Debt Commitment Letter, (y) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the New Debt Commitment Letter and (z) consummate the Alternate Financing at or prior to the Closing and (ii) enforcing its rights under the New Debt Commitment Letter. In the event Alternate Financing is obtained and a New Debt Commitment Letter is entered into, references in this Agreement to the Debt Commitment Letter shall be deemed to refer to the New Debt Commitment Letter, as applicable.

(f)                                   “Required Financial Information” means (i) audited financial statements, including combined balance sheets, statements of operations, statements of cash flows and statements of stockholders equity, of the Business as of and for the years ended December 31, 2013, 2014 and 2015 as required by, and in compliance with GAAP, (ii) unaudited financial statements, including combined balance sheets, statements of operations and statements of cash flows, of the Business as of and for each subsequent fiscal quarter (other than the fourth quarter) ended at least forty-five (45) days prior to the earlier of the Closing Date and the

Financing Completion Date, which shall have been reviewed by the independent accountants for the Business as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722; provided, that if the Business’s independent accountants shall have withdrawn or announced their intention to restate their audit opinion with respect to any of the audited financial statements of the Business for any of the fiscal years ending December 31, 2013, December 31, 2014 or December 31, 2015, the Required Financial Information shall not be deemed to be provided for purposes of clause (i) of this definition until such time as a new audit opinion has been issued with respect to such audited financial statements by such independent accountants or another independent accounting firm reasonably acceptable to Purchaser. Notwithstanding anything in this Agreement to the contrary, if the Company shall in good faith reasonably believe that it has delivered, or caused to be delivered, the Required Financial Information and/or the information contemplated by Section 8.10(c)(iii), then the Company may deliver to Purchaser written notice to that effect (stating when it believes it completed the applicable delivery), in which case the Required Financial Information and/or the information contemplated by Section 8.10(c)(iii), as applicable, shall be deemed to have been delivered on the date of the applicable notice, in each case unless Purchaser in good faith reasonably believes that the Company shall have not completed delivery of the Required Financial Information or the information contemplated by Section 8.10(c)(iii), as applicable, and, within three Business Days after its receipt of such notice from the Company, Purchaser delivers a written notice to the Company to that effect (stating with specificity the Required Financial Information or the information contemplated by Section 8.10(c)(iii), as applicable, that has not been delivered).

(g)                                  Subject to the terms and conditions of this Agreement and the terms and conditions of the Equity Commitment Letter, Purchaser shall use its reasonable best efforts to obtain the Equity Financing contemplated by the Equity Commitment Letter simultaneously with or in advance of the receipt of the Debt Financing, (ii) maintain in effect the Equity Commitment Letter, (iii) satisfy on a timely basis all conditions applicable to Purchaser set forth in the Equity Commitment Letter that are within its control and (iv) consummate the Equity Financing contemplated by the Equity Commitment Letter at or prior to the Closing; provided, however, that in no event shall Purchaser be required to waive any condition set forth in Section 9.1.

(h)                                 Purchaser shall not amend, alter or waive, or agree to amend, alter or waive (in any case whether by action or inaction), any term of the Equity Commitment Letter without the prior written consent of the Company or except as permitted pursuant to the Equity Commitment Letter. Purchaser shall promptly (and in any event within two (2) Business Days) notify the Company of (i) the expiration or termination (or attempted or purported termination, whether or not valid) of any Equity Commitment Letter, or (ii) any refusal by a Sponsor named in an Equity Commitment Letter to provide the full financing contemplated by such Equity Commitment Letter.

8.11                        Employment and Employee Benefits.

(a)                                 Purchaser shall provide or shall cause to be provided to each Continuing Employee, for a period of 18 months following the Closing Date, (i) a base wage or salary that is no less favorable than the base wage or salary in effect for such Continuing Employee immediately prior to the Closing Date, (ii) target incentive compensation opportunities (including equity-based incentive compensation opportunities) that are no less favorable in the aggregate than those provided to such Continuing Employee immediately prior to the Closing Date; provided that, with respect to long-term incentive compensation opportunities, compliance with Sections 8.11(d)(ii)—(iv) shall be deemed compliance with this Section 8.11(a)(ii), and (iii) employee benefits (including without limitation retirement, health, welfare, vacation and all other fringe benefits and taking into account the value of the employer matching contribution provided under the Company’s 401(k) Plan) that are no less favorable in the aggregate than those provided to similarly situated employees of the Affiliates of Purchaser.

(b)                                 From and after the Closing Date, Purchaser shall (i) waive any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any successor employee benefit plan of the Purchaser or its Affiliate that a Continuing Employee is eligible to participate in following the Closing Date to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such employee prior to the Closing Date under an analogous Company Benefit Plan, (ii) cause any eligible expenses incurred by a Continuing Employee and such employee’s covered dependents under any Company Benefit Plan during the portion of the plan year ending on the date such employee’s participation in any successor employee benefit plan of the Purchaser or its Affiliates begins to be taken into account under such successor plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and covered dependents for the applicable plan year as if such amounts had been paid under the same plan and (iii) cause each employee benefit plan of Purchaser or any of its Affiliates following the Closing Date to recognize and credit the service of each Continuing Employee with the Company and the Subsidiaries prior to the Closing Date to the same extent as such Continuing Employee was entitled, immediately prior to the Closing Date, to credit for such service under any Company Benefit Plan for purposes of eligibility to participate, determination of level of benefits, vesting, vacation entitlement and severance benefits (but not for benefit accrual under any defined benefit plan); provided, that the foregoing shall not apply to the extent it would result in any duplication of benefits for the same period of service.

(c)                                  Without limiting the generality of Section 8.11(a), from and after the Closing Date, Purchaser shall retain, honor and continue all of the Company’s obligations and responsibilities in respect of all Continuing Employees (i) arising under the terms of the Company Sale Severance Plan (it being understood that in the event that a Continuing Employee becomes entitled to benefits under the Company Sale Severance Plan, such individual shall be entitled to payments and benefits under both the Company Sale Severance Plan and Severance Pay Plan), the Severance Pay Plan, the 2016 Short-Term Incentive Plan, the 2014 Long-Term Incentive Plan, the 2015-Long Term Incentive Plan, the 2016 Long-Term Incentive Plan and, if in effect from and after the Closing, the SUEZ Energy North America, Inc. Senior Management Deferred Compensation Plan, in each case, in accordance with their terms as in effect immediately prior to the Closing Date, (ii) except as otherwise provided in Section 8.11(e), accrued, unused vacation and other paid time off benefits accrued as of the Closing Date, and (iii) as provided in Exhibit B with respect to the Company’s 401(k) plan. For the avoidance of doubt, Seller shall take all actions reasonably necessary to provide that, subject to Section 8.11(d), Purchaser shall not retain, and, at and after the Closing, the Company and the Company Group shall not retain any other Company Benefit Plan or any other compensation or benefit plan, program, agreement or arrangement maintained by the Company or any ERISA Affiliate (or to which the Company or any ERISA Affiliate contributes or is required to contribute).

(d)                                 Notwithstanding the terms of the applicable incentive plans identified below:

(i)                                     in the event that the Closing Date occurs on or prior to March 15, 2017, Purchaser shall, or shall cause the Company to, pay to each Continuing Employee who as of immediately prior to the Closing was a participant in the Company’s 2016 Short-Term Incentive Plan, and otherwise subject to the terms and conditions for payment under such plan as in effect immediately prior to the Closing Date, the incentive payment that would have been payable under such plan assuming achievement of 120% of applicable performance targets under such plan; provided, however, that if a participant experiences a Qualifying Termination on or following the Closing Date but prior to December 31, 2016, such participant’s incentive payment shall be governed by the terms of the Company Sale Severance Plan;

(ii)                                  in the event that the Closing Date occurs on or prior to March 15, 2017, Purchaser shall, or shall cause the Company to, pay to each Continuing Employee who is a participant in the Company’s 2014 Long-Term Incentive Plan, and otherwise subject to the terms and conditions for payment under such plan as in effect immediately prior to the Closing Date, an incentive payment calculated assuming achievement of 175% of applicable performance targets under such plan; provided, however, that if a participant experiences a Qualifying Termination on or following the Closing Date but prior to December 31, 2016, such participant’s incentive payment shall be governed by the terms of the Company Sale Severance Plan;

(iii)                               in the event that the Closing Date occurs on or prior to March 15, 2018, Purchaser shall, or shall cause the Company to, pay to each Continuing Employee who is a participant in the Company’s 2015 Long-Term Incentive Plan, and otherwise subject to the terms and conditions for payment under such plan as in effect immediately prior to the Closing Date, an incentive payment calculated assuming achievement of 150% of applicable performance targets under such plan; provided, however, that if a participant experiences a Qualifying Termination on or following the Closing Date but prior to December 31, 2017, such participant’s incentive payment shall be governed by the terms of the Company Sale Severance Plan; and

(iv)                              in the event that the Closing Date occurs on or prior to March 15, 2019, Purchaser shall, or shall cause the Company to, pay to each Continuing Employee who is a participant in the Company’s 2016 Long-Term Incentive Plan, and otherwise subject to the terms and conditions for payment under such plan as in effect immediately prior to the Closing Date, an incentive payment calculated assuming achievement of 150% of applicable performance targets under such plan; provided, however, that if a participant experiences a Qualifying Termination on or following the Closing Date but prior to December 31, 2018, such participant’s incentive payment shall be governed by the terms of the Company Sale Severance Plan.

(e)                                  Seller shall make, or shall cause its Affiliates to make, a payment as of Closing to each Continuing Employee in full satisfaction of any accrued but unused vacation in excess of 40 hours credited to such Continuing Employee as of immediately before the Closing such that, as of the Closing, the Continuing Employee shall be credited with no accrued but unused vacation in excess of 40 hours in respect of employment by the Company or its Affiliates.

(f)                                   Nothing in this Section 8.11 shall (i) create any right in any Continuing Employee or other employee of the Company or its Subsidiaries to continued employment by Purchaser or any Affiliate thereof or (ii) require Purchaser or any Affiliate thereof to continue any Company Benefit Plan or prevent the amendment, modification or termination of any Company Benefit Plan after the Closing Date. Nothing in this Section 8.11 or elsewhere in this Agreement shall be construed as an amendment to any benefit plan of the Company, the Purchaser or any of their respective Affiliates.

8.12                        Disclosure Schedules; Supplementation and Amendment of Schedules. From time to time prior to the Closing, the Company may deliver updates to the disclosure schedules that are necessary to complete or correct any representation or warranty of the Company or Seller that has been rendered inaccurate or incomplete due solely to any change, event, effect or occurrence since the date of this Agreement (each such update, a “Schedule Update”). If (a) Purchaser would have the right to terminate this Agreement pursuant to Section 4.3(e) as a result of any change, event, effect or occurrence set forth in a Schedule Update and does not exercise such right within twenty (20) Business Days thereof and (b) such Schedule Update relates solely to changes, events, effects or occurrences arising after the date of this Agreement, then such Schedule Update shall be deemed to have amended the disclosure schedules as of the date of this Agreement, to have qualified the representations and warranties contained in ARTICLE V and ARTICLE VI, as the case may be, as of the date of this Agreement, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the existence of any such change, event, effect or occurrence. Seller and the Company, as applicable, shall provide to Purchaser any information relating to any Schedule Update reasonably requested by Purchaser. For the avoidance of doubt, if (i) Purchaser would not have the right to terminate this Agreement pursuant to Section 4.3(e) as a result of any change, event, effect or occurrence set forth in a Schedule Update or (ii) a Schedule Update does not relate solely to changes, events, effects or occurrences arising after the date of this Agreement, then such Schedule Update shall not be deemed to have amended the schedules as of the date of this Agreement, to have qualified the representations and warranties contained in ARTICLE V and Article VI as of the date of this Agreement or to have cured any misrepresentation or breach of warranty that may exist hereunder by reason of the existence of such matter.

8.13                        Control of Business. Notwithstanding anything in this Agreement to the contrary, Purchaser acknowledges on behalf of itself and its Affiliates and its and their directors, officers, employees, Affiliates, agents, representatives, successors and assigns that the operation of the Company and the Subsidiaries remains in the dominion and control of the Company and the Subsidiaries until the Closing and that none of the foregoing Persons will provide, directly or indirectly, any directions, orders, advice, aid, assistance or information to any director, officer or employee of the Company and the Subsidiaries, except as specifically contemplated or permitted by ARTICLE VIII or as otherwise consented to in advance by an officer of the Company and the Subsidiaries.

8.14                        Hedge Contracts. Prior to the Closing, Purchaser and Seller shall each use Commercially Reasonable Efforts to negotiate, and deliver on the Closing, master documentation consistent with the industry standard master documentation that governs the Hedge Contracts, including master agreements and master netting agreements, which master documentation shall reflect arms’ length terms as modified by this Section 8.14 and under which Seller or a member of Seller Group shall be one party and Company or a member of Company Group shall be the other party (the “Back-to-Back Documentation”). On the Closing, the Company or a member of Company Group on the one hand and Seller or a member of Seller Groups on the other hand shall enter into Back-to-Back Trades governed by the applicable Back-to-Back Documentation, with respect to each of the Hedge Contracts (including the Proprietary Hedge Contracts).  The Company shall procure that the Back-to-Back Documentation and the Back-to-Back Trades are secured (and shall have the benefit of each guarantee) on a pari passu basis with the payment of principal (whether upon liquidation or otherwise) on the senior-most class of debt incurred by the Company or any member of the Company Group in connection with the Closing. The Back-to-Back Documentation or the confirmations of the Back-to-Back Trades executed thereunder (i) shall contain the price, period of time, delivery or receipt points (if applicable) and other terms that correspond to the rights and obligations of the Seller or member of the Seller Group under the corresponding Hedge Contract so as to provide a seamless transfer of the risk and title of the product in the Hedge Contract from the Seller or the applicable member of the Seller Group to Company or the applicable member of the Company Group, (ii) shall pass-through of all rights and obligations with respect to payment, cover damages, replacement costs, indemnification, liabilities, excuses (including force majeure claims) from the Seller or the applicable member of the Seller Group to Company or the applicable member of the Company Group, (iii) shall provide that the failure of the Back-to-Back Trades to be secured and guaranteed as described in this Section 8.14 shall constitute a default or termination event providing the non-defaulting or non-affected party with industry standard remedies consistent with the remedies under the corresponding Hedge Contract as modified by this Section 8.14, and (iv) shall provide for payment by the Company or the applicable member of the Company Group of the Monthly Intermediation Fee with respect to Hedge Contracts that are not Proprietary Hedge Contracts.

Notwithstanding any of the foregoing, (a) with respect to the Hedge Contracts listed on Schedule 8.14, Purchaser and Seller shall reasonably cooperate to novate or otherwise transfer to the Company or the applicable member of the Company Group as of Closing, at no cost, Seller or the member of Seller Group’s position in such Hedge Contract and, to the extent so novated or transferred, such Hedge Contracts shall not be subject to Back-to-Back Trades and (b) where the Seller determines it administratively convenient, in lieu of entering into a Back-to-Back Trade with respect to any Hedge Contract, Seller may elect for Seller or a member of Seller Group to functionally convey the rights and obligations under such Hedge Contract to Company or a member of Company Group by some other means, including but not limited to the Company or a member of the Company Group accepting a novation of the Hedge Contract, procuring a release of the Seller and all members of the Seller Group under such Hedge Contract in connection with the Company or a member of the Company Group entering into a replacement hedge contract on substantially identical terms, entry into an asset management agreement with the Company or a member of Company Group with respect to such position, or any other commercially reasonable method (each, an “Alternative Hedge Transfer”) and the Company shall cooperate in good faith with the Seller to execute any documentation reasonably required in connection with such Alternative Hedge Transfer; provided, that the Company shall not be required to provide credit support in connection with such Alternative Hedge Transfer, and notwithstanding such release, novation, transfer or conveyance, such Alternative Hedge Transfer shall not relieve Seller of its obligation to maintain, or to cause any applicable member of the Seller Group to maintain, Seller Credit Support pursuant to Section 8.15 with respect to the Seller Group Hedge Contract that is the subject of an Alternative Hedge Transfer.

8.15                        Credit Support.

(a)                                 For a period of 24 months after the Closing Date, Seller shall, and shall cause any applicable member of the Seller Group to, maintain in effect without amendment all of letters of credit, guarantees and other contractual credit support obligations entered into by or on behalf of Seller or any of its Affiliates in connection with the Business (collectively, the “Seller Credit Support”) in accordance with the terms thereof as in effect as of the Closing. From and after the Closing, Purchaser shall use its Commercially Reasonable Efforts (and shall reasonably cooperate with Sellers’ efforts) to (i) terminate, or cause Purchaser or any of its Affiliates to be substituted in all respects for Seller or any member of the Seller Group under, such Seller Credit Support or (ii) to obtain from the creditor or other counterparty a full release of Seller or any member of the Seller Group to the extent liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other obligations to a counterparty in connection with amounts drawn under such Seller Credit Support (such releases, collectively, the “Credit Support Releases”), in the case of each of the foregoing clauses (i) and (ii), to be effective as promptly as practicable after the Closing Date. On the date that is 24 months after the Closing Date, Seller shall or shall cause the applicable member of the Seller Group, to terminate any Seller Credit Support for which Purchaser has not obtained any such substitution, termination or Credit Support Release (each such Seller Credit Support, a “Terminated Credit Support”). If Seller or a member of the Seller Group incurs any liability or cost after the Closing in connection with the Terminated Credit Support (including for breach of the obligation to maintain the Seller Credit Support on and after the date that is 24 months after the Closing Date), Purchaser shall indemnify, defend and hold harmless Seller against, and reimburse Seller for, any and all Losses that Seller or a member of the Seller Group becomes liable for in respect of such Terminated Credit Support (including reasonable attorney’s fees).

(b)                                 In consideration of Seller’s maintenance of the Seller Credit Support pursuant to Section 8.15(a), for so long as there is any such Seller Credit Support outstanding, Purchaser or one of its Affiliates shall pay to Seller (or to an Affiliate of Seller designated in writing) the Credit Support Fee on the first Business Day following the last day of each Credit Support Period. The Credit Support Fee shall be paid by wire transfer of immediately available funds into an account designated by Seller in writing. If there ceases to be any Seller Credit Support outstanding during any Credit Support Period, the Credit Support Fee shall be prorated based on the number of days elapsed in such Credit Support Period prior to and excluding the date that the Seller Credit Support ceased to be outstanding and the Credit Support Fee will be due and payable on the first Business Day following such date. The Credit Support Fee shall be the sole compensation due to Seller in connection with Seller’s maintenance of the Seller Credit Support, but shall not affect Seller’s or its Affiliates’, as applicable, rights under any Seller Credit Support or under this Agreement.

8.16                        Insurance.

(a)                                 Seller shall use Commercially Reasonable Efforts to maintain or cause to be maintained the Insurance Arrangements in full force and effect until the Closing. From and after the Closing, the Company Group shall cease to be insured by, have access or availability to, or be entitled to make claims on, claim benefits from or seek coverage under any Seller Insurance Policies, except: (i) with respect to any claim asserted against, or loss incurred by, any member of the Company Group after the Closing (“Post-Closing Claims”) arising out of an act, claim, omission, event, circumstance, occurrence or loss occurring prior to the Closing, the Company Group may access coverage under the occurrence-based Seller Insurance Policies issued or in place prior to the Closing under which any member of the Company Group is insured (“Pre-Closing Occurrence Based Policies”) to the extent such insurance coverage exists; (ii) after the Closing, any member of the Company Group may seek coverage for any Post-Closing Claim under any applicable Pre-Closing Occurrence Based Policy to the extent such insurance coverage exists and Seller and its Affiliates shall cooperate with the Company and Purchaser in connection with tendering or pursuing such claims; provided, however, that (A) Purchaser or the Company shall promptly notify Seller of all such Post-Closing Claims and (B) without limiting any indemnity obligation of the Seller under Section 10.2, Purchaser and the Company shall be responsible for the satisfaction or payment of any applicable retention, deductible or retrospective premium with respect to any Post-Closing Claim and shall reimburse Seller and its Affiliates for all reasonable out-of-pocket costs and expenses incurred in connection with such claims; and (iii) in the event that a Post-Closing Claim relates to the same occurrence for which Seller, its Affiliates or assignees are seeking coverage under Pre-Closing Occurrence Based Policies, and the limits under an applicable Pre-Closing Occurrence Based Policy are not sufficient to fund all covered claims of the Company or any member of the

Company Group, as applicable, and Seller or its Affiliates and assignees, as applicable, amounts due under such a Pre-Closing Occurrence Based Policy shall be paid to the respective entities in proportion to the amounts which otherwise would be due were the limits of liability infinite.

(b)                                 Without limiting the provisions set forth in Section 10.6(a), with respect to each claim, act, omission, event, circumstance, occurrence or loss set forth on Schedule 8.16(b) (the “Excluded Claims”) that either (i) in the case of claims-made Company Insurance Policies, was reported to the applicable insurer on or prior to the Closing Date, or (ii) is or may be covered by any occurrence-based Company Insurance Policy, from and after the Closing, the Company shall (and shall cause the Subsidiaries to) file, and use Commercially Reasonable Efforts to pursue and collect, claims under the applicable Company Insurance Policies in respect of any such Excluded Claim. The Company shall (and shall cause the Subsidiaries to) promptly remit to the Seller any proceeds (less any reasonable costs or expenses incurred to pursue such claims) received under the Company Insurance Policies after the Closing in respect of any of the foregoing claims. Whenever this Section 8.16(b) requires any member of the Company Group to take any action after the Closing, such requirement shall be deemed to constitute an undertaking on the part of Purchaser to take such action or to cause such member of the Company Group to take such action.

(c)                                  With respect to any claim asserted against, or loss incurred by, any member of the Company Group after the date of this Agreement for any act, omission, event, circumstance, occurrence or loss (other than an Excluded Claim) (“Post-Signing Claim”) that is covered under a Company Insurance Policy, Seller shall (and shall cause the Company and the Subsidiaries to) file, and use Commercially Reasonable Efforts to pursue and collect, claims under the applicable Company Insurance Policies in respect of any such Post-Signing Claim. Seller shall cause the Company and the Subsidiaries to hold any proceeds (less any reasonable costs or expenses incurred to pursue such claims) received prior to the Closing, except for (i) proceeds that reimburse the Company or any Subsidiary for out-of-pocket costs incurred to fix or mitigate a Post-Signing Claim prior to Closing and (ii) proceeds in respect of losses arising from business interruption covered under the applicable Company Insurance Policies (provided that such proceeds under this clause (ii) shall constitute Excluded Claims), under the Company Insurance Policies in respect of any of the foregoing claims (“Post-Signing Insurance Proceeds”) for the benefit and account of the Company Group. Any proceeds received after the Closing under the Company Insurance Policies in respect of any of the foregoing claims shall be for the benefit and account of the Company Group; provided, however, that Purchaser shall cause the Company and the Subsidiaries to promptly remit to Seller any such proceeds that (A) reimburse the Company or any member of the Company Group for any out-of-pocket costs incurred prior to the Closing to fix or mitigate a Post-Signing Event or (B) are in respect of losses arising from business interruption covered under the applicable Company Insurance Policies prior to the Closing.

8.17                        Mutual Release. Effective as of the Closing, the Seller Group, on the one hand, and Purchaser and the Company Group, on the other hand, hereby unconditionally and irrevocably and forever release and discharge the other and its past, present and future directors, officers, equityholders and employees, and all of the foregoing persons’ successors, assigns and agents (each, a “Released Party”), of and from, and hereby unconditionally and irrevocably waive, any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or unknown, contingent or unconditional, matured or unmatured, fixed or variable, suspected or unsuspected, in contract or tort, at Law or in equity, direct or indirect, that such party ever had, now has or ever may have or claim to have against any Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Closing; provided, however, that this release shall not affect (i) any claims relating to any breach or alleged breach of this Agreement or the Related Documents or any of the provisions set forth herein or therein or any claims for indemnification pursuant to ARTICLE X, (ii) any right to receive salary, bonuses and expenses that have accrued in respect of employment with the Company or any of the Subsidiaries in the Ordinary Course of Business or any agreement with the Company or any of the Subsidiaries relating to employment or pursuant to which the Company or any Subsidiary is or may be obligated to make any retention, severance, termination or similar payment or (iii) any right to indemnification, exculpation or advancement of expenses, whether under corporate indemnification, director and officer insurance or otherwise, to which any individual may be entitled as a result of such individual’s service as a director, officer, or employee of the Company or any of the Subsidiaries.

8.18                        Tax Matters.

(a)                                 Pre-Closing Tax Period Tax Returns. Seller shall control the preparation and filing of all Tax Returns for the Company and the Subsidiaries with respect to any Pre-Closing Tax Period required to be filed after the Closing Date, provided that, prior to such filing, Purchaser shall have the right to review, comment on and approve any such Tax Returns (such approval not to be unreasonably withheld or delayed). To the extent that any Tax Return prepared by Seller pursuant to this Section 8.18(a) shows a net operating loss of the Company or any Subsidiary arising from any Pre-Closing Tax Period, such net operating loss shall be carried back to previous Tax periods to the maximum extent permitted by applicable Law. Upon Seller’s request, Purchaser shall execute any powers of attorney or similar documents that may be required to effectuate the intent of this Section 8.18(a).

(b)                                 Straddle Period Tax Returns. Purchaser shall control the preparation and filing of all Tax Returns for the Company and the Subsidiaries with respect to any Straddle Period, provided that, prior to such filing, Seller shall have the right to review, comment on and approve any such Tax Returns (such approval not to be unreasonably withheld or delayed). Any Tax Return prepared by Purchaser pursuant to this Section 8.18(b) shall be prepared in a manner consistent with past practice of the Company unless otherwise required by applicable Law; provided that to the extent that such Tax Return shows a net operating loss of the Company or any Subsidiary arising from the portion of the Straddle Period ending on the Closing Date, such net operating loss shall be carried back to previous Tax periods to the maximum extent permitted by applicable Law.

(c)                                  Transfer Taxes. Purchaser or the Seller, as required by applicable Law, shall file all Tax Returns required to be filed to report any transfer, documentary, sales, use, stamp, registration or such other similar Taxes and fees (including any penalties and interest) (“Transfer Taxes”) imposed on or with respect to the transactions contemplated by this Agreement, other than any Transfer Taxes with respect to the Reorganization which shall be the sole responsibility of the Seller. Purchaser, on the one hand, and the Seller, on the other hand, shall each bear fifty percent of all such Transfer Taxes.

(d)                                 Allocation of Tax Liabilities. To the extent permitted or required by Law or administrative practice, the taxable year of the Company and each of the Subsidiaries which includes the Closing Date shall be treated as closing on (and including) the Closing Date. Where it is necessary for purposes of this Agreement to apportion between Seller and Purchaser the Taxes of the Company or any of the Subsidiaries for a Straddle Period (which is not treated under the immediately preceding sentence as closing on the Closing Date), such liability shall be apportioned between the period deemed to end at the close of the Closing Date, and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the books, except that property Taxes and ad valorem Taxes shall be allocated on a daily basis.

(e)                                  Amended Returns. Except upon Seller’s written request pursuant to Section 8.18(f), neither Purchaser nor any Affiliate of Purchaser shall (or shall cause or permit the Company or any Subsidiary to) amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return with respect to any Pre-Closing Tax Period or any Straddle Period without the prior written consent of Seller, which consent may be withheld in the sole discretion of Seller. Seller shall have the exclusive right to (i) prepare (or cause to be prepared) any amended Tax Returns of the Company or any Subsidiary to the extent that any such Tax Return relates to any Pre-Closing Period or Straddle Period. Upon Seller’s request, Purchaser shall file (or caused to be filed) any amended Tax Return described in the immediately preceding sentence and shall execute any powers of attorney or similar documents that may be required to effectuate the intent of this Section 8.18(e).

(f)                                   Refunds. Purchaser shall pay (or cause to be paid) to Seller any Tax refunds (including any interest paid thereon and net of any Taxes incurred in respect of the receipt or accrual of the refund) that are received by the Company or any Subsidiary (or Purchaser or any Affiliate of Purchaser on their behalf), and any amounts credited against Tax to which the Company or any Subsidiary (or Purchaser or any Affiliate of Purchaser on their behalf) becomes entitled, that relate to Pre-Closing Tax Periods or the portion of any Straddle Period ending on the Closing Date. Upon Seller’s request, Purchaser shall file (or cause to be filed) all Tax Returns (including amended Tax Returns) or other documents claiming any refunds, including through the carryback of any net operating losses that are attributable to a Pre-Closing Tax Period or the portion of any Straddle period ending on the Closing Date, to which Seller is entitled pursuant to the immediately preceding sentence.

(g)                                  Post-Closing Actions. Purchaser shall not, and shall not permit any of its Affiliates (including, after the Closing for the avoidance of doubt, the Company or any Subsidiary) to (i) voluntarily approach any Taxing Authority regarding any Taxes or Tax Returns of the Company or any Subsidiary relating to any Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date, (ii) take any action relating to Taxes, or that could create a Tax Liability, on the Closing Date after the Closing that is outside the ordinary course of business (other than as expressly contemplated by this Agreement) or (iii) except upon Seller’s request pursuant to Section 8.18(f), carry back any net operating losses arising from any Tax period (or portion thereof) beginning after the Closing Date to any Pre-Closing Tax Period or portion of any Straddle Period ending on the Closing Date.

(h)                                 Tax Cooperation. Without limiting the obligations set forth in Section 8.1, Purchaser and Seller shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any audit, proposed adjustment or deficiency, assessment, claim, suit or other proceeding relating to any Taxes or Tax Returns. Purchaser agrees that it shall preserve and keep, or cause to be preserved and kept, all original books and records in respect of the Business relating to any Taxes with respect to Pre-Closing Tax Periods and the portion of any Straddle Period ending on the Closing Date and in the possession of Purchaser or its Affiliates in accordance with Section 8.1.

8.19                        Continuing Employee Information. Purchaser agrees that, immediately following the Closing, Purchaser shall instruct each Continuing Employee and use its Commercially Reasonable Efforts to cause each Continuing Employee to agree, (a) to at all times maintain the confidentiality of all confidential or proprietary information in such Continuing Employee’s possession or control that relates to any business of the Seller Group, including any such confidential or proprietary information obtained inadvertently by such Continuing Employee or contained or stored in such Continuing Employee’s personal electronic devices (including mobile phones, smartphones, tablets, laptop computers and desktop computers) (“Personal Electronic Devices”), (b) to delete from all of such Continuing Employee’s Personal Electronic Devices all confidential or proprietary information that relates to any business of the Seller Group and (c) not to use, or disclose or make available to any third party, any confidential or proprietary information that relates to any business of the Seller Group, including historical data relating solely to the business of the Seller Group contained in ISO accounts that are retained by the Company Group from and after Closing, for any purpose at any time during or after such Continuing Employee’s employment by the Company or any of its Affiliates. Purchaser agrees that it shall, as promptly as practicable following the Closing Date, but in no event later than ten (10) Business Days after the Closing Date, deliver to Seller a written certification executed by each Continuing Employee acknowledging that (i) Purchaser has notified such Continuing Employee of each of the foregoing obligations in (a), (b) and (c) and (ii) such Continuing Employee is in compliance with, and agrees to continue to comply with, the foregoing obligations in (a), (b) and (c) from and after the term of such Continuing Employee’s employment by the Company or any of its Affiliates. Purchaser further acknowledges and agrees that the Company Group will be solely and fully responsible and liable for any breach (y) of its obligations with respect to any confidential or proprietary information that relates to any business of the Seller Group or (z) by any Continuing Employee of any of the foregoing obligations in (a), (b) or (c), that occurs from and after the Closing. The provisions of this Section 8.19 are intended to be for the benefit of, and shall be enforceable by, Retainco and shall not be modified or terminated in any manner as to adversely affect Retainco, without the prior written consent of Retainco.

8.20                        Termination of Affiliate Contracts and Obligations. Except for any Affiliate Contract or other liability or obligation set forth on Schedule 8.20, any Proprietary Hedge Contract and any Back-to-Back Documentation, prior to the Closing, Seller and the Company shall take all actions necessary to cause (a) each Affiliate Contract to be terminated and the Company Group to have no further liabilities or obligations thereunder and (b) all liabilities and obligations of the Company Group to the Seller Group (except for any such liabilities and obligations created by this Agreement or the Related Documents) to be terminated and discharged, in each case, to be effective as of the Closing.

8.21                        No Solicitation; Alternative Transactions. Prior to the Closing, none of Seller, the Company nor any Subsidiary shall, and Seller shall cause its Affiliates and representatives not to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any Person or group (other than any party hereto or any Affiliate, associate or designee of any party hereto) concerning any proposal for the sale, merger, combination, joint venture or other transaction involving all or any part of the businesses and properties of the Company and the Subsidiaries. For the avoidance of doubt, the parties hereto agree that this Section 8.21 shall not restrict the FirstLight Transfer.

8.22                        Transition Services. From and after the date of this Agreement, the parties hereto shall cooperate in good faith and shall use their Commercially Reasonable Efforts to (i) initiate integration and transition planning efforts and (ii) complete the negotiation of a customary transition services agreement to be entered into and effective as of the Closing pursuant to which Retainco or one of its Affiliates will provide certain limited transition services to Purchaser or one of its Affiliates for a defined period of time following the Closing and for the compensation set forth therein.

8.23                        Additional Cooperation.

(a)                                 Until the earlier of the Closing and such time as this Agreement is terminated in accordance with its terms, the Company shall use its Commercially Reasonable Efforts to cooperate (or cause its Subsidiaries to cooperate) in connection with (i) any offerings that are registered under Dynegy Inc.’s existing or future shelf registration statements on Form S-3 and (ii) in order for Dynegy Inc. to comply with its reporting obligations under the Exchange Act and its obligation to maintain the availability of its existing and future shelf registration statements on Form S-3 (each, a “Dynegy Financing Transaction”), at Purchaser’s sole cost and expense, limited to the following (i) furnishing the Dynegy Required Financial Information (provided that such Dynegy Required Financial Information shall not include “segment reporting,” information required by Regulation S-X Rule 3-09, Regulation S-X Rule 3-10 and Regulation S-X Rule 3-16, or projections or pro forma financial statements), (ii) furnishing the information required by Item 303 Management’s Discussion and Analysis of Financial Condition and Results of Operations of Regulation S-K and (iii)  causing the independent accountants of the Company to provide assistance and cooperation, including providing customary consents in connection with any Dynegy Financing Transaction. Notwithstanding anything to the contrary contained herein, Purchaser shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company, any of the Subsidiaries or their respective Affiliates in connection with such cooperation.   Notwithstanding anything in this Agreement to the contrary, this Section 8.23 shall not be included for purposes of the condition set forth in Section 9.1(b).

(b)                                 “Dynegy Required Financial Information” means, until the Closing Date, the delivery by the Company to the Purchaser of unaudited financial statements, including combined balance sheets, statements of operations and statements of cash flows, of the Business as of and for each fiscal quarter (other than the fourth quarter) on the date that is thirty-seven (37) days after the end of such fiscal quarter, which shall have been reviewed by the independent accountants for the Business as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722.

8.24                        Northeast Energy LP.  If any provision in this ARTICLE VIII requires Seller or the Company to cause any of the Company’s Subsidiaries to take any action or to refrain from taking any action, the Company shall, and Seller shall cause the Company to, vote any equity interests, or exercise any other governance or consent rights, in Northeast Energy LP to cause Northeast Energy to take such action or to refrain from taking such action, as the case may be.

ARTICLE IX

CONDITIONS TO CLOSING

9.1                               Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a)                                 (i) the representations and warranties of the Company and Seller set forth in this Agreement (except for the Company/Seller Fundamental Warranties) shall be true and correct at and as of the Closing Date as though made on the Closing Date (without regard to any express qualifier therein as to materiality or a Material Adverse Effect), except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date, without regard to any express qualifier therein as to materiality or a Material Adverse Effect); provided, however, that in the event of a breach of a representation or warranty, the condition set forth in this Section 9.1(a)(i) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together results in or would reasonably be expected to result in a Material Adverse Effect; (ii) the Company/Seller Fundamental Warranties shall be true and correct at and as of the Closing Date as though made on the Closing Date (without regard to any express qualifier therein as to materiality or a Material Adverse Effect), except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date); and (iii) Purchaser shall have received a certificate signed by an authorized officer of the Company, dated the Closing Date, to the foregoing effect;

(b)                                 the Company and Seller shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Purchaser shall have received a certificate signed by an authorized officer of the Company, dated the Closing Date, to the foregoing effect;

(c)                                  there shall not be in effect any Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d)                                 the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination shall have been granted;

(e)                                  the regulatory approvals, consents, authorizations or filings set forth on Schedule 9.1(e) (the “Specified Regulatory Approvals”) shall have been received and shall be in full force and effect;

(f)                                   the Company shall have obtained the consents set forth on Schedule 9.1(f), and shall have delivered copies of the same to Purchaser, and such consents shall be in full force and effect;

(g)                                  the Reorganization shall have been effectuated in accordance in all material respects with Exhibit B; and

(h)                                 Seller or the Company shall have delivered, or caused to be delivered, to Purchaser such items set forth in Section 4.2(a).

If the Closing occurs, all closing conditions set forth in Section 9.1 which have not been fully satisfied as of the Closing shall be deemed to have been fully waived by Purchaser.

9.2                               Conditions Precedent to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable Law):

(a)                                 the representations and warranties of Purchaser set forth in this Agreement shall be true and correct at and as of the Closing Date as though made on the Closing Date (without regard to any express qualifier therein as to materiality), except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date, without regard to any express qualifier therein as to materiality); provided, however, that in the event of a breach of a representation or warranty, the condition set forth in this Section 9.2(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together results in an material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby; and Seller shall have received a certificate signed by an authorized officer of Purchaser, dated the Closing Date, to the foregoing effect;

(b)                                 Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date, and Seller shall have received a certificate signed by an authorized officer of Purchaser, dated the Closing Date, to the foregoing effect;

(c)                                  there shall not be in effect any Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d)                                 the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination shall have been granted;

(e)                                  the Specified Regulatory Approvals shall have been received and shall be in full force and effect;

(f)                                   the Reorganization shall have been effectuated in accordance in all material respects with Exhibit B; provided, however, that after September 1, 2016, this Section 9.2(f) shall cease to be a condition precedent to the obligations of Seller to consummate the transactions contemplated by this Agreement; and

(g)                                  Purchaser shall have delivered, or caused to be delivered, to Seller, the Company or the applicable Person such items set forth in Section 4.2(b).

If the Closing occurs, all closing conditions set forth in this Section 9.2 which have not been fully satisfied as of the Closing shall be deemed to have been fully waived by Seller.

9.3                               Frustration of Closing Conditions. None of the Company, Purchaser or Seller may rely on the failure of any condition set forth in Sections 9.1 or 9.2, as the case may be, if such failure was caused by such party’s failure to act in good faith or to use its Commercially Reasonable Efforts to consummate the transactions contemplated by this Agreement, as required by Section 8.5(a).

ARTICLE X

INDEMNIFICATION

10.1                        Survival of Representations and Warranties; Covenants. After the Closing, the Purchaser Indemnified Parties and the Seller Indemnified Parties may bring claims for indemnification, including Indemnification Claims and claims by an indemnified party directly against an indemnifying party that do not involve any third-party claim, pursuant to this ARTICLE X. The representations and warranties of the parties contained in this Agreement (other than the Company/Seller Fundamental Warranties and the representations and warranties contained in Section 5.8 (the “Tax Warranties”) and Section 5.17) and all claims for indemnification with respect thereto shall survive the Closing and terminate on the date that is the earlier to occur of (i) the twelve (12) month anniversary of the Closing Date and (ii) the date that is sixty (60) days following the receipt by the Company of the audited consolidated financial statements of the Company and the Subsidiaries as of and for the year ended December 31, 2016 or such alternative comparable financial statements as the Company may direct its auditor to prepare (as applicable, the “Warranty Survival Period”). The Company/Seller Fundamental Warranties and the representations and warranties set forth in Section 5.17, and all claims for indemnification with respect thereto, shall survive the Closing and terminate on the date that is the three (3) year anniversary of the Closing Date (the “Extended Warranty Survival Period”). The Tax Warranties and all claims for indemnification with respect thereto and with respect to Taxes that are Excluded Liabilities shall survive the Closing and terminate on the date that is the six (6) year anniversary of the Closing Date (the “Tax Warranty Survival Period”). All covenants and agreements set forth in this Agreement that by their nature are required to be performed at or prior to the Closing, except for the covenants and agreements set forth in Section 2.2 and Section 8.2 shall terminate at Closing. The covenants and agreements set forth in Section 2.2 and Section 8.2, and all claims for indemnification with respect thereto, shall survive for the Extended Warranty Survival Period, and all covenants and agreements set forth in this Agreement that by their nature are required to be performed following the Closing shall survive the Closing until fully performed in accordance with their respective terms plus an additional sixty (60) days (in each case, as applicable, the “Covenant Survival Period,” and together with the Warranty Survival Period, the Extended Warranty Survival Period and the Tax Warranty Survival Period, the “Survival Period”). Any claim for indemnification not made by the Person to be indemnified will be irrevocably and unconditionally released and waived upon expiration of the applicable Survival Period, provided, however, that any claim for indemnification shall not be so released and waived and shall not terminate if the Person to be indemnified shall have given a Notice of Claim in accordance with Section 10.4 before the termination of the applicable Survival Period.

10.2                        Indemnification by Seller.

(a)                                 Subject to Section 10.5, Seller hereby agrees to indemnify and hold Purchaser and its Affiliates and their respective directors, officers, employees, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Purchaser

Indemnified Parties”) harmless from and against, and pay to the applicable Purchaser Indemnified Parties the amount of, any and all Losses based upon or resulting from:

(i)                                     the failure of any of the representations or warranties made by Seller or the Company in this Agreement to be true and correct as of the date of this Agreement and as of the Closing Date (as though made on the Closing Date), unless such representations or warranties relate to an earlier date and are true and correct as of such earlier date;

(ii)                                  the failure by (A) the Company or the Seller to comply with any covenant or agreement contained in this Agreement to be performed by such party prior to Closing and (B) Seller to comply with any covenant or agreement contained in this Agreement to be performed by Seller following Closing; and

(iii)                               any Excluded Liability.

(b)                                 Purchaser shall take and shall cause its Affiliates to take all Commercially Reasonable Efforts to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

10.3                        Indemnification by Purchaser.

(a)                                 Subject to Section 10.5, Purchaser hereby agrees to indemnify and hold Seller and its Affiliates and their respective directors, officers, employees, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of, any and all Losses based upon or resulting from:

(i)                                     the failure of any of the representations or warranties made by Purchaser in this Agreement to be true and correct as of the date of this Agreement and as of the Closing Date (as though made on the Closing Date), unless such representations or warranties relate to an earlier date and are true and correct as of such earlier date;

(ii)                                  the failure by Purchaser, the Company or any Subsidiary to comply with any covenant or agreement contained in this Agreement to be performed by such Person following the Closing; and

(iii)                               any Assumed Liability.

(b)                                 Seller shall take and cause its Affiliates to take all Commercially Reasonable Efforts to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

10.4                        Indemnification Procedures.

(a)                                 A claim for indemnification for any matter not involving a third-party claim shall be asserted by a Notice of Claim to the party from whom indemnification is sought setting forth the specific claim and the basis therefor in reasonable detail.

(b)                                 In the event that any Legal Proceedings shall be instituted, or that any claim shall be asserted, by any third party in respect of which payment may be sought under Sections 10.2 or 10.3 (regardless of the limitations set forth in Section 10.5) (an “Indemnification Claim”), the indemnified party shall promptly cause a Notice of Claim of the assertion of any Indemnification Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The failure of the indemnified party to give reasonably prompt notice of any Indemnification Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party is prejudiced as a result of such failure. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against by it hereunder; provided, however, that the indemnifying party shall not be entitled to defend against, negotiate, settle or otherwise deal with any Indemnification Claim that arises in connection with a criminal proceeding; provided, further, that the indemnifying party shall be entitled to participate in the defense of any such Indemnification Claim that arises in connection with a criminal proceeding, with counsel reasonably satisfactory to the indemnified party, at the indemnifying party’s sole cost and expense. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against by it hereunder, it shall within 30 days (or sooner, if the nature of the Indemnification Claim so requires) notify the indemnified party in writing of its intent to do so. During such 30-day period, the indemnified party, in consultation with the indemnifying party, may make such filings, including motions for continuance (and answers if a motion for continuance has not been granted), as may be necessary to preserve the parties’ positions and rights with respect to such Indemnification Claim), and the reasonable attorney’s fees and expenses in connection therewith shall be considered Losses indemnifiable under this Agreement. If the indemnifying party elects not to, or is not permitted to, defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder, the indemnified party may defend against, negotiate, settle or otherwise deal with such Indemnification Claim; provided, however, that the indemnified party shall not settle, compromise, permit a default or consent to the entry of judgment with respect to any such Indemnification Claim without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld, conditioned or delayed). If the indemnifying party shall assume the defense of any Indemnification Claim, the indemnified party may participate, at its own expense, in the defense of such Indemnification Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if, (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all indemnified parties in connection with any Indemnification Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim. Notwithstanding anything in this Section 10.4 to the contrary, the indemnifying party shall not, without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld, delayed or conditioned), whether or not the indemnified party is an actual or potential party to such Indemnification Claim, settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment with respect thereto unless (A) such settlement, compromise, default or judgment (1) includes a full and unconditional waiver and release by the claimant of all applicable indemnified parties without any cost or liability of any nature whatsoever to such indemnified parties, (2) does not involve any finding or admission of any violation of Law or admission of any wrongdoing by any applicable indemnified party and (3) does not result in any Lien on any of the assets of, or contain any restriction or condition that would adversely affect the future conduct of, any applicable indemnified party and (B) the indemnifying party pays or causes to be paid all amounts of such settlement, compromise, default or judgement.

(c)                                  Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the indemnifying party notifies the indemnified party in writing of the indemnifying party’s willingness to accept the settlement offer and, subject to the applicable limitations of Sections 10.5 and 10.6, pay the amount called for by such offer, and the indemnified party declines to accept such offer, the indemnified party may continue to contest such Indemnification Claim, free of any participation by the indemnifying party, and the amount of any ultimate liability with respect to such Indemnification Claim that the indemnifying party has an obligation to pay hereunder shall be limited to the lesser of (i) the amount of the settlement offer that the indemnified party declined to accept or (ii) the aggregate Losses of the indemnified party with respect to such Indemnification Claim.

(d)                                 Notwithstanding anything to the contrary contained in Section 10.4(b)-(c), with respect to an Indemnification Claim involving the Excluded Legal Proceedings pursuant to Section 10.2(a)(iii), the following procedures shall control and govern:

(i)                                     Seller shall be represented by Bracewell LLP or other counsel of Seller’s choice and Seller shall have the right to cause the Company and any other applicable members of the Company Group involved in the Excluded Legal Proceedings to be represented by the same counsel or other counsel of Seller’s choice (and Purchaser and the Company Group shall not otherwise be represented by counsel without obtaining the prior written consent of Seller). Seller shall have the exclusive right to defend against, negotiate, settle, compromise, discharge or otherwise deal with the Excluded Legal Proceedings in its sole discretion, except that, without the prior written consent of Purchaser, Seller shall not agree to any settlement, compromise or discharge that (A) would reasonably be expected to result in any Lien on any of the assets of, or any restriction that would adversely affect, except in any immaterial respect, the future conduct of, the Company Group or the Business. Purchaser may participate in the defense of the Excluded Legal Proceedings only to the extent and in the manner requested by Seller in its sole discretion or (B) would require any member of the Company Group to pay any amount with respect thereto.

(ii)                                  Subject to Section 10.4(d)(i), the parties hereto agree to cooperate fully with each other in connection with defending against, negotiating, settling, compromising, discharging or otherwise dealing with the Excluded Legal Proceedings. Furthermore, Purchaser agrees to take all actions, and cause applicable members of the Company Group to take all actions, reasonably required by Seller in connection with defending against, negotiating, settling, compromising, discharging or otherwise dealing with the Excluded Legal Proceedings, including (A) executing and delivering settlement agreements or other documents to third parties (including a Governmental Body), (B) filing court papers as a named litigant or interested party in the Excluded Legal Proceedings and (C) communicating with third parties (including a Governmental Body) in consultation with Seller.

(e)                                  After (i) any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, (ii) a settlement shall have been consummated or (iii) the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement, in each case, with respect to a claim for indemnification hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall pay all of such remaining sums so due and owing to the indemnified party by wire transfer of immediately available funds within five (5) Business Days after the date of such notice. If the indemnifying party makes any payment on any claim for indemnification hereunder, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such claim for indemnification hereunder.

10.5                        Certain Indemnification Matters; Certain Limitations on Indemnification.

(a)                                 Notwithstanding the provisions of this ARTICLE X:

(i)                                     Seller shall not have any indemnification obligations for Losses under Section 10.2(a)(i) (other than Seller’s indemnification obligations arising out of any failure of any Company/Seller Fundamental Warranty or Tax Warranty to be true and correct) (A) for any individual item, or group of items arising out of the same event, where the Loss relating thereto is less than $300,000 (the “De Minimis Threshold”) and (B) in respect of each individual item, or group of items arising out of the same event, where the Loss relating thereto is equal to or greater than the De Minimis Threshold, unless the aggregate amount of all such Losses exceeds $50,000,000 (the “Deductible”), and then only to the extent of such excess;

(ii)                                  in no event shall the aggregate indemnification obligations of Seller under Section 10.2(a)(i) (other than Seller’s indemnification obligations arising out of any failure of any Company/Seller Fundamental Warranty or Tax Warranty to be true and correct, which obligations shall not be taken into account in determining whether the Cap has been exceeded) exceed $200,000,000 (the “Cap”);

(iii)                               in no event shall the aggregate liability of Seller for (A) its indemnification obligations under Section 10.2(a)(i) for the failure of any Company/Seller Fundamental Warranty or Tax Warranty to be true and correct, (B) its indemnification obligations under Section 10.2(a)(ii), (C) intentional fraud with respect to the representations and warranties of the parties set forth in this Agreement and (D) its indemnification obligations under Section 10.2(a)(iii) exceed the Base Purchase Price;

(iv)                              notwithstanding anything to the contrary in this Agreement, the Purchaser Indemnified Parties and the Seller Indemnified Parties shall be deemed not to have suffered or incurred any Losses under Section 10.2 or Section 10.3 arising from any item or matter that was included in the determination of Final Net Working Capital in accordance with Section 3.3(a), as it is the intent of the parties hereto that the procedures set forth in Section 3.3 shall provide the sole and exclusive remedies for such claims and that the Purchaser Indemnified Parties shall not have recourse pursuant to Section 10.2 for breaches of representations, warranties or covenants contained in this Agreement for matters resolved pursuant to Section 3.3;

(v)                                 no indemnifying party shall be liable for any Loss which is contingent, unless and until such contingent Loss becomes an actual Loss of the indemnified party which is due and payable;

(vi)                              notwithstanding anything to the contrary in this Agreement, the Purchaser Indemnified Parties shall be deemed to not have suffered or incurred any Losses under this Agreement arising out of (and accordingly, for the avoidance of doubt, shall not have any claim for indemnification under any provision of this Agreement based on) the utilization, reduction, or limitation on the use, of any Tax attributes of the Company or any Subsidiary that arose in a taxable period (or portion thereof) ending on or prior to the Closing Date (for the avoidance of doubt, including any utilization or reduction of such Tax attributes as a result of the Reorganization or the FirstLight Transfer), except solely to the extent such utilization, reduction or limitation results in a cash Tax liability of the Company or any Subsidiary that is attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date;

(vii)                           Seller shall not be required to indemnify any Purchaser Indemnified Party to the extent of any Losses in respect of any Taxes of the Company or any of the Subsidiaries resulting from or attributable to any Tax period ending after the Closing Date or to any Straddle Period, to the extent (as determined pursuant to the last sentence of Section 8.18(d)) attributable to the portion of such Straddle Period beginning on and ending after the Closing Date; and

(viii)                        the obligation of any indemnifying party to indemnify for any Losses pursuant to Section 10.2 or 10.3 shall be effective and such indemnitors shall be liable only if a written notice of claim (a “Notice of Claim”) is delivered pursuant to Section 10.4 with respect to such Loss within the applicable Survival Period specified in Section 10.1.

(b)                                 Seller shall not be required to indemnify any Purchaser Indemnified Party and Purchaser shall not be required to indemnify any Seller Indemnified Party to the extent of any Losses that a court of competent jurisdiction shall have determined by final judgment to have resulted from any bad faith, gross negligence or willful misconduct occurring after the Closing of the party seeking indemnification.

(c)                                  All materiality qualifications (including the terms “material,” “Material Adverse Effect” and “material adverse effect”) contained in the representations and warranties of the parties contained in this Agreement (other than the representations and warranties contained in the last sentence of Section 5.6(a) and Section 5.7(b)) shall be disregarded for all purposes of this ARTICLE X, including for (i) determining whether there is a failure of any of the representations or warranties of the parties contained in this Agreement to be true and correct as of the applicable date set forth in Section 10.2(a)(i) and Section 10.3(a)(i) and (ii) determining the amount of Losses based upon or arising from any such failure.

10.6                        Calculation of Losses.

(a)                                 The amount of any Losses for which indemnification is provided under this ARTICLE X shall be calculated net of, and reduced by (i) any amounts actually recovered by the indemnified party pursuant to any Contract to which it is a party or any applicable insurance coverage (including any applicable corporate indemnification or director and officer insurance) covering such Losses and (ii) any cash Tax benefit actually realized by the indemnified party in connection with any of the events or circumstances giving rise or otherwise related to such Losses in the year the applicable indemnification payment is made. Purchaser shall use its Commercially Reasonable Efforts to recover under any such Contract or insurance coverage prior to seeking indemnification under this Agreement.

(b)                                 With respect to any claim for indemnification for any matter not involving an Indemnification Claim, in valuing a Loss, no adjustment shall be made as a result of any multiple, increase factor, or any premium over fair market, book, or historical value that may have been paid by Purchaser for the Shares, whether or not such multiple, increase factor or other premium had been used by Purchaser at the time of, or in connection with, calculating its bid for the Shares, its proposed purchase price for the Shares or the final purchase price for the Shares.

(c)                                  Any Loss subject to indemnification under this Agreement shall be determined without duplication of recovery due to the facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement contained in this Agreement.

10.7                        Tax Treatment of Indemnity Payments. Seller and Purchaser agree to treat any indemnity payment made pursuant to this ARTICLE X as an adjustment to the Purchase Price for Tax purposes.

10.8                        Exclusive Remedy; Waiver. Except as set forth in Section 3.3 and except for claims of intentional fraud with respect to the representations and warranties of the parties set forth in this Agreement, following the Closing, (a) the sole and exclusive remedy for any and all claims arising (directly or indirectly) under, out of, or related to this Agreement (including (i) the transactions contemplated hereby and any representations and warranties set forth herein, made in connection herewith or made as an inducement to enter into this Agreement and (ii) any certificates to be delivered hereunder), or the sale and purchase of the Shares, shall be the rights of indemnification set forth in ARTICLE X only, and (b) no Person will have any other entitlement, remedy or recourse, whether in Contract, tort or otherwise, or whether at Law or in equity, and regardless of the legal theory under which such entitlement, remedy or recourse may be sought or imposed (including all rights afforded by any statute which limits the effects of a release with respect to unknown claims), it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the parties hereto to the fullest extent permitted by Law. The provisions of this Section 10.8, together with the provisions of Sections 5.21, 7.9 and 11.5, and the limited remedies provided in Section 3.3 and this ARTICLE X, were specifically bargained for among Purchaser, the Company and Seller in arriving at the Purchase Price and in agreeing to provide the specific representations and warranties set forth herein. The Company and Seller have specifically relied upon the provisions of this Section 10.8, together with the provisions of Sections 5.21, 7.9 and 11.5, and the limited remedies provided in Section 3.3 and this ARTICLE X, in agreeing to the Purchase Price and in agreeing to provide the specific representations and warranties set forth herein.

ARTICLE XI

MISCELLANEOUS

11.1                        Expenses. Except as otherwise provided in this Agreement, each of Seller and Purchaser shall bear its own costs and expenses (including any legal, accounting and other professional fees and expenses) incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

11.2                        Governing Law. This Agreement, the Related Documents and all Related Claims shall be governed by the laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rules (whether of the State of Delaware or otherwise) that would cause the application of Laws of any other jurisdiction. Each of the parties hereto agrees that except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any Financing Source in any way relating to any Debt Financing or the performance thereof, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York.

11.3                        Submission to Jurisdiction; Consent to Service of Process.

(a)                                 Except as provided in Section 3.3, the parties hereto hereby (i) irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) over all claims or causes of action (whether in Contract or tort) that may be based upon, arise out of or relate to this Agreement or the Related Documents or the Related Claims, and (ii) irrevocably submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City of New York (or any appellate court therefrom), for the purposes of any suit, action or other proceeding against any Financing Source arising out of the Debt Financing or the performance thereof, and, in each case, each party hereby irrevocably agrees that all claims in respect of such dispute, claim or cause of action or any Legal Proceeding related thereto may be heard and determined in such courts. The parties hereto hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute, claim or cause of action brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)                                 Each of the parties hereto hereby consents to process being served by any party to this Agreement in any Legal Proceeding by the delivery of a copy thereof in accordance with the provisions of Section 11.7.

11.4                        Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING BROUGHT BY OR AGAINST IT, DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY RELATED CLAIMS AND ANY OF THE AGREEMENTS CONTEMPLATED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY DEBT FINANCING).

11.5                        Entire Agreement. This Agreement (including the schedules and exhibits to this Agreement) and the Related Documents contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements and understandings (including any offer letters or term sheets), whether written or oral, relating to such subject matter. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the transactions contemplated by this Agreement exclusively in Contract pursuant to the express terms and conditions of this Agreement, and the parties hereto expressly disclaim that they are owed any duties or entitled to any remedies not expressly set forth in or contemplated by this Agreement. Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and all parties to this Agreement specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary purchaser and an ordinary seller in an arm’s-length transaction.

11.6                        Amendments and Waivers. Subject to Section 8.12 and Section 8.19, this Agreement and the Related Documents can be amended, supplemented or changed, and any provision hereof or thereof can be waived, only by written instrument making specific reference to this Agreement (and, if applicable, the Related Documents) signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought; provided that this Section 11.6 and Sections 11.2, 11.3, 11.4, 11.9, 11.10 and 11.14 (and the related definitions and other provisions of this Agreement to the extent a modification would serve to modify the substance of such provisions in a manner adverse to a Financing Source) may not be amended or modified in a manner that is adverse to any Financing Source without the prior written consent of such Financing Source. No action taken pursuant to this Agreement or the Related Documents, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party (including any Financing Source) taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

11.7                        Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission), (c) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), or (d) on the date the delivering party receives confirmation, if delivered by e-mail, in each case at the following addresses, facsimile numbers and e-mail addresses (or to such other address, facsimile number or e-mail address as a party may have specified by notice given to the other party pursuant to this provision):

If to Seller, or if to the Company (prior to Closing), to:

International Power S.A.

Boulevard Simon Bolivar, 34

1000 Brussels

Belgium

Facsimile:  (+32) 01-4422-7425

E-mail:       thierry.quinet@engie.com

Attention:  Deputy CFO

With a copy (which shall not constitute notice) to:

Engie S.A.

1 place Samuel de Champlain

92400 Courbevoie

France

Facsimile:  (+33) (0) 1-4422-3468

Attention:  Group General Counsel

and

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, TX 75201

Facsimile: (214) 746-7777

E-mail: frederick.green@weil.com or john.quattrocchi@weil.com

Attention:                       Frederick S. Green, Esq. and

John E. Quattrocchi, Esq.

If to Purchaser, to:

Atlas Power Finance, LLC

c/o Dynegy Inc.

601 Travis Street

Houston, TX 77002

Facsimile: (713) 507-6808

E-mail: catherine.james@dynegy.com

Attention: Catherine James, Esq., Executive Vice President and General Counsel

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, DC 20005

Facsimile: (202) 661-8200

E-mail: michael.rogan@skadden.com

Attention: Michael P. Rogan, Esq.

11.8                        Severability. If any term or other provision of this Agreement or the Related Documents is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement or the Related Documents shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Any such term or provision held invalid, illegal, or incapable of being enforced only in part or degree will remain in full force and effect to the extent not held invalid, illegal, or incapable of being enforced. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement or the Related Documents so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11.9                        Binding Effect; Assignment. This Agreement shall be binding solely upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement except as expressly set forth in this Agreement (including Sections 8.7, 8.19 and ARTICLE X); provided that the Financing Sources shall be third party beneficiaries of this Section 11.9 and Sections 11.2, 11.3, 11.4, 11.6, 11.10 and 11.14). No assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto, directly or indirectly (by operation of Law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided that, without the need for consent, Purchaser may (a) make a collateral assignment of its rights (but not obligations) under this Agreement to any Financing Source providing Debt Financing to Purchaser and (b) may assign all of its rights (but not its obligations) under this Agreement to purchase and acquire the Shares to a wholly owned Subsidiary of Purchaser. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

11.10                 Non-Recourse. All claims or causes of action (whether in Contract or in tort, in Law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out of or by reason of, be connected with, or related in any manner to this Agreement, the Related Documents or the Related Claims may be made only against (and are expressly limited to) the Persons that are expressly identified as parties hereto or thereto (the “Contracting Parties”). No Person who is not a Contracting Party, including any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney or representative of, and any financial advisor or lender to, any of the foregoing (“Non-Party Affiliates”), shall have any liability (whether in Contract or in tort, in Law or in equity, or granted by statute or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to this Agreement or the Related Documents or based on, in respect of, or by reason of this Agreement or the Related Documents or their negotiation, execution performance or breach; and, to the maximum extent permitted by Law, each Contracting Party waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at Law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Non-Party Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Non-Party Affiliates with respect to the performance of this Agreement or the Related Documents or any representation or warranty made in, in connection with, or as an inducement to this Agreement or the Related Documents. The parties acknowledge and agree that the Non-Party Affiliates are intended third-party beneficiaries of this Section 11.10.

11.11                 Specific Performance. Each party acknowledges and agrees that the breach of this Agreement would cause irreparable damage to the other party hereto and that neither party will have an adequate remedy at law. Therefore, prior to termination of this Agreement in accordance with Section 4.3, the obligations of Seller under this Agreement, including Seller’s obligation to sell the Shares to Purchaser, and the obligations of Purchaser under this Agreement, including Purchaser’s obligation to purchase and acquire the Shares from Seller, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise. Notwithstanding the foregoing, it is explicitly agreed that Seller and the Company shall be entitled to seek specific performance of Purchaser’s obligation to cause the Equity Financing to be funded to fund its obligations under Section 3.2(c) and Section 4.2(b)(i) and to consummate the transactions contemplated by this Agreement only in the event the Debt Financing has been funded in accordance with the terms of the Debt Commitment Letter or a commitment from the Financing Sources that the Debt Financing will be funded in accordance with the terms of the Debt Commitment Letter at the Closing if the Equity Financing is funded.

11.12                 Counterparts. This Agreement and the Related Documents may be executed in two or more counterparts, each of which will be deemed to be an original copy of this Agreement or, as applicable, the Related Document, and all of which, when taken together, will be deemed to constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or the Related Documents electronically (including portable document format (.pdf)) or by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

11.13                 Provision Respecting Legal Representation.

(a)                                 Each party to this Agreement agrees, on its own behalf and on behalf of its Affiliates and representatives, that Weil, Gotshal & Manges LLP may serve as counsel to members of the Seller Group, on the one hand, and members of the Company Group, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby and thereby, and that, following the Closing, Weil, Gotshal & Manges LLP (or any successor thereof) may serve as counsel to any member of the Seller Group or any Affiliate or representative thereof in connection with any Legal Proceeding, litigation, claim or obligation arising out of or relating to such transactions or this Agreement or the Related Documents notwithstanding such prior representation of any member of the Company Group, and each party to this Agreement consents thereto and waives any conflict of interest arising therefrom, and each party to this Agreement shall cause its Affiliates and representatives to consent to waive any conflict of interest arising from such representation.

(b)                                 Each party to this Agreement agrees, on its own behalf and on behalf of its Affiliates and representatives, that Bracewell LLP may serve as counsel to members of the Seller Group, on the one hand, and members of the Company Group, on the other hand, in connection with the Excluded Legal Proceedings, and that, following the Closing, Bracewell LLP (or any successor thereof) may serve as counsel to any member of the Seller Group or any Affiliate or representative thereof in connection with any such Legal Proceeding (and furthermore, Bracewell LLP (or any successor thereof) may additionally serve as counsel to any member of the Company Group in connection with the Excluded Legal Proceedings pursuant to and in accordance with Section 10.4(d)) notwithstanding such prior representation of any member of the Company Group, and each party to this Agreement consents thereto and waives any conflict of interest arising therefrom, and each party to this Agreement shall cause its Affiliates and representatives to consent to waive any conflict of interest arising from such representation.

11.14                 Financing Related Agreements. Notwithstanding anything to the contrary contained herein, Seller agrees on behalf of itself and its Affiliates that none of the Financing Sources shall have any liability or obligation to the Seller or any of its Affiliates relating to this Agreement, any related documentation or any of the transactions contemplated herein or therein (including any Debt Financing). This Section 11.14 is intended to benefit and may be enforced by any Financing Source and shall be binding on all successors and assigns of the Seller.

11.15                 Amendment and Restatement; Consent.  This Agreement amends and restates in its entirety the Original SPA. This Agreement shall be deemed effective as of the Effective Date. This Agreement constitutes the consent of Seller and the Company for all purposes of the Original SPA to the termination of the Debt Commitment Letter (as defined in the Original SPA) and the Debt Financing (as defined in the Original SPA).

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

PURCHASER:

ATLAS POWER FINANCE, LLC

By:	/s/ Robert C. Flexon
	Name:	Robert C. Flexon
	Title:	President & Chief Executive Officer

SIGNATURE PAGE TO AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

COMPANY:

GDF SUEZ ENERGY
NORTH AMERICA, INC.

By:	/s/ Brenda Bayer
	Name:	Brenda Bayer
	Title:	SVP

SIGNATURE PAGE TO AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

SELLER:

INTERNATIONAL POWER, S.A.

By:	/s/ Patrick Gaussent
	Name:	Patrick Gaussent
	Title:	Attorney in Fact

SIGNATURE PAGE TO AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

Exhibit A

[Attached]

Final Form

LIMITED GUARANTEE

This limited guarantee (“Guarantee”) dated as of June 27, 2016, of Dynegy Inc., a corporation organized under the laws of the State of Delaware (“Guarantor”), is for the benefit of and delivered to GDF SUEZ Energy North America, Inc., a Delaware corporation (“Company”).

Section 1.                                           In order to induce Company to enter into the Agreement (as defined below), Guarantor does hereby irrevocably and absolutely guarantee the due and punctual payment of one-hundred percent (100%) of the obligations of Atlas Power Finance, LLC, a Delaware limited liability company (“Purchaser”), pursuant to Section 4.5(a) of the Amended and Restated Stock Purchase Agreement, dated as of the date hereof, by and among Purchaser, Company and International Power, S.A. (the “Agreement”) when due in accordance with Section 4.5(a) of the Agreement, and subject to the limitations on liability set forth therein (the “Guaranteed Obligations”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Agreement. Notwithstanding anything to the contrary in this Guarantee, the Agreement or otherwise, the maximum aggregate amount payable by Guarantor hereunder shall not exceed $132,000,000.00 (the “Cap”). The parties agree that this Guarantee may not be enforced without giving effect to the Cap. Guarantor shall, if required by the terms of the Agreement, pay such Guaranteed Obligations (subject to the Cap) in lawful money of the United States in accordance with the terms of the Agreement.

Section 2.                                           This Guarantee may only be amended or modified by a writing signed by the parties hereto and is subject to, and its terms, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Guarantee or the negotiation, execution or performance of this Guarantee (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Guarantee), are governed by and must be interpreted under, the Laws of the State of Delaware except for its choice of laws rules that would cause the application of another jurisdiction’s laws.

Section 3.                                           Notwithstanding anything to the contrary that may be expressed or implied in this Guarantee or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that Guarantor or any of its successors or permitted assignees may be a partnership or a limited liability company, Company, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no Person other than Guarantor and its successors and permitted assignees shall have any obligation hereunder, and that it has no rights of recovery against, and no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against, any former, current or future director, officer, agent, advisor, attorney, representative, Affiliate (other than Guarantor, Purchaser and their successors and permitted assignees), manager or employee of Guarantor or Purchaser (or any of their successors or assignees), against any former, current or future general or limited partner, manager, member or stockholder of Guarantor or Purchaser (or any of their successors or assignees) or any Affiliate thereof (other than Guarantor and Purchaser and their successors and permitted assignees) or against any former, current or future director, officer, agent, advisor, attorney, representative, employee, Affiliate (other than Guarantor, Purchaser and their successors and permitted assignees), assignee (other than Guarantor, Purchaser and their successors and permitted assignees), general or limited partner, stockholder, manager or member of any of the foregoing (each, other than Guarantor, Purchaser and their successors and permitted assignees, a “Guarantor/Purchaser Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Purchaser against the Guarantor/Purchaser Affiliates, by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise. Company (for itself and its controlled Affiliates) acknowledges and agrees that, as of the date hereof, Purchaser has no monetary assets and that no funds are expected to be contributed to Purchaser unless the Closing shall occur. Company further agrees that neither it nor any of its controlled Affiliates have any right of recovery hereunder or under any documents or instruments delivered in connection herewith against Guarantor or any of its stockholders, partners, members, directors, officers or agents through Purchaser, or otherwise, whether by piercing of the corporate veil, by a claim on behalf of Purchaser against Guarantor, Purchaser’s equityholders or Affiliates, or otherwise, except for the rights under this Guarantee (subject to the Cap and the other limitations described herein) and as a third-party beneficiary pursuant to the terms of the equity commitment letter (the “Equity Commitment Letter”) of even date herewith pursuant to which Guarantor has agreed, subject to the terms and conditions contained therein, to make an equity contribution to Purchaser. Recourse against Guarantor under this Guarantee shall be the sole and exclusive remedy of Company and its Affiliates against Guarantor and any Guarantor/Purchaser Affiliates in respect of any liabilities or obligations arising under, or in connection with, the Agreement or the transactions contemplated thereby; provided that (and notwithstanding anything to the contrary provided herein or otherwise), Company is a third-party beneficiary of the rights granted to Purchaser pursuant to the Equity Commitment Letter for the purpose of obtaining specific performance of Purchaser’s right to cause the Equity Commitment (as defined in the Equity Commitment Letter) to be funded pursuant to the terms of the Equity Commitment Letter. Company expressly agrees and acknowledges that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Guarantor/Purchaser Affiliate, as such, for any obligations of Guarantor under this Guarantee or the transactions contemplated hereby, under any documents or instruments delivered in connection herewith, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Company hereby covenants and agrees that it shall not institute, and it shall use its Commercially Reasonable Efforts to cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Agreement or the transactions contemplated thereby, against Guarantor or any of the Guarantor/Purchaser Affiliates except for (x) claims against Guarantor under this Guarantee upon termination of the Agreement under circumstances in which amounts are payable pursuant to Section 4.5(a) of the Agreement and (y) claims against Guarantor under the Equity Commitment Letter pursuant to the third-party beneficiary rights granted thereunder to Company. Nothing set forth in this Guarantee shall affect or be construed to affect or be construed to

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confer or give any Person other than Company (including any Person acting in a representative capacity) any rights or remedies against any Person other than Guarantor as set forth herein.

Section 4.                                           Guarantor’s obligation pursuant to this Guarantee (subject to the Cap) is an unconditional guarantee of payment and performance and not of collectability. This Guarantee shall remain in full force and effect until the earliest of:

(a)                                                         completion of the Closing;

(b)                                                         such time as each and all of the Guaranteed Obligations (subject to the Cap) shall have been fully paid and performed in accordance with the terms and provisions of the Agreement; and

(c)                                                          the date that is thirty (30) days following any permitted termination of the Agreement, unless prior to such date Company shall have commenced proceedings to enforce this Guarantee, in which case this Guarantee shall terminate upon and in accordance with the final completion of such proceedings and after payment in full of amounts due in accordance with such proceedings, if any.

Except to the extent that this Guarantee is terminated as set forth directly above, this Guarantee shall not be revoked or terminated and shall be continuing and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligations (subject to the Cap). Notwithstanding the foregoing, in the event that Company or any of its Affiliates asserts in any litigation or other proceeding before a Governmental Body relating to this Guarantee that the provisions of Section 1 hereof limiting Guarantor’s liability to the Cap or the provisions of this Section 4 or Section 3 hereof are illegal, invalid or unenforceable in whole or in part or seeks any remedies or asserts and theories of liability against any Guarantor/Purchaser Affiliate with respect to the transactions contemplated by the Agreement other than those remedies expressly provided against Purchaser under the Agreement or against Guarantor under this Guarantee (as limited by the provisions of Section 1), then (i) all obligations of Guarantor under this Guarantee shall terminate and thereupon shall be null and void, (ii) if Guarantor has previously made any payments under this Guarantee, it shall be entitled to recover such payments and (iii) neither Guarantor nor any Guarantor/Purchaser Affiliate (other than Purchaser) shall have any liability to Company with respect to the transactions contemplated by the Agreement or under this Guarantee.

Section 5.                                           Company shall have no obligation to assert any claim or demand or to enforce any remedy under the Agreement or to proceed first against Purchaser or any other Person or entity, or resort to any security or make any effort to obtain payment and/or performance by Purchaser or any other Person or entity. No delay or omission by Company to exercise any right under this Guarantee shall impair any right, nor shall it be construed to be a waiver thereof. No waiver of any single breach or default under this Guarantee shall be deemed a waiver of any other breach or default.

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Section 6.                                           Company shall not be obligated to file any claim relating to any Guaranteed Obligations in the event that Purchaser becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of Company to so file a claim shall not affect any of Guarantor’s obligations hereunder. This Guarantee shall continue to be effective or be reinstated (subject to the Cap), as the case may be, if at any time payment, or any part thereof, of any or all of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by Company upon the insolvency, bankruptcy or reorganization of Purchaser. Except as expressly provided herein, Guarantor hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any action, suit or other proceeding asserting that this Guarantee or any portion thereof is illegal, invalid or unenforceable in accordance with its terms.

Section 7.                                           The liability of Guarantor under this Guarantee (subject to the Cap) shall be absolute, unconditional and irrevocable, irrespective of, except as expressly set forth herein: (a) any change in time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other amendment to, modification of, waiver of, or any consent to departure from, the Agreement, (b) the value, genuineness, irregularity, illegality, invalidity or enforceability of the Agreement or any other agreement or instrument referred to herein or therein; (c) any change in ownership of Guarantor or Purchaser or the dissolution, liquidation or other change in the corporate existence of Purchaser or Guarantor; (d) any bankruptcy, insolvency, or reorganization of, or other similar proceedings involving, Purchaser; (e) any other circumstances that might otherwise constitute a legal or equitable discharge of a surety or guarantor; (f) the existence of any claim, set-off or other right that Guarantor may have at any time against Purchaser, whether in connection with any Guaranteed Obligation or otherwise; (g) the adequacy of any other means Company may have of obtaining repayment of any of the Guaranteed Obligations; or (h) the addition, substitution or release of any Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Agreement.

Section 8.                                           Guarantor hereby irrevocably, unconditionally and expressly waives, to the fullest extent permitted by applicable law, promptness, diligence, presentment, demand for payment, notice of acceptance and other notice with respect to any of the Guaranteed Obligations and this Guarantee (except for notices to be provided to Purchaser in accordance with Section 9.2 of the Agreement) and any requirement that Company protect, secure or perfect any security interest or exhaust any right or first proceed against Purchaser or any other Person or entity and all rights and benefits under applicable Law purporting to reduce any of Guarantor’s obligations hereunder, including any right of set-off or counterclaim.

Section 9.                                           Company may, without notice to Guarantor and without affecting in any way Company’s rights hereunder:

(a)                                 modify or otherwise change any terms of all or any part of the Agreement (in accordance with the terms thereof) or grant any extension(s) or renewal(s) for any period or periods of time for payment and/or performance or grant any other indulgence(s) with respect thereto and effect any release,

4

compromise or settlement with respect thereto;

(b)                                 enter into any agreement of forbearance with respect to all or any part of any payment and/or performance due under the Agreement, and change the terms of any such agreement;

(c)                                  enter into any agreement or agreements with Purchaser concerning then existing or additional obligations; and/or

(d)                                 release or effect any settlement or compromise with respect to the payment and/or performance of the Agreement by Purchaser or any other party primarily or secondarily liable for the payment and/or performance obligations of the Agreement.

Section 10.                                    Without limiting Guarantor’s own defenses and rights hereunder, Guarantor hereby reserves to itself all rights, setoffs, counterclaims and other defenses to which Purchaser is or may be entitled arising from or out of the Agreement, except for defenses arising out of bankruptcy, insolvency, dissolution or liquidation of Purchaser and those expressly waived by this Guarantee.

Section 11.                                    Guarantor represents and warrants to Company that:

(a)                                 Guarantor is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has full power and legal right to execute and deliver this Guarantee and to perform its obligations hereunder;

(b)                                 The execution, delivery and performance of this Guarantee by Guarantor have been and remain duly authorized by all necessary partnership action and do not contravene any provision of its organizational documents or any Law or contravene or violate any provision of, or result in the termination or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, any mortgage, lease, franchise, license, permit, Contract or instrument, to which Guarantor is a party or by which any of Guarantor’s assets or properties are bound;

(c)                                  No other entity or governing body proceedings or approvals on the part of the Guarantor or any direct or indirect equity holders, managers or partners are necessary to authorize the execution, delivery and performance of this Guarantee;

(d)                                 No notice to, filing with or consent or approval of any Governmental Body having jurisdiction is required for the execution, delivery and performance of this Guarantee and no other proceedings or actions on the part of Guarantor or any other Person (other than any proceedings that have previously occurred or actions that have been previously taken) are necessary in connection with the execution, delivery and performance of this Guarantee;

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(e)                                  This Guarantee has been duly and validly executed and delivered by Guarantor and constitutes the legal, valid and binding obligation of Guarantor enforceable against it in accordance with its terms, except as enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar Laws affecting the enforcement of creditors’ rights or by general equity principles; and

(f)                                   Guarantor has the financial capacity to pay and perform all of its obligations under this Guarantee, and all funds necessary to fulfill the Guaranteed Obligations (subject to the Cap) under this Guarantee shall be available to Guarantor for as long as this Guarantee shall remain in effect.

Section 12.                                    This Guarantee shall be binding upon Guarantor and its successors and permitted assigns and inure to the benefit of and be enforceable by Company and its successors and permitted assigns. Neither Guarantor nor Company may assign this Guarantee without the prior written consent of the other parties, which consent may be withheld for any reason, and any assignment in violation of the foregoing shall be null and void; provided, however, that Guarantor may assign its rights, interests and obligations hereunder, without the prior written consent of Company, to any Affiliate and that if a portion of Guarantor’s commitment under its Equity Commitment Letter is assigned in accordance with the terms thereof, then a corresponding portion of its obligations hereunder may be assigned to the same assignee; provided, further, that, notwithstanding any other provision hereof, no assignment of any of Guarantor’s rights, interests or obligations hereunder will relieve Guarantor of any of its obligations hereunder.

Section 13.                                    Until payment in full of all Guaranteed Obligations (subject to the Cap), Guarantor hereby waives, releases, and relinquishes any claim, right, or remedy that Guarantor may now have or hereafter acquire against Purchaser, or any of its assets or property that arises hereunder or from the performance by Guarantor hereunder, including, without limitation, any claim, right, or remedy of subrogation, reimbursement, exoneration, contribution, indemnification, or participation in any claim, right, or remedy that Guarantor may have against Purchaser, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law, or otherwise.

Section 14.                                    All notices or communications pursuant to this Guarantee shall be in writing and shall be directed by registered or certified mail or overnight delivery service to the parties at the following addresses:

If to Guarantor:

Dynegy Inc.

601 Travis Street

Houston, TX 77002

Attention: Catherine James, Esq., Executive Vice President and General Counsel

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Copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, DC 20005

Attention: Michael P. Rogan, Esq.

or such other address as Guarantor shall from time to time specify in writing to Company.

If to Company:

c/o International Power S.A.

Boulevard Simon Bolivar, 34

1000 Brussels

Belgium

Attention:  Deputy CFO

Copy to:

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, TX 75201

Attention: Frederick S. Green, Esq. and

John E. Quattrocchi, Esq.

or such other address as Company shall from time to time specify in writing to Guarantor.

ARTICLE 1

Section 15.                                    This Guarantee shall be treated as confidential and is being provided to Company solely in connection with the Agreement. This Guarantee may not be used, circulated, quoted or otherwise referred to in any document (other than the Agreement and the Debt Commitment Letter), except with the written consent of Guarantor; provided, that Company may disclose this Guarantee to its officers, directors, advisors and other authorized representatives and Company may disclose the existence of this Guarantee to the extent required by applicable Law.

Section 16.                                    If any provision of this Guarantee is found invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provisions in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever; provided, that this Guarantee may not be enforced without giving effect to the limitation of the amount payable hereunder to the Cap. Guarantor shall not assert, and shall cause its affiliates not to assert, that this Guarantee or any provision or part hereof is invalid, illegal or unenforceable.

Section 17.                                    This Guarantee may be executed by facsimile or other means of electronic transmission and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall

7

be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 18.                                    GUARANTOR AND THE COMPANY HEREBY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE FOR ENFORCEMENT OF ALL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS GUARANTEE AND THE TRANSACTIONS CONTEMPLATED HEREBY. GUARANTOR HEREBY IRREVOCABLY WAIVES AND RELEASES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, (a) ANY OBJECTION TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT; AND (b) ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 19.                                    EACH OF GUARANTOR AND THE COMPANY HEREBY WAIVES AND RELEASES ITS RIGHT TO CLAIM A TRIAL BY JURY WITH RESPECT TO ANY ACTION ARISING HEREUNDER.

Section 20.                                    This Guarantee, together with the Agreement (including the Exhibits and Schedules thereto) and the Equity Commitment Letter, constitute the entire agreement with respect to the subject matter hereof and together supersede any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among Guarantor, the Company and Purchaser.

Section 21.                                    This Agreement amends and restates in its entirety that certain Limited Guarantee, dated as of February 24, 2016, by and between Guarantor and the Company.

[Signature Pages to follow]

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IN WITNESS WHEREOF, this Guarantee has been executed by a duly authorized signatory of the undersigned as of the date first written above.

DYNEGY INC.

By:
	Name:	Robert C. Flexon
	Title:	President & Chief Executive Officer

(Signature Page to Limited Guarantee)

Accepted and Acknowledged as of the date first written above:

GDF SUEZ ENERGY NORTH AMERICA, INC.

By:
Name:
Title:

(Signature Page to Limited Guarantee)